AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2006

                                                     Registration No. 333-124283

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   __________

                                   FORM SB-2/A
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                   __________

                           DYNAMIC LEISURE CORPORATION
                     (FORMERLY KNOWN AS DYNECO CORPORATION)
                 (Name of Small Business Issuer in Its Charter)

           Minnesota                4700 (formerly 8711)         41-1508703
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)     Classification Number)    Identification No.)

                         2203 N. Lois Avenue, Suite 900
                                 Tampa, FL 33607
                                 (813) 877-6300

          (Address and Telephone Number of Principal Executive Offices)
                                   __________

                          Daniel G. Brandano, President
                         2203 N. Lois Avenue, Suite 900
                                 Tampa, FL 33607
                                 (813) 877-6300
            (Name, Address and Telephone Number of Agent For Service)

                                 With Copies to
                               Crone Law Group LLP
                         201 Mission Street, Suite 1930
                             San Francisco, CA 94105
                                   __________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

         EXPLANATORY NOTE CONCERNING THIS POST-EFFECTIVE AMENDMENT NO. 1

         This post-effective amendment to the Registration Statement filed on Form SB-2 and originally effective on May 6, 2005 is being filed pursuant to the Company's undertaking to file a post-effective amendment when subsequent events may represent a fundamental change in the information set forth in the registration statement. This amendment gives effect to and describes our stock exchange with Dynamic Leisure Group, a 1:30 reverse stock split, and our new plan of operations and business direction. This amendment also updates our financial information through year-end 2005 (consistent with our Form 10-KSB filed March 31, 2006). Additional revisions are made as necessary to provide updated information. It should be noted that no new shares are being registered hereby, and the Company shall receive no revenues from shares of stock sold hereunder.

         NOTE REGARDING REVERSE STOCK SPLIT, SHARE QUANTITIES AND PRICES

         Due to a 1:30 reverse stock split effective at close of business on March 3, 2006, all stock and warrant prices and quantities (including historical transactions) are stated herein in post-split prices and quantities.

                                 CALCULATION OF REGISTRATION FEE
                                                 Proposed           Proposed
       Title of Each                              Maximum            Maximum          Amount of
    Class of Securities        Amount to be   Offering Price        Aggregate       Registration
      to be Registered          Registered    Per Security(1)   Offering Price(1)      Fee(1)
----------------------------   ------------   ---------------   -----------------   ------------
Common Stock, par value
$.01 per share .............      15,000        $  3.00 (2)        $  45,000.00       $   5.30

Common Stock, par value
$.01 per share, underlying
convertible notes ..........      163,500       $  3.00 (3)        $ 490,500.00       $  57.73

Common Stock, par value
$.01 per share, underlying
warrants ...................      109,000       $  4.31 (3)        $ 470,062.50       $  55.33

Common Stock, par value
$.01 per share, underlying
warrants ...................      50,000        $  7.55 (3)        $ 375,000.00       $  44.14

Common Stock, par value
$.01 per share, underlying
warrants ...................      100,000       $  3.00 (3)        $ 300,000.00       $  35.31

Common Stock, par value
$.01 per share, underlying
warrants ...................       7,500        $  4.50 (3)        $  33,750.00       $   3.97
                                                                                      --------

Total Registration Fee .....                                                          $ 201.78*
                                                                                      ========

*This Registration Fee was paid along with the original filing of the Registration Statement in 2005.
__________

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(2) Fee computed based upon the higher of the conversion price of the notes and the average of the closing bid and asked prices for the common stock within five trading days prior to filing the registration statement.

(3) Fee computed based upon the higher of the exercise price of the warrants and the average of the closing bid and asked prices for the common stock within five trading days prior to filing the registration statement.

Pursuant to Rule 416, this registration statement also covers such additional number of common shares as may be necessary to prevent dilution resulting from stock splits, stock dividends or similar transactions attributable to the securities being registered.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      Subject to Completion, April 13, 2006

                                   PROSPECTUS

                           DYNAMIC LEISURE CORPORATION
                     (FORMERLY KNOWN AS DYNECO CORPORATION)

                         445,000 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to an aggregate of 445,000 shares of our common stock, 15,000 shares of which have been issued and are outstanding, 163,500 shares are issuable upon conversion of outstanding convertible promissory notes, and 266,500 shares are issuable upon exercise of outstanding warrants. The selling security holders listed on page 16 may sell these shares from time to time. We are not selling any shares of common stock under this prospectus, and we will not receive any proceeds from sales of shares by the selling stockholders.

         The selling security holders may sell all or any portion of the shares for their own account from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then-current market prices, or in individually negotiated transactions at such prices as may be agreed upon. See page 17, "Plan of Distribution."

         We will pay all expenses in connection with the registration of the shares under the Securities Act of 1933, as amended, including the preparation of this prospectus. See page 17, "Plan of Distribution."

         Our common stock is traded on the over-the-counter bulletin board under the symbol "DYLI." On April 10, 2006, the closing bid price for our common stock was $1.78 per share.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is _______, 2006

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About this Prospectus ..................................................       1

Forward-Looking Statements .............................................       1

Note Regarding Reverse Stock Split, Share Quantities and Prices ........       1

Prospectus Summary .....................................................       2

Risk Factors ...........................................................       5

Use of Proceeds ........................................................      16

Determination of Offering Price ........................................      16

Selling Security Holders ...............................................      16

Plan of Distribution ...................................................      19

Legal Proceedings ......................................................      21

Directors, Executive Officers, Promoters and Control Persons ...........      21

Security Ownership of Certain Beneficial Owners and Management .........      24

Description of Securities ..............................................      26

Interest of Named Experts and Counsel ..................................      28

Description of Business ................................................      29

Management's Discussion and Analysis or Plan of Operation ..............      41

Description of Property ................................................      47

Certain Relationships and Related Transactions .........................      48

Market for Common Equity and Related Stockholder Matters ...............      49

Executive Compensation .................................................      54

Changes in and Disagreements with Accountants on Accounting and
 Financial Disclosure ..................................................      54

Financial Statements ...................................................     F-1

                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospectus may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the Management's Discussion and Analysis or Plan of Operation, contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Our forward-looking statements in this prospectus are not protected by the safe harbor provisions of
Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended.

         Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "project," "contemplate," "would," "should," "could," or "may."

         With respect to any forward-looking statement that includes a statement of its underlying assumptions or bases, we believe such assumptions or bases to be reasonable and have formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. All subsequent written and oral forward-looking statements attributable to us, or anyone acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We do not undertake any obligations to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect unanticipated events that may occur.

         Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption "Risk Factors".

         NOTE REGARDING REVERSE STOCK SPLIT, SHARE QUANTITIES AND PRICES

         Due to a 1:30 reverse stock split effective at close of business on March 3, 2006, all stock and warrant prices and quantities (including historical transactions) are stated herein in post-split prices and quantities.

                      SUMMARY INFORMATION AND RISK FACTORS

         You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. This summary highlights information contained elsewhere in this prospectus.

         In this prospectus, unless the context requires otherwise, references to the "Company", "Dynamic", "we", "us" and "our" are to Dynamic Leisure Corporation, formerly known as DynEco Corporation, and its wholly-owned subsidiaries, DynEco International, Inc., Dynamic Leisure Group North America, Inc., Dynamic Leisure Europe Limited, Changes in L'Attitudes, Inc., Island Resort Tours, Inc., and International Travel and Resorts, Inc.

THE COMPANY

         Historically, our Company devoted its business efforts to the development of high-efficiency compressors and pumps with potential commercial applications. In 2005, the Company defaulted on certain loans, had no revenue from existing operations, had limited financial resources, and was in danger of ceasing operations. However, on January 13, 2006, the Company entered into a Stock Exchange Agreement with Dynamic Leisure Group, Inc., now known as Dynamic Leisure Group North America, Inc., and as a result the Company is now focused on the leisure travel field under the name Dynamic Leisure Corporation. In March 2006, the Company's common stock underwent a 1:30 reverse stock split in an effort to make the stock more attractive to investors.

         Since January 2006, the Company has proceeded to follow a plan of strategic acquisitions in the travel industry. On February 8, 2006, the Company acquired Changes in L'Attitudes, Inc., a Largo, Florida online leisure travel company. On March 6, 2006, the Company acquired Island Resort Tours, Inc. and International Travel and Resorts, Inc., two New York-based wholesale tour operators.

         The Company's strategy focuses on the acquisition and integration of key assets in the leisure travel industry to provide an ongoing business base, including the implementation of its proprietary TourScape dynamic packaging travel software. The Company intends to continue its growth, focusing on the leisure travel market and developing a more prominent Internet presence.

         This Prospectus is being amended to provide investors with a current understanding of the Company's business efforts.

         Our executive offices are now located at 2203 N. Lois Avenue, Suite 900, Tampa, Florida 33607, and our telephone number there is (813) 877-6300.

THE OFFERING

         This prospectus covers the resale of a total of 445,000 shares of our common stock by selling security holders. Of those shares covered by this prospectus, 15,000 shares have been issued and are currently outstanding, 163,500 shares are issuable upon conversion of outstanding convertible promissory notes, and 266,500 shares are issuable upon exercise of outstanding warrants. Selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Common Stock:

   Outstanding Prior to this Offering ..  1,118,766 shares

   Outstanding After this Offering .....  1,563,766 shares, including 445,000 shares the resale of which is covered
                                          by this prospectus issuable upon the
                                          exercise of outstanding promissory
                                          notes and warrants. The promissory
                                          notes are convertible at $3.00 per
                                          share, subject to adjustment. The
                                          warrants are exercisable at prices
                                          ranging from $3.00 per share to $7.50
                                          per share, subject to adjustment.

   Common Stock Reserved: ..............  124,539 shares issuable on exercise of options (including options that have
                                          been granted and options that may be
                                          granted under our equity compensation
                                          plans), 163,500 shares covered by this
                                          prospectus that are issuable upon
                                          conversion of promissory notes and
                                          809,337 shares issuable upon exercise
                                          of outstanding warrants (including
                                          warrants to purchase 266,500 shares
                                          the resale of which is covered by this
                                          prospectus). The promissory notes are
                                          convertible at $3.00 per share,
                                          subject to adjustment. The warrants
                                          are exercisable at prices ranging from
                                          $3.00 per share to $7.50 per share,
                                          subject to adjustment.

OTC BULLETIN BOARD SYMBOL ..............  DYLI

REGISTRATION RIGHTS ....................  We originally filed the registration statement of which this prospectus is
                                          a part pursuant to a Subscription
                                          Agreement, dated as of March 2, 2005,
                                          between us and two selling security
                                          holders. The Subscription Agreement
                                          required us to use our reasonable best
                                          efforts to file the registration
                                          statement by April 29, 2005 and to
                                          have the registration statement
                                          declared effective not later than the
                                          sooner of July 29, 2005 or ninety days
                                          after the effective date thereof. The
                                          registration statement was filed on
                                          April 22, 2005 and was originally
                                          declared effective on May 6, 2005.

                                          Had we not conformed to registration
                                          requirements of the Subscription
                                          Agreement, we would have owed cash
                                          liquidated penalties. For more
                                          information regarding the Subscription
                                          Agreement, see "Exhibit 10.11."

                                          As of January 13, 2006, we entered
                                          into a Modification and Waiver
                                          Agreement between the same two selling
                                          shareholders, under which we are
                                          required to file a Post-Effective
                                          Amendment to the Registration
                                          Statement on or before April 13, 2006
                                          and required to cause the Amendment to
                                          be declared effective by the SEC not
                                          later than sixty (60) days thereafter,
                                          or else liquidated damages may ensue.
                                          For more information regarding the
                                          Modification and Waiver Agreement, see
                                          Exhibit 10.17.

RISK FACTORS ...........................  See "Risk Factors" beginning on page
                                          5 and other information set forth in
                                          this prospectus for a discussion of
                                          factors that you should carefully
                                          consider before deciding to invest in
                                          the shares of our common stock.

PLAN OF DISTRIBUTION ...................  The shares of common stock offered for resale may be sold by the selling
                                          security holders pursuant to this
                                          prospectus in the manner described
                                          under "Plan of Distribution" on page
                                          19.

SELECTED FINANCIAL DATA

         The following summary of our financial information for the years ended December 31, 2005 and 2004 has been derived from, and should be read in conjunction with, our audited financial statements included elsewhere in this prospectus.

                                                      Years Ended December 31,
                                                      ------------------------
                                                         2005           2004
                                                      ---------      ---------
Revenues ..........................................   $     -0-      $ 286,900

Cost of Revenues ..................................         -0-         16,096

Operating expenses ................................     497,698        670,213

Net (loss) ........................................   $(526,195)     $(434,523)

Net (loss) per share ..............................   $   (0.47)     $   (0.39)

                                                       December 31, 2005
                                                      -------------------
           Working capital deficit ................      $  1,033,565

           Current liabilities ....................         1,033,565

           Total liabilities ......................         1,168,284

           Shareholders' deficit ..................      $  1,105,911

RISK FACTORS

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS ARE BELIEVED BY MANAGEMENT TO BE ALL OF THE MATERIAL RISKS THAT SHOULD BE CAREFULLY CONSIDERED BY INVESTORS BEFORE PURCHASING OUR SHARES.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS RAISED DOUBT OVER OUR CONTINUED EXISTENCE AS A GOING CONCERN.

         We have incurred substantial operating and net losses, as well as negative operating cash flow, since our inception. As a result, we continue to have significant working capital and stockholders' deficits including a substantial accumulated deficit at December 31, 2005 and December 31, 2004. In recognition of such, our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 that expressed substantial doubt regarding our ability to continue as a going concern.

WE HAVE EXPERIENCED HISTORICAL LOSSES AND A SUBSTANTIAL ACCUMULATED DEFICIT. IF WE ARE UNABLE TO REVERSE THIS TREND, WE WILL LIKELY BE FORCED TO CEASE OPERATIONS.

         For the fiscal years ended December 31, 2005 and 2004, we experienced net losses of $526,195 and $434,523, respectively. In addition, at December 31, 2005, we had an accumulated deficit of $8,661,023. Our operating results for future periods will include significant expenses, including new product development expenses, potential marketing costs, professional fees and administrative expenses, and will be subject to numerous uncertainties. As a result, we are unable to predict whether we will achieve profitability in the future, or at all.

WE HAVE A WORKING CAPITAL DEFICIT AND SIGNIFICANT CAPITAL REQUIREMENTS. SINCE WE WILL CONTINUE TO INCUR LOSSES UNTIL WE ARE ABLE TO GENERATE SUFFICIENT REVENUES TO OFFSET OUR EXPENSES, AS A RESULT OF WHICH INVESTORS MAY BE UNABLE TO SELL OUR SHARES AT A PROFIT OR AT ALL.

         As of December 31, 2005, our current liabilities were approximately $1,033,565; we had no current assets and therefore have a working capital deficit equal to our current liabilities. To date, our operating expenses have greatly exceeded our limited revenues. We immediately require substantial working capital, but we have received no commitments for funding from any third parties. If we are unable to generate substantial revenues from operations or obtain working capital from external sources, we will be forced to curtail or cease operations, in which event investors will lose their investment in our company.

WE HAVE BEEN HISTORICALLY UNSUCCESSFUL IN OUR ATTEMPTS TO RAISE SUFFICIENT CAPITAL TO FUND OUR PLANS. IF WE ARE UNABLE TO DO SO, WE MAY CEASE OPERATIONS.

         Historically, we have funded our operations through limited revenues and debt and equity financing. Although we were successful in obtaining a $2,000,000 financing in January 2006, we have been unsuccessful in attracting significant additional private funding for our business. We continue to incur operating expenses, including executive and staff salaries, lease obligations and acquisition costs, but we have not yet integrated our acquired businesses and technologies, acquired target companies according to our business model, obtained sufficient financing to carry out our plans, or received sufficient operating revenues to support our human and equipment infrastructures. Until such time, if ever, that we are successful in obtaining additional financing to carry out our strategy, there is significant risk that we may be required to cease operations.

THERE IS NO ACTIVE TRADING MARKET FOR OUR SHARES, AND IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP, PURCHASERS OF OUR SHARES MAY BE UNABLE TO RESELL THEM PUBLICLY.

         There is no active trading market for our shares and we do not know if an active trading market will develop. An active market will not develop unless broker-dealers develop interest in trading our shares, and we may be unable to generate interest in our shares among broker-dealers until we generate meaningful revenues and profits from operations. Until that time occurs, if it does at all, purchasers of our shares may be unable to sell them publicly. In the absence of an active trading market:

         - Investors may have difficulty buying and selling our shares or obtaining market quotations;

         -  Market visibility for our common stock may be limited; and

         - A lack of visibility for our common stock may depress the market price for our shares.

IN THE EVENT THAT WE ISSUE ADDITIONAL SHARES, CONVERTIBLE PROMISSORY NOTES, WARRANTS AND OPTIONS, THE MARKET PRICE FOR OUR SHARES MAY BE ADVERSELY AFFECTED.

         As of April 11, 2006, we have executed convertible promissory notes, granted options and issued warrants to purchase an aggregate of 7,230,514 shares of our common stock. The options are exercisable at prices ranging from $1.50 per share to $11.40 per share, and the warrants are exercisable ranging from $0.68 per share to $11.25 per share. In addition, as we procure additional financing and acquire additional business assets, we shall undoubtedly grant additional shares, as well as warrants and options, to the financiers and shareholders of target companies. To the extent that additional shares are issued, notes are converted, and options and warrants are exercised, the shares that are issued may result in an oversupply of shares and an undersupply of purchasers, thereby diluting the market for our shares. The existence of options and options that are exercisable at below market may have a depressive effect on the market price for our common stock.

THIS PROSPECTUS PERMITS SELLING SECURITY HOLDERS TO RESELL THEIR SHARES. IF THEY DO SO, THE MARKET PRICE FOR OUR SHARES MAY FALL, AND PURCHASERS OF OUR SHARES MAY BE UNABLE TO RESELL THEM.

         This prospectus includes 445,000 shares being offered by existing stockholders, including 430,000 shares issuable upon the exercise of outstanding warrants and the conversion of outstanding promissory notes. To the extent that these shares are sold into the market for our shares, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all. The existence of warrants and notes that are exercisable or convertible at below market may have a depressive effect on the market price for our shares. In the event that the warrants and notes are exercised and converted at a price per share that is below the market price for our shares, the issuance of shares upon exercise may be dilutive to existing stockholders.

WE MAY BE EXPOSED TO POTENTIAL RISKS RELATING TO OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING AND OUR ABILITY TO HAVE THOSE CONTROLS ATTESTED TO BY OUR INDEPENDENT AUDITORS.

         As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2005. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ended December 31, 2007.

         While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

         In the event that we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements, and our ability to obtain equity or debt financing could suffer.

EVOLVING GOVERNMENT REGULATION COULD IMPOSE TAXES OR OTHER BURDENS ON OUR BUSINESS, WHICH COULD INCREASE OUR COSTS OR DECREASE DEMAND FOR OUR PRODUCTS.

         We must comply with laws and regulations applicable to online commerce. Increased regulation of the Internet or different application of existing laws might slow the growth in the use of the Internet and commercial online services, which could decrease demand for our products, increase the cost of doing business or otherwise reduce our sales and revenues. The statutes and case law governing online commerce are still evolving, and new laws, regulations or judicial decisions may impose on us additional risks and costs of operations. In addition, new regulations, domestic and/or international, regarding the privacy of our users' personally identifiable information may impose on us additional costs and operational constraints.

BECAUSE THE TRAVEL MARKET IS SEASONAL, OUR QUARTERLY RESULTS MAY FLUCTUATE.

         Our business experiences seasonal fluctuations, reflecting seasonal trends for the products offered by our websites, as well as Internet services generally. For example, traditional leisure travel bookings are higher in the first two calendar quarters of the year in anticipation of spring and summer vacations and holiday periods, but online travel reservations may decline with reduced Internet usage during the summer months. In the last two quarters of the calendar year, demand for travel products generally declines, and the number of bookings flattens. These factors could cause our revenues to fluctuate from quarter to quarter. Our results may also be affected by seasonal fluctuations in the inventory made available to us by travel suppliers.

WE OPERATE IN THE HIGHLY COMPETITIVE TRAVEL MARKET, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The market for travel product is intensely competitive. We compete with a variety of companies with respect to each product or service we offer.

         - We compete with online travel retailers including Expedia, Orbitz, Travelocity, and many smaller companies in providing online travel products.

         - We compete with airlines, hotels, rental car companies, cruise operators and other travel service providers, whether working individually or collectively, some of which are suppliers to our websites.

         - We compete with local, regional, national and international traditional travel agencies.

         - We compete with consolidators and wholesalers of airline tickets, lodging and other travel products, including Cheaptickets.com, Priceline.com, Hotwire, Hotels.com, and TravelWeb.

         - We compete with operators of Global Distribution Systems (GDS), which control the computer.

         -  We compete with operators of travel industry reservation databases.

         Our competitors have longer operating histories, larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than we have. Some of our competitors also benefit from vertical integration with GDS's. Consequently, we may not be able to compete effectively in the market.

IF WE FAIL TO CREATE AND INCREASE OUR BRAND RECOGNITION AMONG CONSUMERS, WE MAY NOT BE ABLE TO ATTRACT AND EXPAND ONLINE TRAVEL SALES.

         We believe that maintaining and enhancing our brands is a critical aspect of our efforts to attract and expand our online traffic. The number of Internet sites that offer competing services increases the importance of maintaining and enhancing brand recognition. Promotion of our brands will depend largely on our success in providing a high-quality online experience supported by a high level of customer service. In addition, we intend to spend substantial amounts on marketing and advertising with the intention of continuing to expand our brand recognition to attract and retain online users and to respond to competitive pressures. However, we cannot assure you that these expenditures will be effective to promote our brands or that our marketing efforts generally will achieve our goals.

THE SUCCESS OF OUR BUSINESS DEPENDS ON CONTINUED GROWTH OF ONLINE TRAVEL
COMMERCE.

         Our sales and revenues will not grow as we plan if consumers do not purchase significantly more travel products online than they currently do and if the use of the Internet as a medium of commerce for travel products does not continue to grow or grows more slowly than expected. Consumers have traditionally relied on travel agents and travel suppliers and are accustomed to a high degree of human interaction in purchasing travel products. The success of our business is dependent on significant increase in the number of consumers who use the Internet to purchase travel products.

OUR BUSINESS IS EXPOSED TO RISKS ASSOCIATED WITH ONLINE COMMERCE SECURITY AND CREDIT CARD FRAUD.

         Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology.

Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Furthermore, our servers and those of our service providers may be vulnerable to viruses or other harmful code or activity transmitted over the Internet. While we proactively check for intrusions into our infrastructure, a virus or other harmful activity could cause a service disruption.

         In addition, we bear financial risk from reservations placed with fraudulent credit card data. Although we have implemented anti-fraud measures, a failure to control fraudulent credit card transactions adequately could adversely affect our business. Because of our limited operation history, we cannot assure you that our anti-fraud measures are sufficient to prevent material financial loss.

WE DEPEND ON OUR RELATIONSHIPS WITH TRAVEL SUPPLIERS AND COMPUTER RESERVATION SYSTEMS, AND CHANGES IN THESE RELATIONSHIPS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Our business relies on relationships with travel suppliers, and it would be negatively affected by adverse changes in these relationships. We depend on travel suppliers to enable us to offer our customers comprehensive access to travel services and products. Consistent with industry practices, we currently have few agreements with our travel suppliers obligating them to sell services or products through our websites. Our travel suppliers generally can cancel or modify their agreements with us upon no or relatively short notice. It is possible that travel suppliers may choose not to make their inventory of services and products available through online distribution. Travel suppliers could elect to sell exclusively through other sales and distribution channels or to restrict our access to their inventory, either of which could significantly decrease the amount or breadth of our inventory of available travel offerings. Adverse changes in any of these relationships could reduce the amount of inventory that we are able to offer through our websites. In addition, any decline in the quality of travel products and services provided by these suppliers, or a perception by travelers of such a decline, could adversely affect our reputation.

INTERRUPTION IN SERVICE FROM THIRD PARTIES COULD IMPAIR THE QUALITY OF OUR SERVICE.

         We rely on third-party computer systems and third-party providers, including the computerized central reservation systems of the airline, hotel and car rental industries, to make airline ticket, hotel room and car rental reservations and credit card verifications and confirmations.

         Currently, a majority of our transactions are processed through Sabre, Inc. Any interruption or deterioration in these third-party services or deterioration in their performance could impair the quality of our service. If our arrangement with any of these third parties is terminated, we may not find an alternate source of systems support on a timely basis or on commercially reasonable terms. In particular, any migration from the Sabre system could require a substantial commitment of time and resources and hurt our business.

OUR SUCCESS DEPENDS UPON IMPLEMENTING AND INTEGRATING OUR TOURSCAPE TECHNOLOGY.

         Our company has recently acquired two wholesale travel companies and plans on acquiring several more in the near future. As part of our business model, the implementation and integration of the TourScape dynamic packaging technology is vital to increasing these companies' efficiencies and thus increasing overall revenues. If we cannot successfully implement and integrate the TourScape technology, our profitability may not increase as planned, or at all.

OUR NEW TECHNOLOGY MAY NOT BE SUCCESSFULLY DEVELOPED, INSTALLED OR IMPLEMENTED WITHOUT DISRUPTING OUR BUSINESS.

         We are currently replacing many of our existing computer systems with systems designed to operate with our websites. There can be no assurance that these new systems will be successfully developed, installed according to the expected timeframe or within the anticipated budget, implemented without any disruption to our business, or result in the intended operational benefits and cost efficiencies.

RAPID TECHNOLOGICAL CHANGES MAY RENDER OUR TECHNOLOGY OBSOLETE OR DECREASE THE ATTRACTIVENESS OF OUR PRODUCTS TO CONSUMERS.

         To remain competitive in the online travel industry, we must continue to enhance and improve the functionality of and features of our websites. The Internet and the online commerce industry are rapidly changing. In particular, the online travel industry is characterized by increasingly complex systems and infrastructures and new business models. If competitors introduce new products embodying new technologies, or if new industry standards and practices emerge, our existing website, technology and systems may become obsolete. Our future success will depend on our ability to do the following:

         -  enhance our existing products;

         - develop and license new products and technologies, such as our supplier link technology, that address the increasingly sophisticated and varied needs of our prospective customers and suppliers; and

         - respond to technological advances and emerging industry standards and practices on a cost effective and timely basis.

         Developing our website and other technology entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt our website, transaction processing systems and network infrastructure to consumer requirements or emerging industry standards. For instance, our website functionality that allows searches and displays of ticket pricing and travel itineraries is a critical part of our service, and it may become out-of-date or insufficient from our customers' perspective and in relation to the search and display functionality of our competitors' websites. If we face material delays in introducing new services, products and enhancements, our customers and suppliers may forego the use of our products and use those of our competitors. The technology and methodologies to attract customers to specific websites is constantly changing. Customer preferences on which websites to use and the comfort level regarding reliability, safety of personal information, and ease of use continues to evolve. If we are unable to achieve the level of customer activity and follow-through purchases, we may not be able to achieve the level of revenue and profitability that we require, which could negatively affect our stock price.

OUR COMPUTER SYSTEMS MAY SUFFER FAILURES, CAPACITY CONSTRAINTS AND BUSINESS INTERRUPTIONS THAT COULD INCREASE OUR OPERATION COSTS AND CAUSE US TO LOSE CUSTOMERS.

         In order to be successful, we must continue to provide reliable, real-time access to our systems for our customers and suppliers. As our operations continue to grow in both size and scope, domestically and internationally, we shall need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel suppliers enhanced products, services, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business will increase. Consumers and suppliers will not tolerate a service hampered by slow delivery times, unreliable service levels or insufficient capacity, any of which could have a material adverse effect on our business, operating results and financial condition.

         Our operations face the risk of systems failures. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, computer hacking break-ins, earthquake, terrorism and similar events. The occurrence of natural disaster or unanticipated problems at our facilities in Tampa Bay, New York or at the locations of key vendors such as Sabre could cause interruptions or delays in our business, loss of data or render us unable to process reservations. In addition, the failure of our computer and communications systems to provide the data communications capacity required by us, as a result of human error, natural disaster of other occurrence of any or all of these events could adversely affect our reputation, brand and business.

         In these circumstances, our redundant systems or disaster recovery plans may not be adequate. Business interruption insurance may not adequately compensate us for losses that may occur. Similarly, although many of our contracts with our service providers require them to have disaster recovery plans, we cannot be certain that these will be adequate or implemented properly. In addition, our business interruption insurance may not adequately compensate us for losses that may occur.

WE HAVE ACQUIRED TWO BUSINESSES AND PLAN TO ACQUIRE OTHER BUSINESSES AND PRODUCTS; IF WE DO, WE MAY BE UNABLE TO INTEGRATE THEM WITH OUR BUSINESS, OR WE MAY IMPAIR OUR FINANCIAL PERFORMANCE.

         If appropriate opportunities present themselves, we may acquire businesses, products or technologies that we believe are strategic. We do not currently have any understanding, commitments or agreements with respect to any acquisition. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, product or technology, we have no experience in integrating an acquisition into our business; the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, expend cash, incur debt, assume contingent liabilities or create additional expenses related to amortizing other intangible assets with estimable useful lives, any of which might harm our business, financial condition or results of operations.

OUR PLANNED GROWTH INVOLVES A NUMBER OF RISKS THAT COULD HAVE A NEGATIVE IMPACT ON OPERATIONS.

         Our management group has been assembled only recently and, as a result, our management group may be unable to manage effectively our organization and/or implement our Internet-business based strategy. In addition, the ongoing transition of our current business to an Internet-based model has placed, and will continue to place, additional strain on our personnel, accounting, management information, technology and corporate support systems. Any inadequacy in these systems to manage the increased size and scope of operations resulting from our transition and any future growth, or our inability to integrate successfully any future acquisition, could materially adversely affect our business, financial condition and results of operations.

WE MAY BE UNABLE TO MAKE ATTRACTIVE ACQUISITIONS OR INTEGRATE ACQUIRED COMPANIES, WHICH COULD SEVERELY DISRUPT OUR OPERATIONS AND ONGOING BUSINESS.

         We plan to acquire or make investments in complementary businesses, products, services or technologies. However, we cannot assure you that we shall be able to identify suitable acquisition or investment candidates.

         Even if we do identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms. If we buy a business, we could have difficulty in assimilating that company's personnel, operations, products, services or technologies into our operations. We have experienced such difficulties in the past. If we encounter these difficulties in the future, there will be disruptions in our ongoing business, distractions to our management and employees, and increases in our expenses, all of which will adversely affect our results of operations.

ANY FUTURE ACQUISITIONS WE MAKE MAY NOT BE PROFITABLE.

         Part of our Internet business strategy is to identify and acquire travel-related Internet organizations in the travel services industry. Future acquisitions may involve a number of risks that could adversely affect our business, results of operations and financial condition. These could include adverse short-term effects on our reported operating results such as those caused by severance payments to employees of acquired companies, difficulties in eliminating duplicative costs, restructuring charges associated with the acquisitions and other expenses associated with the change of control, as well as non-recurring acquisition costs. Acquisitions may also divert management's attention, create difficulties with retention, hiring and training of key personnel, raise risks associated with unanticipated problems or legal liabilities, and require non-cash accounting charges associated with the amortization of acquired intangible assets. Furthermore, although we conduct due diligence and generally require representations, warranties and indemnification from the former owners of acquired companies, those former owners may not accurately represent the financial and operating conditions of their companies and may not have the means to satisfy their indemnification obligations. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse affect on our business, financial condition and results of operations.

FINANCING OF FUTURE ACQUISITIONS WILL DILUTE EXISTING STOCKHOLDER OWNERSHIP.

         We intend to finance future acquisitions by using shares of our common stock or preferred stock for a substantial portion of the consideration to be paid. This reliance upon the use of common stock or preferred stock as consideration will dilute shareholders' interests in the Company.

OUR SUCCESS DEPENDS ON MAINTAINING THE INTEGRITY OF OUR SYSTEMS AND INFRASTRUCTURE.

         In order to be successful, we must continue to provide reliable, real-time access to our systems for our customers and suppliers. As our operations continue to grow in both size and scope, domestically and internationally, we shall need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel suppliers enhanced products, services, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business will increase. Consumers and suppliers will not tolerate a service hampered by slow delivery times, unreliable service levels or insufficient capacity, any of which could have a material adverse effect on our business, operating results and financial condition.

THE SUCCESS OF OUR BUSINESS DEPENDS UPON THE CONTINUING CONTRIBUTION OF OUR KEY PERSONNEL, INCLUDING MR. DANIEL BRANDANO, OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, WHOSE KNOWLEDGE OF OUR BUSINESS WOULD BE DIFFICULT TO REPLACE IN THE EVENT WE LOSE HIS SERVICES.

         Our operations are dependent on the efforts and relationships of Daniel Brandano and the other executive officers as well as the senior management of our organization. We will likely be dependent on the senior management of our organization for the foreseeable future. If any of these individuals becomes unable to continue in their role, our business or prospects could be adversely affected. For example, the loss of Mr. Brandano could inhibit the development and enhancement of our websites, could damage customer relations and our brand, and could restrict our ability to raise additional working capital if and when needed. Although we have entered into an employment agreement with Mr. Brandano, there can be no assurance that he will continue in his present capacity for any particular period of time.

THE TRAVEL INDUSTRY IS SUBJECT TO NUMEROUS AND UNIQUE RISKS THAT MAY ALSO AFFECT OUR BUSINESS, FINANCIAL CONDITION, AND OPERATIONS.

         Our results of operations will depend upon factors affecting the vacation industry in general. Our revenues and earnings are especially sensitive to events that affect domestic and international air travel and the level of car rentals and hotel reservations. A number of factors could result in a temporary or long-term overall decline and demand for packaged vacations, including the following examples:

         - International Terrorism: The September 11, 2001 attacks against the United States halted airline travel and changed forever the government's security measures and consumers' views concerning travel safety. The July 2005 bombings in the London Underground similarly heightened safety awareness in Europe.

         - Extreme Weather Conditions: In March 2006, forty-one days of rain on the Hawaiian islands caused flash floods, landslides, mudslides, and a dam break on the island of Kauai. In August 2005, Hurricane Katrina laid waste to substantial portions of the United States, including New Orleans, Louisiana, Biloxi and Gulfport, Mississippi, and Mobile, Alabama. Hurricanes Emily and Wilma both caused significant damage to Cozumel, Mexico, in July and October 2005. In December 2004, a tsunami in the Indian Ocean devastated areas of India, Indonesia, Kenya, Malaysia, the Maldives, Myanmar, the Seychelles, Somalia, Sri Lanka, Thailand, and the United Republic of Tanzania.

         - Political Instability, Security Issues, and Labor Disturbances: In 2006, rioting in France led to street clashes with police, the shutdown of major tourist attractions, and labor strikes. In May 2005, the disappearance of Natalee Holloway in Aruba, and the follow-up criminal investigation, cast concerns over the safety of travelers in Aruba. The United States State Department issues travel warnings recommending that Americans avoid certain countries. As of April 9, 2006, warnings were issued for Uzbekistan, Pakistan, Bosnia-Herzegovina, Liberia, the Ivory Coast, Israel, Nigeria, Algeria, Sudan, Colombia, Afghanistan, Kenya, Iran, Iraq, Saudi Arabia, Nepal, Indonesia, Zimbabwe, Lebanon, Yemen, Burundi, Somalia, the Central African Republic, and the Philippines.

         - Illnesses: The Avian Influenza (Bird Flu) currently causes significant concern in Asia and Europe. The Severe Acute Respiratory Syndrome
(SARS) was first reported in Asia in 2003, but spread to more than two dozen countries in North America, South America, Europe, and Asia before the global outbreak was contained. In November 2003, a stomach illness struck dozens of passengers and crew members aboard a cruise ship. Nearly every month illnesses are reported on multiple cruise ships.

         - Air and Sea Disasters: Cruise ships have reported missing passengers, presumably lost overboard, as follows: four lost through early April 2006; thirteen lost in 2005; eleven lost in 2004; and nine lost in 2003. In addition, cruise ships often strike land or run aground, often with fatal results. In March 2006, a fatal fire broke out on a cruise ship in the Carribean. In November 2005, pirates attempted to overtake a cruise ship in Somalia. In December 2005, two fatal commercial air crashes occurred, in Miami and Nigeria. In October 2005, another fatal aircraft crash occurred near Lissa, Nigeria. In September 2005, a commercial aircraft crashed in Medan, Indonesia. In August 2005, fatal air crashes occurred in Peru, Venezuela, Greece and Italy.

         Demand for our products and services may be significantly affected by any of these unique risks. In addition, any significant economic downturn or any recession could have a material adverse effect on our business, financial condition and operations results.

ALTHOUGH THE COMPANY CONTINUES TO HOLD LICENSING RIGHTS ON CERTAIN INTELLECTUAL PROPERTY, THERE ARE RISK FACTORS ATTENDANT TO THOSE RIGHTS.

WE HAVE A STRATEGIC BUSINESS PARTNER FOR OUR PATENT AND LICENSE RIGHTS, AND IF OUR PARTNER IS UNABLE SUCCESSFULLY TO DEVELOP, MANUFACTURE OR MARKET PRODUCTS OR OTHER PRODUCTS INCORPORATING OUR TECHNOLOGY, WE WILL NOT GENERATE SUBSTANTIAL REVENUES FROM OUR PATENT AND LICENSE RIGHTS.

         We have granted an exclusive, worldwide license to Parker-Hannifin Corporation for our air UniVane compressors, hydrogen circulators and related technology. In connection with this license, Parker-Hannifin is responsible for the development, manufacture and marketing of products incorporating the licensed technology. While Parker-Hannifin has produced demonstration compressors and hydrogen circulators incorporating our licensed technology, Parker-Hannifin has not yet manufactured commercial products that incorporate our technology. We are entitled to a royalty fee from Parker-Hannifin Corporation that is based upon its sale of our products and products incorporating our technology. However, Parker-Hannifin may not be successful in marketing these products, in which event we will not receive royalty fees from Parker-Hannifin. While we depend upon Parker-Hannifin for sales of royalty-generating products, we have no control over Parker-Hannifin's technical and manufacturing development or marketing activities, and Parker-Hannifin is only required to use reasonable commercial efforts to market these products. If Parker-Hannifin does not successfully market royalty-generating products under our license agreement, we will not receive royalty fees. To date, Parker-Hannifin has not sold any products as to which we are entitled to a royalty payment.

SINCE WE PLACE EXCLUSIVE RELIANCE ON PARKER-HANNIFIN FOR UNIVANE PRODUCT SALES, OUR REVENUES MAY BE ADVERSELY AFFECTED BECAUSE WE HAVE NO ASSURANCE THAT SALES BY PARKER-HANNIFIN WILL BE SUBSTANTIAL.

         During the term of our exclusive license agreement with Parker-Hannifin, which, in general, continues for the life of the licensed patent, we are prohibited from selling our UniVane devices to any other party for use in fuel cells. While Parker-Hannifin has agreed to use commercially reasonable efforts to develop, manufacture or sell our products during the period that the exclusive license agreement is in effect, we will forgo potential sales of UniVane devices to third parties. Moreover, Parker-Hannifin may not be successful in its marketing efforts.

FUEL CELL TECHNOLOGY HAS NOT YET BECOME A WIDELY-ACCEPTED ALTERNATIVE FUEL
SOURCE.

         Fuel cell systems represent a relatively new technology, and our success depends in part on this technology achieving market acceptance. The development of a substantial market for fuel cell systems may be impacted by many factors, all of which are out of our control, including:

         -  Cost competitiveness of cell systems;

         -  User acceptance of fuel cell systems;

         -  Cost of hydrogen fuel;

         -  User perception of fuel cell systems' safety; and

         -  Emergence of newer, more competitive technologies and products.

         The success of our license agreement with Parker-Hannifin Corporation, and our receipt of royalty payments under the license agreement, is dependent upon the success of Parker-Hannifin in developing and marketing fuel cell products incorporating the technology we have licensed to them. If a substantial fuel cell systems market develops slower than anticipated or fails to develop, Parker-Hannifin's efforts may be delayed or frustrated, and we may not be able to recover the expenses we incurred to develop our fuel cell compressor products. Moreover, our UniVane compressors are based upon and rely solely upon our unique technology. They have not been produced on a commercial basis and have not received substantial compressor product market acceptance for several reasons, including manufacturing cost.

WE HAVE NO COMMERCIAL PRODUCT SALES AND ONLY LIMITED SALES OF PROTOTYPES. THERE IS NO GUARANTEE THAT PARKER-HANNIFIN WILL GENERATE SIGNIFICANT SALES OF OUR PRODUCTS.

         Parker-Hannifin may not be able to manufacture or commercialize our UniVane compressor and hydrogen circulator products in a cost effective manner. Through 2004, we derived revenues principally from consulting fees and research and development contracts. Our compressor and hydrogen circulator product sales have been limited to demonstration and prototype models. We have not made any commercial sales of units that include fuel-processing capabilities. Parker-Hannifin may not be able to produce or commercialize any of our fuel cell compressor products in a cost-effective manner, and, if produced, may be unable to successfully market these products.

         Parker-Hannifin may not be able to develop manufacturing technologies and processes or expand their manufacturing facilities to the point of being capable of economically or profitably satisfying large commercial orders that may occur. Development and expansion of these technologies and processes require extensive lead times and the commitment of significant financial, engineering and human resources. Parker-Hannifin may choose not to develop the required manufacturing technologies and processes.

         WE CANNOT PREDICT WHETHER WE WILL SUCCESSFULLY EFFECTUATE OUR EVER-DEVELOPING BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SHARES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHERS, THE RISK FACTORS DISCUSSED ABOVE.

                                 USE OF PROCEEDS

         The selling security holders will receive the proceeds from the resale of the shares of common stock registered under this prospectus. We shall not receive any proceeds upon the sale of shares by the selling security holders.

                         DETERMINATION OF OFFERING PRICE

         As the registration covers shares transferable by certain selling security holders (see below), the Company has not determined an offering price. Market information for the Company's common stock is set forth below.

                            SELLING SECURITY HOLDERS

BACKGROUND OF THE TRANSACTIONS

         This prospectus covers the resale of 445,000 shares of our common stock issued or issuable in connection with the following transactions:

         December 2004 - January 2005. During the period from December 7, 2004 to January 31, 2005, we sold an aggregate of 15,000 shares of common stock to four individuals, for an aggregate purchase price of $45,000, or $3.00 per share. For each two shares purchased, the purchaser also received one warrant to purchase one additional share of common stock, exercisable until December 31, 2006, at an exercise price of $4.50 per share. The proceeds from the sales are being used for general working capital purposes.

         The registration statement of which this prospectus forms a part covers resale of the shares and warrants issued in the foregoing transaction.

         March 2005. On March 2, 2005, we completed a $300,000 financing consisting of our convertible promissory notes and common stock purchase warrants. The notes are convertible at the option of the holder into shares of our common stock, at a price of $3.00 per share, subject to adjustment. The notes are payable with interest at the rate of 5% per annum. Principal amortization payments, each in the amount of approximately $15,789 plus accrued interest, are to be paid in 19 equal monthly installments, commencing July 2, 2005. Amortization payments may be made in cash (accompanied by a 10% premium) or, at our option, in registered common stock, at a 20% discount to market. Amortization payments in stock are subject to (a) a limitation based upon the weighted average trading volume of the common stock for the 20 trading days preceding the payment date and (b) a 4.99% cap on the beneficial ownership that each investor may have at any point in time while the notes and warrants are outstanding.

         We also issued the investors common stock purchase warrants to purchase an aggregate of 266,500 shares of common stock, consisting of (a) five year warrants to purchase 109,000 shares at an exercise price of $4.31 per share, subject to adjustment, (b) five-year warrants to purchase 50,000 shares at an exercise price of $7.50 per share, subject to adjustment and (c) five year warrants to purchase 100,000 shares at $3.00 per share, subject to adjustment, and (d) three year wants to purchase 7,500 shares at $4.50, subject to adjustment. We may require the investors to exercise the warrants described in
(c) if the closing price for our common stock is $4.50 or more for 30 consecutive trading days, and average daily volume during such period is at least 8,333 shares. The exercise of warrants is also subject to the 4.99% cap on the beneficial ownership that each investor may have at any point in time while the notes and warrants are outstanding.

         We filed a registration statement (of which this prospectus forms a part) covering the shares issuable upon conversion or payment of the notes and exercise of the warrants. In accordance with our obligations under the subscription agreement with the investors, the registration statement of which this prospectus forms a part covers 150% of the number of shares issuable upon conversion of the promissory notes, as well as up to 22,667 shares of common stock issuable upon conversion of promissory notes and exercise of warrants issued to finders (including an investor) in this transaction. The proceeds of the loan were used for general working capital purposes. Repayment of the notes is collateralized by a general security interest in all of our assets.

SELLING SECURITY HOLDERS

         The following table sets forth:

         o  the name of each selling security holder;

         o the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus, giving effect to the exercise of the selling security holders' warrants;

         o  the number of shares being offered by each selling security holder;
            and

         o the number of shares to be owned by each selling security holder following completion of this offering.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of options, warrants, promissory notes and any other security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our records and information provided by our transfer agent.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the selling security holders will sell all of the shares owned by them that are being offered hereby, but will not sell any other shares of our common stock that they presently own. We do not believe that any of the selling security holders are broker-dealers or affiliated with broker-dealers.

         The shares of common stock being offered have been registered to permit public sales and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder are being borne by us. We will receive none of the proceeds of this offering.

                           Shares Owned
                           Beneficially    Shares Available      Shares       Percent of
                          Prior to this       Pursuant to     Owned After        Class
Selling Security Holder      Offering       this Prospectus     Offering    After Offering
------------------------------------------------------------------------------------------
Alpha Capital
  Aktiengesellschaft ..   266,667 (1)(9)        266,667              --             --
JM Investors ..........   144,583 (2)(9)        144,583              --             --
Libra Finance S.A. ....     8,333 (3)(9)          8,333              --             --
RJ Prager Corp. .......     2,917 (4)(9)          2,917              --             --
Ralph Beisner .........     5,000 (5)             5,000              --             --
Jason W. Sanders ......     2,500 (6)             2,500              --             --
Mitchell Levy .........     2,500 (7)             2,500              --             --
Norman Nick ...........    12,500 (8)            12,500              --             --
                          -------               -------         -------        -------
TOTAL .................   445,000               445,000
                                                =======

__________________

(1) Consists of 100,000 shares of common stock issuable upon conversion of promissory notes and 166,667 shares issuable upon exercise of currently exercisable warrants. The address of the selling security holder is Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein. Konrad Ackerman and Rainer Poschof the selling security holder, make decisions as to the voting and disposition of the securities.

(2) Consists of 56,750 shares of common stock issuable upon conversion of promissory notes and 87,833 shares issuable upon exercise of currently exercisable warrants. The address of the selling security holder is 152 East 9th Street, Lakewood, New Jersey 08701. Jeffrey Rubin makes decisions as to the voting and disposition of the securities.

(3) Consists of 5,000 shares of common stock issuable upon conversion of promissory notes and 3,333 shares issuable upon exercise of currently exercisable warrants. The address of the selling security holder is P. O. Box 4603, Zurich, Switzerland. Seymour Braun makes decisions as to the voting and disposition of the securities.

(4) Consists of 1,750 shares of common stock issuable upon conversion of promissory notes and 1,167 shares issuable upon exercise of currently exercisable warrants. The address of the selling security holder is 5301 North Federal Highway, Boca Raton, Florida 33487. Robert Jay Prager makes decisions as to the voting and disposition of the securities.

(5) Consists of 3,333 shares of common stock and 1,667 shares issuable upon exercise of currently exercisable warrants. The address of the selling security holder is 27 Quaker Farm Trail, Hyde Park, New York 12538.

(6) Consists of 1,667 shares of common stock and 833 shares issuable upon exercise of currently exercisable warrants. The address of the selling security holder is 100 South Point Drive, Miami Beach, Florida 33139.

(7) Consists of 1,667 shares of common stock and 833 shares issuable upon exercise of currently exercisable warrants. The address of the selling security holder is 201 North West 82nd Avenue, Suite 203, Plantation, Florida 33324.

(8) Consists of 8,333 shares of common stock and 4,167 shares issuable upon exercise of currently exercisable warrants. The address of the selling security holder is 20220 Boca West Drive, #1803, Boca Raton, Florida 33434.

(9) The exercise of warrants or conversion of convertible promissory notes by the named selling security holder was, on the effective date of this Prospectus, subject to a 4.99% beneficial ownership limitation that the named selling security holder may have at any point in time while the warrants or notes are outstanding, unless such limitation is voided by the selling security holder on at least 61 days' notice to us.

                              PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

The selling security holders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o  privately negotiated transactions;

      o  settlement of short sales;

      o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

      o  a combination of any such methods of sale; and

      o  any other method permitted pursuant to applicable law.

         To our knowledge, there are currently no plans, arrangements or understandings between the selling security holders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling security holders. The selling security holders may decide not to sell all or a portion of the common stock offered by them pursuant to this prospectus. In addition, any selling security holder may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

         The aggregate proceeds to the selling security holders from the sale of the common stock offered pursuant to this prospectus will be the purchase price of such common stock less discounts and commissions, if any. The selling security holders reserve the right to accept and, together with its agents from time to time, reject, in whole or part, any proposed purchase of common stock to be made directly or through its agents. We will not receive any of the proceeds from this offering.

         Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above. In the event that shares are resold to any broker-dealer, as principal, who is acting as an underwriter, we will file a post-effective amendment to the registration statement of which this prospectus forms a part, identifying the broker-dealer(s), providing required information relating to the plan of distribution and filing any agreement(s) with such broker-dealer(s) as an exhibit. The involvement of a broker-dealer as an underwriter in the offering will require prior clearance of the terms of underwriting compensation and arrangements from the Corporate Finance Department of the National Association of Securities Dealers, Inc.

         The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424 (b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus.

         The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling security holders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         The Subscription Agreement between the Company and two of the selling security holders required us to use our reasonable best efforts to file the registration statement by April 29, 2005 and to have the registration statement declared effective not later than the sooner of July 29, 2005 or ninety days after the effective date thereof. The registration statement was filed on April 22, 2005 and was originally declared effective on May 6, 2005. Had we not conformed to registration requirements of the Subscription Agreement, we would have owed cash liquidated penalties. For more information regarding the Subscription Agreement, see Exhibit 10.11.

         As of January 13, 2006, we entered into a Modification and Waiver Agreement between the same two selling shareholders, under which we are required to file a Post-Effective Amendment to the Registration Statement on or before April 13, 2006 and required to cause the Amendment to be declared effective by the SEC not later than sixty (60) days thereafter, or else liquidated damages shall accrue in the amounts set forth in a second Subscription Agreement, dated January 13, 2006. For more information regarding the Modification and Waiver Agreement, see Exhibit 10.17.

         In addition, with the Modification and Waiver Agreement, the Company agreed to file a new Registration Statement in relation to additional securities granted as part of that transaction. The new Registration Statement must be filed within 120 days of January 13, 2006 and become effective within 180 days thereof.

SHARES ELIGIBLE FOR FUTURE SALE

         As of the original effective date of this prospectus, we had 1,118,766 shares of common stock issued and outstanding. Of the issued and outstanding shares, approximately 600,000 shares of our common stock (175,919 of which were then owned by our then-current officers, directors and principal stockholders) had been held for in excess of one year and are available for public resale pursuant to Rule 144 promulgated under the Securities Act. As of the date of this prospectus, the 445,000 shares being offered by selling security holders can be publicly transferred, and the resale of 272,500 shares of common stock are covered by a registration statement that became effective on December 30, 2004. Not included in the foregoing are 124,539 shares issuable upon exercise of options that have been granted and 546,171 shares not covered by this prospectus that are issuable on exercise of outstanding warrants. They may be resold by their holders as long as they are covered by a current registration statement or under an available exemption from registration.

         In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three-month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                LEGAL PROCEEDINGS

         We are not a party to any pending legal proceeding, nor are we aware of any legal proceedings being contemplated against us by any governmental authority. We are not aware of any legal proceeding in which any of our officers, directors, affiliates or security holders is a party adverse to us or in which any of them have a material interest adverse to us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

         In connection with the transactions contemplated by the Stock Exchange Agreement dated January 13, 2006, Thomas C. Edwards resigned as an officer (President and Chief Executive Officer) and director of the Company, and Kevin Hooper resigned as a director of the Company. In accordance with the terms of the Stock Exchange Agreement, Leonard Sculler, who has served as a director of the Company since June 2003, continues to serve as a director of the Company for a period of at least one year. George R. Schell, who served as a director of the Company since 1998, confirmed in a January 2006 telephone conversation with the Company's General Counsel that he had informally resigned as a director of the Company, and was not re-elected at a January 31, 2006 Meeting of Shareholders.

         At the Meeting of Shareholders, the following persons were elected to serve as officers and directors of the Company until the next annual meeting of shareholders and until their successors are duly elected and qualified; the table includes the names, positions held, and ages of our executive officers and directors:

NAME                    AGE      POSITION
------------------      ---      ----------------------------

Daniel G. Brandano      56       Director, President, CEO

Thomas W. Busch         50       Director, Vice President, Treasurer, CFO

Robert A.G. LeVine      44       Director, Secretary, General Counsel

Leonard Sculler         67       Director

         Daniel Brandano, Director, President and Chief Executive Officer, has served as President, Chief Executive Officer, and Chairman of the Board of Directors of Dynamic Leisure Group North America, Inc. (formerly known as Dynamic Leisure Group, Inc.) since May 2005. Since May 2003, Mr. Brandano has served as the Managing Director of Street Venture Partners, LLC, a consulting firm designed to identify opportunities in the travel and technology industry for mergers, acquisitions and alternative exit strategies. From 1998 through 2002, Mr. Brandano served as the Chief Executive Officer for Affinity International Travel Systems, Inc., based in St. Petersburg, Florida.

         Thomas Busch, Director, Vice President and Chief Financial Officer, has served as Vice President, Treasurer, Chief Financial Officer, and Director of Dynamic Leisure Group North America, Inc. (formerly known as Dynamic Leisure Group, Inc.) since May 2005. From April 2001 to April 2005, Mr. Busch was an independent Financial Consultant. From September 2000 to May 2001, Mr. Busch served as the Chief Financial Officer for Affinity International Travel Systems, Inc. based in St. Petersburg, Florida.

         Robert LeVine, Director, Secretary and General Counsel, has served as Secretary and Director of Dynamic Leisure Group North America, Inc. (formerly known as Dynamic Leisure Group, Inc.) since May 2005. Mr. LeVine has been a licensed attorney in good standing in the State of Florida since 1987 and has, since 1992, been a principal in his own private practice. Mr. LeVine earned a Bachelor of Arts degree from Harvard College and his Juris Doctor degree from the University of Cincinnati College of Law, where he served as Executive Editor of the Cincinnati Law Review.

         Leonard Sculler has served on the Board of Directors of the Company since June 2003. Mr. Sculler founded M&R Marking Systems, Inc. in 1960, and served as its chief executive officer until his retirement in May 2001. During his tenure, M&R Marking Systems, a privately held company, grew to become the largest manufacturer of hand-held embossers in the world, and is currently the largest US manufacturer of hand-held marking products, with sales in over 85 countries. Mr. Sculler has served as Chairman of the Board of M&R Marking Systems since 1992.

         All directors serve for one year and until their successors are elected and qualify. Directors do not presently receive monetary compensation for serving as directors but in the past received stock and stock options. Officers are appointed by the board of directors, and, subject to employment agreements, their terms of office are at the discretion of the board of directors.

         There are no family relationships between any of our officers or directors.

CORPORATE GOVERNANCE MATTERS

         Audit Committee. The board of directors has not yet established an audit committee, and the functions of the audit committee are currently performed by our Chief Financial Officer, with assistance by expert independent accounting personnel and oversight by the entire board of directors. We are not currently subject to any law, rule or regulation requiring that we establish or maintain an audit committee. We may establish an audit committee in the future if the board determines it to be advisable or we are otherwise required to do so by applicable law, rule or regulation.

         Board of Directors Independence. Our board of directors consists of four members. We are not currently subject to any law, rule or regulation requiring that all or any portion of our board of directors include "independent" directors. However, one of our directors - Leonard Sculler - is "independent" within the meaning of Section 10A-3 of the Securities Exchange Act of 1934 and Nasdaq Marketplace Rule 4200.

         Audit Committee Financial Expert. We do not yet have an audit committee, but one member of our board of directors -- Thomas W. Busch -- is an "audit committee financial expert" within the meaning of Item 401(e) of Regulation S-B. In general, an "audit committee financial expert" is an individual member of the audit committee (board of directors) who (a) understands generally accepted accounting principles and financial statements,
(b) is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves, (c) has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to the Company's financial statements, (d) understands internal controls over financial reporting and (e) understands audit committee functions. Mr. Busch is not "independent" within the meaning of that term under federal securities laws and regulations.

         Code of Ethics. We adopted a Code of Business Conduct and Ethics on April 12, 2005 applicable to all of our Officers, Directors and Employees. The Code of Business Conduct and Ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules and regulations, (d) the prompt reporting violation of the code and (e) accountability for adherence to the Code. We are not currently subject to any law, rule or regulation requiring that we adopt a Code of Ethics. The Code of Business Conduct and Ethics was filed with the SEC on April 22, 2005. We shall provide a copy, without charge, to any person desiring a copy of the Code of Ethics, by written request to us at our principal offices.

         Nominating Committee. We have not yet established a nominating committee. Our board of directors, sitting as a board, performs the role of a nominating committee. We are not currently subject to any law, rule or regulation requiring that we establish a nominating committee.

         Compensation Committee. We have not yet established a nominating committee. Our board of directors, sitting as a board, performs the role of a compensation committee. We are not currently subject to any law, rule or regulation requiring that we establish a compensation committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information known to us as of March 24, 2006, relating to the beneficial ownership of shares of our common stock by:

         o each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock;

         o  each director;

         o  each executive officer; and

         o  all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Dynamic Leisure Corporation, 2203 North Lois Avenue, Suite 900, Tampa, Florida 33607.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.

         Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from the date of this Report, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised or converted.

         The table is based on 9,331,016 shares of common stock currently outstanding, after giving effect to the issuance of shares in connection with the Stock Exchange Agreement dated January 13, 2006. Each share of Series A Preferred Stock carries 1,000 votes per share on each matter submitted to a vote of shareholders, and is convertible into 1,000 shares of common stock. Under the Stock Exchange Agreement, the Company issued Series A Preferred Stock convertible into our common stock at such time as we increased our authorized shares sufficiently to permit the Series A Preferred Stock to be converted into common stock. The Company's Board of directors authorized an increase in the number of authorized shares of common stock to 300,000,000 shares, subsequently authorized by our shareholders. Except as otherwise required by SEC rules relating to beneficial ownership, the table does not give effect to the issuance of up to:

         o    124,539   shares upon exercise of options that have been granted;

         o  4,353,211   shares upon exercise of outstanding stock purchase
                        warrants; and

         o  2,752,764   shares upon conversion of outstanding convertible
                        promissory notes.

                                      Amount and Nature of Beneficial Ownership
                                      -----------------------------------------
                                                    Common Shares
                                      -----------------------------------------
               Name                     Number of Shares      Percent of Class
               ----                   -------------------   -------------------
Daniel G. Brandano (1) ...............     3,011,102               29.8%

Thomas W. Busch (2) ..................       866,666                9.3%

Robert A. G. LeVine (3) ..............       266,666                2.9%

Leonard Sculler ......................         6,666                   *

Officers and Directors as Group
(5 persons) ..........................     4,151,100               41.1%

Diversified Acquisition Trust, LLC (4)
50 Braintree Hill Park, Ste. 108
Braintree, MA ........................     2,795,546               27.4%

MMA Capital, LLC (5)
456 Montgomery Street, Ste. 2200
San Francisco, CA 94104 ..............     4,000,000               30.0%

Stephen A. Hicks(6)
300 East 40th Street
New York, NY 10016 ...................     1,666,667               16.2%

Raymon Valdes(7)
3080 East Bay Drive
Largo, Florida 33771 .................       740,000                7.6%

Claudale Limited (8)
c/o T&T Management Services Limited
28 Irish Town, Gibraltar .............       693,333                7.4%

GRQ Consultants, Inc. (9)
595 S. Federal Hwy, Ste. 600
Boca Raton, FL 33432 .................       644,442                6.7%

Alpha Capital Aktiengesellschaft (10)
Pradafant 7
9490 Furstentums
Vaduz, Lichtenstein ..................       519,299                5.3%

* Less than 1%.

(1) Includes shares registered to Street Ventures Partners, LLC, a limited liability company in which Mr. Brandano shares equal ownership with his spouse. Consists of (a) 833,333 shares of common stock, (b) 1,066,666 shares of common stock registered to Street Venture Partners, LLC, (c) 333,333 shares of common stock held by family members (d) 388,885 shares issuable upon exercise of the convertible feature of a note held by Street Venture Partners, LLC and (d) 388,885 shares issuable upon exercise of currently exercisable warrants held by Street Venture Partners, LLC.

(2) Consists of 866,666 shares of common stock.

(3) Consists of 266,666 shares of common stock.

(4) Geoffrey J. Eiten is the sole beneficial owner of Diversified Acquisition Trust, LLC. Mr. Eiten, through the trustee, exercises sole investment and voting powers over the shares included in the table. Consists of (a) 1,906,666 shares of common stock, (b) 444,440 shares issuable upon exercise of the convertible feature of a note and (c) 444,440 shares issuable upon exercise of currently exercisable warrants.

(5) Consists of (a) 2,000,000 shares issuable upon exercise of the convertible feature of a note and (b) 2,000,000 shares issuable upon exercise of outstanding warrants.

(6) Consists of (a) 700,000 shares of common stock and (b) 966,667 shares issuable upon exercise of the convertible feature of a note.

(7) Consists of (a) 340,000 shares of common stock and (b) 400,000 shares issuable upon exercise of the convertible feature of a note.

(8) Claudale Limited is a Gibraltar company which owns 693,333 shares of common stock. Claudale Limited also manages a family trust for Mr. Daniel Brandano. Mr. Brandano has no ownership interest in Claudale Limited and disclaims beneficial ownership or control of any of the Company's shares owned by Claudale Limited.

(9) Consists of (a) 400,000 shares of common stock, (b) 111,110 shares issuable upon exercise of the convertible feature of a note and (c) 133,332 shares issuable upon exercise of outstanding warrants.

(10) Consists of (a) 100,000 shares of common stock, (b) 252,632 shares issuable upon exercise of the convertible feature of a note and (c) 166,667 shares issuable upon exercise of outstanding warrants.


                            DESCRIPTION OF SECURITIES

GENERAL

         The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital currently consists of 300,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share. Currently, 9,331,016 shares of common stock are issued and outstanding; preferred stock previously issued to the shareholders of Dynamic Leisure Group, Inc. pursuant to the Stock Exchange Agreement dated January 13, 2006 were automatically converted to shares of common stock upon the increase in authorized shares in February 2006.

COMMON STOCK

         Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

         Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

PREFERRED STOCK

         We are authorized to issue 20,000,000 shares of preferred stock, par value $.01 per share, having such designations, rights, preferences, powers and limitations as may be determined by the board of directors at the time of designation. Although preferred stock was designated and issued as part of the Stock Exchange Agreement, that stock automatically converted to common stock upon our increasing the authorized shares of common stock, and we have no plans to issue any further preferred stock at this time or in the near future.

COMMON STOCK PURCHASE WARRANTS

         There are currently outstanding common stock purchase warrants to purchase an aggregate of 4,353,211 shares of our common stock. The warrants were issued in connection with various financing transactions, as well as to employees and non-employees, including directors, consultants, advisers, suppliers, vendors, customers and lenders for purposes including to provide continued incentives, as compensation for services and/or to satisfy outstanding indebtedness to them. The warrants are exercisable at prices ranging from $.68 per share to $11.25 per share and expire on various dates through June 15, 2010. We are entitled to call warrants to purchase 394,504 shares of common stock, on ten days' prior written notice in the event that our common stock (a) is included for quotation on the OTC Bulletin Board or any Nasdaq quotation system and (b) the closing bid price of our common stock is $8.10 or more for 20 consecutive trading days. Any callable warrants not exercised prior to expiration of the ten day period shall terminate and cease to be of any further force or effect. We may require holders of 100,000 warrants to exercise those warrants if the closing price for our common stock is $4.50 or more for 30 consecutive trading days, and average daily volume during such period is at least 8,333 shares. The exercise of warrants to purchase 259,000 shares is also subject to a 4.99% cap on the beneficial ownership that each holder may have at any point in time while any of the warrants (or the promissory notes in connection with which the warrants were issued) are outstanding.

CONVERTIBLE PROMISSORY NOTES

         In connection with a private placement completed in March 2005, we issued our secured convertible promissory notes in the aggregate principal amount of $300,000. The notes are convertible at the option of the holder into shares of our common stock, at a price of $3.00 per share, subject to adjustment. On January 13, 2006, the Company entered into a Modification and Waiver Agreement with Alpha Capital Aktiengesellschaft, JM Investors, LLC, Libra Finance, S.A. and RG Prager Corporation. The parties to the Modification and Waiver Agreement are also parties to a series of agreements dated March 2, 2005, as amended, under which the Company issued convertible promissory notes aggregating of $327,000. At the time of execution of the Modification and Waiver Agreement, the Company was in default of its obligations under the March 2, 2005 agreements.

         Under the Modification and Waiver Agreement, interest on the convertible promissory notes at the rate of 5% per annum will be paid quarterly, commencing March 31, 2006. Monthly principal amortization payments equal to one-eleventh (1/11th) of the Initial Principal Amount, or approximately $29,700, are to commence on June 1, 2006. The notes are convertible at a fixed price of $.75 per share, subject to certain adjustments. As part of the terms of the Financing Transaction, the note holders released their security interest in the Company's assets.

         In accordance with the terms of the Modification and Waiver Agreement, upon receipt of the funding of $2 million in a January 13, 2006 Financing Transaction, the note holders opted to receive payment, and the Company paid a total of approximately $245,250 to the note holders, consisting of approximately $163,500 in principal amount of promissory notes and a premium in the amount of approximately $81,750. Provided an Event of Default has not occurred, the Company may opt to prepay a portion or the entire outstanding principal amount of the promissory notes by paying a sum equal to one hundred and fifty percent (150%) of the principal amount to be redeemed plus any accrued but unpaid interest.

         As additional consideration to induce the note holders to enter into the Modification and Waiver Agreement, the Company issued an aggregate of 200,000 shares of its common stock to the two investors under the March 2, 2005 transaction documents. Pursuant to the terms of the Modification and Waiver Agreement (a) those provisions of the transaction documents dated March 2, 2005 providing exceptions to the adjustment provisions of the notes and warrants have been eliminated, (b) the exercise price of the warrants to purchase up to 259,000 shares of the Company's common stock issued under the March 2, 2005 transaction documents was changed to $1.00 per share and the warrants are exercisable until 3 years from the filing of the Form 8-K announcing the recapitalization of the Company, (c) the number of shares issuable upon exercise of those warrants to the investors cannot be reduced to less than 300,000 shares. Under the Modification and Waiver Agreement, under certain circumstances, we may require the investors to exercise the 300,000 warrants. The Company may prepay the note at 150% of the principle due, plus interests and other amounts due, through the redemption date but only if an effective registration statement exists.

         We agreed to file an amendment to the existing registration statement covering resale of the shares issuable under the transaction documents dated March 2, 2005. Such registration statement must be filed on or before April 13, 2006 and become effective not later than 60 days after the date of filing, or the Company will be subject to the payment of liquidated damages to the note holders. In addition, we have agreed to file a new registration statement covering the resale of those shares issuable under the Modification and Waiver Agreement the resale of which are not covered by the existing registration statement. Such additional registration statement must be filed by May 13, 2006 and become effective not later than 60 days after the date of filing, or the Company will be subject to the payment of liquidated damages to the note holders.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Stock Trans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003. Our transfer agent may be reached by telephone at (610) 649-7300.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Neither the Company's new legal counsel, Crone Law Group of San Francisco, California, nor the Company's Independent Registered Public Accounting Firm, Salberg & Company, P.A. of Boca Raton, Florida, has any interest in the Company.

     DISCLOSURE OF COMMISSION POSITION OF INDEMNIFCATION FOR SECURITIES ACT
                                  LIABILITIES

         Our Amended and Restated Articles of Incorporation contain a provision eliminating the liability of a director to us and our stockholders for monetary damages for breaches of fiduciary duty as a director, to the fullest extent permitted by law.

         Our Amended and Restated Bylaws also authorize the Company to indemnify any director, officer or agent of the Company, or any other person, to the full extent permitted by law. This indemnification may include the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. Our Amended and Restated Bylaws require the Company to indemnify directors, officers or employees in connection with certain actions, suits or proceedings, subject to certain limitations.

         Any repeal or modification of our Amended and Restated Articles of Incorporation shall be prospective only and shall not adversely affect any right or protection of our directors or officers existing at the time of a repeal or modification for any breach covered by the Amended and Restated Articles of Incorporation which occurred prior to such repeal or modification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                             DESCRIPTION OF BUSINESS

COMPANY HISTORY

         We were incorporated under the laws of the state of Minnesota in December 1984, under the name TERTM, Inc. In 1989, we changed our name to TERTM Technology Corporation and, in December 1993, again changed our name to DynEco Corporation. Most recently, in March 2006, we again changed our name to Dynamic Leisure Corporation.

         Prior to 1991, we engaged in the design, development, manufacture and marketing of certain proprietary products using a proprietary production process known as the Thermal Expansion Resin Transfer Molding Process. We also marketed and licensed a design engineering and contract manufacturing capability of products using the TERTM process to third parties. We discontinued these operations in 1991 and, until the acquisition of the compressor assets and business of DynEco International, Inc. ("DynEco International") in March 1994, we only engaged in licensing the TERTM process and providing application engineering consulting with respect to those licenses. We ceased all TERTM-related activities in March 1994.

         In January 1993, we were introduced to DynEco International, a developmental stage company engaged in the development of proprietary compressor technology intended to be commercially exploited primarily through licensing to third parties. While DynEco International expressed interest in being acquired by us, due to our financial obligations, DynEco International was unwilling to consummate a business combination with us until we restructured our obligations. In order to do so, on July 12, 1993, we filed a Plan of Reorganization and a Disclosure Statement under Chapter 11 of the Federal Bankruptcy laws with the United States Bankruptcy Court for the District of Minnesota. The Plan of Reorganization was subsequently confirmed by the Order of the Bankruptcy Court on December 17, 1993. The Chapter 11 case was closed by the Order of the Bankruptcy Court in June 1994.

         On March 31, 1994, we consummated the acquisition of all of the issued and outstanding shares of capital stock of DynEco International in exchange for
(a) approximately 130,867 shares of our common stock and (b) warrants to purchase approximately 9,753 shares of our common stock. Those warrants have since expired unexercised. On the effective date of the acquisition, DynEco International became our wholly-owned subsidiary, and DynEco International's security holders collectively became our majority shareholders. At the same time, our directors and officers resigned their positions, and the directors and officers of DynEco International became our directors and officers.

         From the time of our acquisition of DynEco International until May 2003, we engaged in the development and commercialization of the patented technologies licensed to us by our then Chief Executive Officer, Thomas C. Edwards, Ph.D. We funded those activities through limited revenues and sales of our equity securities. The focus of our activities was the development of products that could be used in fuel cell applications. However, we were unable to successfully develop these products on a commercial basis due to our limited financial resources, the lack of public acceptance of fuel cells as an alternative energy source and our inability to attract manufacturers willing to devote resources to altering their manufacturing processes to accommodate the production of our products.

         In May 2003, we entered into the exclusive license agreement with Parker-Hannifin Corporation that is described above. Between that time and December 31, 2005, our activities were limited to our consulting services rendered to Parker Hannifin and our continued development of non-fuel cell applications for our UniVane technology. All of our existing material agreements have been executed and are being performed by the Company. As a result, the operations of DynEco International as an operating subsidiary have ceased, and DynEco International is not currently engaged in active operations.

         In January 2006, we entered into a Stock Exchange Agreement with the former shareholders of Dynamic, under which the Company acquired all of the outstanding capital stock of Dynamic, and Dynamic became a wholly-owned subsidiary of the Company. Dynamic was founded in May 2005 for the purpose of consolidating leisure-based travel products, such as airfares, hotels, car rentals, excursions, and tours, using proprietary computer software and broadband communication technology. Currently, we plan to operate primarily in the wholesale travel industry, after several years of operating in the industrial goods industry. For further information on the Stock Exchange Agreement with Dynamic and the corporate name change, see Exhibit 10.22.

HISTORICAL BUSINESS - PATENTING AND LICENSING OF COMPRESSOR AND PUMP TECHNOLOGY

         Over the last several years, and through January 13, 2006, we were engaged primarily in the development of high efficiency compressors and pumps believed to have commercial application in products. The technology underlying our compressors and pumps was created by Dr. Thomas Edwards, our founder and former Chief Executive Officer. The technology is the subject of three patents that have been issued by the United States Patent and Trademark Office. As the Company retains certain patent and license rights, we include a description of the Company's efforts in compressor and pump technology in this prospectus.

FUEL CELLS

         Over the past several years, environmental and economic concerns have led to searches for alternative sources of power for electricity generation and transportation. Fuel cells are an emerging energy source that is being developed as an alternative to traditional energy sources such as gasoline and coal. A fuel cell is a device that is much like a battery. However, rather than storing energy in the manner that a battery does, a fuel cell continuously changes the chemical energy of hydrogen and oxygen into electrical energy and heat, without combustion. Fuel cells convert hydrogen and oxygen into electricity through a process that can be twice as efficient as conventional electrical energy production, and they result in virtually no emissions while producing only heat and water as by-products. Fuel cells are similar to batteries with the exception that if they are continuously provided with oxygen from the air and hydrogen fuel, they continue to provide electricity and, therefore, they do not "run down." Fuel cells can be used in stationary applications, such as generating electricity or heating buildings, and for non-stationary applications, such as powering vehicles including automobiles, buses and trains. Fuel cells have emerged as a leading source of power for these applications, as they are an inherently cleaner, more efficient and a more reliable source of power than current generation methods. Some fuel cell applications have progressed to the pre-production stage and have received significant attention in the financial and popular press.

DYNECO UNIVANE(R) COMPRESSOR AND HYDROGEN CIRCULATOR

         We developed a line of compressors and pumps incorporating Dr. Edwards' technology, known as UniVane devices. We believe that our compressors and pumps enable fuel cells to operate more efficiently and with greater power output, thereby promoting the development and adoption of compact, economical fuel cell power systems. Although numerous compressor manufacturers produce lubricant-free (oiless) compressors, the primary innovation in our lubricant-free compressors and pumps is that they are more reliable and efficient than other oiless compressors and pumps. We believe that our UniVane devices can be successfully incorporated into commercially viable fuel cell applications.

         We control the rights to two proprietary mechanisms - Orbital Vane(R) and UniVane devices. UniVane compressors operate without a lubrication system, a primary requirement for fuel cell compressors. On the other hand, Orbital Vane machines require lubricant systems and, therefore, unlike the UniVane, are unsuitable for fuel cell applications. The Company no longer renews patent annuity/maintenance fees for Orbital Vane patents, which hastens the transition of these patents to the public domain.

         The UniVane compressor and hydrogen circulator provide a flow of oxygen or hydrogen to an entire fuel cell. UniVane technology can be used for hydrogen circulator pumps, natural gas/air mixing compressors, cathode air compressors and as a duel compressor for gas and air. It is a high-efficiency device that is designed to offer higher flow at lower pressures than alternative systems. The Company's UniVane devices produce a greater flow while utilizing about one half the energy of a conventional product.

         UniVane compressors consist of a closed stationary cylindrical housing containing a rotor fitted with a single vane. These rotating parts are suspended in the housing by non-lubricated ceramic ball bearings so that neither rotating component actually touches the inner surfaces of the housing. Energy-efficient non-contact sealing is achieved, and results in essentially no friction or wear among the parts, even over thousands of hours. These attributes enable the design and manufacture of subsystems that we believe, for example, can be used to reliably and efficiently supply air to and circulate hydrogen through fuel cells.

LICENSE AGREEMENT WITH DR. THOMAS C. EDWARDS

         On February 4, 2004, we executed an Exclusive Patent and Know-How License Agreement (the "2004 License Agreement") with Thomas C. Edwards, Ph.D., our former president and chief executive officer. The 2004 License Agreement replaced and superceded a license agreement that we entered into with Dr. Edwards on March 9, 1992.

         Under the 2004 License Agreement, we were granted the exclusive, worldwide, royalty-bearing license to use certain patented technology owned by Dr. Edwards, as well as the related technical know-how, for the lives of the respective patents. The license agreement with Dr. Edwards covers three patents issued by the United States Patent and Trademark Office, including Dr. Edwards' patents for UniVane technology. We are permitted to sublicense the licensed technology, and have sublicensed the licensed technology to Parker-Hannifin under our exclusive license agreement with Parker-Hannifin (see below).

         Under the 2004 License Agreement, we were required to pay Dr. Edwards a royalty fee equal to 1% of the sales or lease price of all products sold or leased by us that incorporate the licensed technology. We were also obligated to pay Dr. Edwards a royalty fee equal to 10% of gross royalty fees in excess of $500,000 per calendar year received by us from sublicenses of the licensed technology. No royalty fees are due and owing to Dr. Edwards under this license agreement.

         Under a January 12, 2006 Exclusive Patent and Know-How License Agreement, Dr. Edwards relinquished any entitlement to royalty payments under the prior Exclusive Patent and Know-How License Agreement and has assigned and transferred to us all of his right, title and interest under the 2004 License Agreement. For further information on the January 12, 2006 Exclusive Patent and Know-How License Agreement, see Exhibits 10.29 and 10.30.

LICENSE AGREEMENT WITH PARKER-HANNIFIN CORPORATION

         Our limited financial resources prevented us from commercializing our UniVane devices into revenue-producing products. Consequently, in May 2003 we entered into a license agreement with Parker-Hannifin Corporation, a Fortune 500 industrial company that, among other things, designs, develops, manufactures and distributes a wide range of industrial and consumer products and has been engaged in, among other things, the development of fuel cells as an alternative energy source.

         Under the license agreement, we granted Parker-Hannifin a sublicense agreement that grants them exclusive worldwide rights to develop, manufacture, sell and use our UniVane air compressors and hydrogen circulators, as well as the technology and patents incorporated in our products. Under the license agreement, we are precluded from manufacturing, using or selling our air compressors and hydrogen circulators to anyone other than Parker-Hannifin, and from developing or licensing our UniVane technology air compressor and hydrogen circulator technology to any other party.

         In consideration for the license grant, Parker-Hannifin agreed to pay us a royalty for each air compressor and hydrogen circulator incorporating our UniVane technology and sold by Parker-Hannifin. To the extent that Parker-Hannifin is successful in developing and marketing fuel cell devices or other products that incorporate our UniVane devices, we will be entitled to royalty payments from Parker-Hannifin based upon product sales. The royalty is payable quarterly, will be calculated as a percentage of the net selling price of the UniVane air compressor or hydrogen circulator included in the product sold by Parker-Hannifin, and is based upon attaining the following levels of product sales:

           Annual Number of Products   Percentage of Net Selling Price
           -------------------------   -------------------------------

                  1 -    50                          15%
                 51 -   250                          10%
                251 - 10,000                          8%
                  10,000 +                            6%

         After the third year of the license agreement, royalties will not be paid on products sold into a country where none of our technology is covered by a valid patent. In the event that royalty fees from Parker-Hannifin are less than $100,000 in any calendar year beginning with the calendar year commencing January 1, 2007, Parker-Hannifin may elect to either (a) pay us the difference between $100,000 and the amount of royalty fees paid for that year, or (b) permit the license granted to it to become non-exclusive.

         In 2005, our UniVane fuel cell compressors and hydrogen circulators were our only products capable of generating revenues, leaving us substantially dependent upon Parker-Hannifin for sales of royalty-generating products. However, we have no control over Parker-Hannifin's technical and manufacturing development or marketing activities, and Parker-Hannifin is only required to use reasonable commercial efforts to market these products; there is no assurance that commercial applications for our UniVane devices will be developed or, even if developed, that they will be successfully marketed. With the exception of an immaterial number of sales of prototype units, no sales of licensed products have been made to date, and we cannot predict whether Parker-Hannifin will successfully sell licensed products incorporating our technology. If Parker-Hannifin does not successfully market royalty-generating products under our license agreement, we do not receive royalty fees. In 2005, we received no royalty fees.

         The license agreement with Parker-Hannifin will continue until the earliest to occur of (a) expiration of the licensed patent, (b) the final use of the licensed technology by a customer of Parker-Hannifin, (c) termination of the license agreement by one party due to a material uncured breach by the other party, (d) termination of the license agreement by a party due to a bankruptcy or similar proceeding involving the other party, or (e) the mutual agreement of the parties.

         In connection with the license agreement, we provided consulting services to Parker-Hannifin to assist in transitioning our UniVane technology to them and for developing and improving products covered by the license agreement. The consulting agreement provided for an initial term of one year terminating May 31, 2004, subject to automatic month-to-month renewals unless one party provided 90-days notice of termination to the other. We received consulting fees of $25,000 per month under the agreement. Following expiration of the initial 12-month period, we continued to provide consulting services to Parker-Hannifin until November 2004, when Parker-Hannifin concluded that development of our UniVane technology had progressed to the point that it no longer required our consulting services in connection with their product development activities. Accordingly, we mutually orally agreed with Parker-Hannifin that our consulting services would cease to be provided as of December 10, 2004. The cessation of consulting services does not alter our rights and obligations relating to our right to future royalty payments based upon sales of products incorporating our UniVane devices.

SUPPLY AGREEMENT WITH PARKER-HANNIFIN CORPORATION

         On August 6, 2004, we entered into a supply agreement with Parker-Hannifin, under which Parker-Hannifin agreed to supply us with our requirements of UniVane products for resale in non-fuel cell applications, if any, that we may develop in the future. Under the supply agreement, any UniVane products we purchase from Parker-Hannifin will be sold to us at the standard distributor pricing established by Parker-Hannifin from time-to-time. We are under no obligation to purchase any products from Parker Hannifin and have made no commitment to purchase any products under the supply agreement. If we are able to develop non-fuel cell applications for our UniVane devices, we have granted Parker-Hannifin a right of first refusal to supply us with systems incorporating those devices, if Parker-Hannifin demonstrates that it can supply systems meeting our technical requirements at pricing that is reasonably competitive with other suppliers. As of the date of this Report, we have not developed any non-fuel cell applications that would be subject to the provisions of the supply agreement with Parker-Hannifin.

TECHNOLOGICAL RESEARCH AND DEVELOPMENT AUTHORITY FUNDING AGREEMENT

         Effective November 20, 2002, we entered into a funding agreement with the Technological Research and Development Authority, headquartered in Titusville, Florida. Under the funding agreement, we are entitled to receive a maximum of $150,000 from the Authority to provide partial funding for the development and commercialization of our UniVane compressors and hydrogen circulators. During 2003, we received the entire $150,000 funding commitment under this agreement.

         As consideration for the funding, we are required to pay the Authority a royalty equal to 5% of our revenues from the sale, distribution, lease or other disposal of our UniVane compressors and hydrogen circulators. The royalty is payable until such time as total royalty payments equal $450,000. The agreement is for a term of 10 years.

RESEARCH AND DEVELOPMENT

         For each of the two years ended December 31, 2005 and 2004, we spent approximately $100,383 and $145,171, respectively, on research and development activities.

GOVERNMENT REGULATION

         As of December 31, 2005, our principal products and services consisted of our UniVane device licenses. During 2005, we were also engaged in technology development unrelated to our UniVane devices. None of our principal products or services required governmental approvals, and we do not believe or anticipate that existing or probable government regulations will have a material effect on our business. To the extent that fuel cells or other products developed by Parker-Hannifin are or will be subject to government regulation, or require or will require governmental approvals, Parker-Hannifin is responsible for necessary compliance and securing any necessary approvals.

         Our current activities do not subject us to the costs or effects of compliance with environmental laws, rules or regulations. To the extent that these laws, rules or regulations are applicable to the activities of Parker-Hannifin, the costs and effects are borne by Parker-Hannifin.

         It should be noted that the Company retains its licensing rights with Parker-Hannifin.

                      CURRENT BUSINESS - TRAVEL OPERATIONS

         On January 13, 2006, we entered into a Stock Exchange Agreement with the former shareholders of Dynamic Leisure Group, Inc. ("Dynamic"), now known as Dynamic Leisure Group North America, Inc., a privately-held Florida corporation, under which we acquired all of the outstanding capital stock of Dynamic, and Dynamic became a wholly-owned subsidiary of the Company. For audited financial statements of Dynamic Leisure Group Inc., see the Company's 8-K/A filed with the SEC on March 29, 2006.

         The Company, operating primarily through its wholly-owned subsidiary, Dynamic Leisure Group North America, Inc., is engaged in the business of marketing, selling and distributing a variety of wholesale and retail travel-related products and services. Specifically, we market, sell and distribute vacation packages, tours, cruises, domestic and international airline tickets, car rentals and accommodation products and services to travel agencies and consumers. We are currently implementing a business strategy to utilize the Internet as a delivery platform for our inventory of travel related products and services.

         We intend to fulfill demand for our travel product by aggregating our inventory of packaged leisure travel products and using the Internet as the delivery platform.

         We believe we have developed and acquired the infrastructure necessary to implement our Internet business strategy. Specifically, we have:

         - developed and acquired technologies;

         - developed specialized knowledge and experience concerning certain geographic destinations; and

         - established relationships with travel suppliers that enable us to offer a large inventory base at competitive rates.

         A key component of our Internet business strategy is to focus our resources in two segments: the business to consumer and business to business travel arena. We intend to concentrate our resources on the direct-to-consumer travel arena, where our objective is to sell leisure travel products that traditionally have had higher margins than airline ticket sales, including, among others, vacation packages, tours, and cruises. We also intend to continue to sell our leisure travel products to other travel providers, through existing and potential new relationships.

         With our current infrastructure, we believe we are well-positioned to take advantage of the potential growth in the domestic and international travel industries and in online travel. Our strategy is to focus on the sale and distribution of travel products, such as vacation packages, tours and cruises, which traditionally have had higher margins than airline ticket sales.

         Our Internet business strategy is centered on the development, implementation and integration of several websites. Our sites, many currently in development, are being designed to attract a loyal customer base in the United States, Europe, Asia and Latin America, and to convert these potential customers into leisure travel buyers.

OUR INTERNET BUSINESS STRATEGY

         We believe that in order to become profitable we must begin selling travel products such as vacation packages, tours and cruises, which traditionally have had higher margin than airline ticket sales. Our Internet business strategy, which is centered on the development of our websites and is focused on the online sale of specialized vacation and tour packages, is designed to sell such traditionally higher margin products. Specifically, our strategy is designed to:

         - Attract and acquire a substantial base of travel customers in the U.S., Europe and Latin America, by developing a compelling and functional web presence, launching the appropriate marketing and strategic partnership initiatives and offering the necessary customer service mechanisms; and

         - Convert customers into leisure travel buyers by offering attractive prices on personalized vacation packages, tours and cruises utilizing our TourScape operating system.

         To achieve the goals of our business strategy, however, we need to successfully develop our websites into full-service websites that will use our existing hardware and software infrastructure, as well as our strategic partnerships and existing vendor contracts.

OUR INFRASTRUCTURE

         We believe we are acquiring and developing the infrastructure necessary to effectively carry out our Internet business strategy. This infrastructure is comprised of our network architecture, Internet-enabled software engines, back-end operations and strategic and contract-based relationships.

         Network Architecture. We are developing and implementing a network architecture designed to support our Internet and enterprise-based activities. This architecture takes advantage of, and builds upon, our existing technologies. Our systems are being designed and developed by a series of vendors, including but not limited to SABRE, and by our internal technology staff. We believe that our systems will be capable of supporting all of our internal operations and Internet-related initiatives, including:

         - A processing capability for online users' query and booking transactions;

         - An ability to provide agents with the tools and resources necessary to deliver superior customer service; and

         - A means to support expansion that meets growing corporate needs and consumer demands.

         Internet-Enabled Software Systems. We have made significant investments in the software infrastructure that will be integrated into the Company's website. Our software systems include TourScape, a tour/wholesale reservation software system. TourScape, developed by the SABRE Group, improves productivity, efficiency, record-keeping and business tracking, and reduces operator training and booking time. It also supports multiple product lines, unlimited packaging capabilities, numerous pricing and costing methods and various commission levels.

         Internal Operations. Despite the automation of the real-time booking processes, travel reservations often still require some human interaction for completion. At a minimum, this involves physically handling and mailing paper airline tickets to customers, where applicable, and manually reviewing tour package transactions for accuracy and completeness. Under our Internet business strategy, we plan to provide live agent customer support to those customers requiring it. Because of our expertise as a wholesale distributor as well as a telephone-based travel operator, we believe we are well-positioned to expand these operational capabilities to our Internet activities.

         Contractual Relationships. The leisure tours and packages we currently market, which are critical components to the overall success of our Internet initiatives, are the result of contracts we have secured with travel industry vendors. As a travel wholesaler, we believe we have a competitive advantage over suppliers and other online travel agencies that lack such relationships. These contractual relationships, along with the other relationships we have created with others in the Internet and travel industries help lay the foundation for our Internet initiatives. These contracts can be canceled or modified by the supplier upon no or relatively short notice.

OUR MARKETING STRATEGY

         We are employing the following marketing strategies:

         FOCUSING ON THE SALE OF SPECIALIZED LEISURE TRAVEL PACKAGES. As noted by industry analysts, it is imperative that online travel agencies begin selling products that traditionally have had higher margins than airline ticket sales, such as vacation packages, tours and cruises in order to generate profitable operations. We believe that, in order to be profitable, online agencies, must:

         - Have specialized vacation package inventory available to consumers;

         - Utilize online tools that help facilitate complex leisure travel purchases; and

         - Provide the customer service, both online and off, that is necessary to make the customer feel comfortable booking these types of transactions online.

         We believe we are well-positioned to compete in the online travel business for the following reasons:

         Our TourScape booking technology will provide consumers with a user-friendly mechanism for booking complex and specialized travel packages.

         Our existing base of travel specialists can provide the requisite e-travel personal assistance through real-time chat, Internet telephony, 800 telephone service, and in the near future, Internet-based video communication.

         Finally, because of our status as a travel wholesaler and distributor, with established travel vendor relationships, we expect that our websites will offer a wide variety of specialized packages at rates that travel consumers will find attractive.

         COMBAT THE TRADITIONALLY HIGH "LOOK-TO-BOOK" RATIO. According to reliable research, a high percentage of online travel visitors have looked, but not booked, online. Of those, most have bought their tickets through an 800 number or a conventional travel agent after researching online. Therefore, as a means of capturing maximum revenue, the Company's customers will be encouraged to utilize the services of our travel agent staff through live chat, Internet call button, or an 800 number if, for some reason, they are not inclined to purchase online. To further combat this trend, personalization technology, which

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will store a customer's travel preferences, will be implemented into the
Company's websites. By combining our agent-based customer service and personalization technology, we believe the Company will be positioned to improve on the industry's current "look-to-book" ratio.

         FOSTER STRATEGIC PARTNERSHIPS AND PRIVATE LABEL PROGRAMS. We believe that one of the most important aspects of developing a successful online travel website is the process of creating and managing the requisite strategic partnerships and alliances. Strategic partnerships with web portals, e-commerce companies and content providers have the potential to generate revenue from transactions and advertisements, and also place the brand in front of Internet users.

         We intend to pursue these types of strategic online partnerships as a means to generate traffic, customer acquisition and revenue. We intend to enter into private label agreements to provide fulfillment on all travel purchased on several heavily trafficked e-commerce websites.

         ESTABLISH A DYNAMIC AFFILIATE PROGRAM. Thousands of websites are currently utilizing the affiliate (also known as associate or referral) programs of online vendors to offer their visitors the opportunity to buy everything from books to sporting goods to cars. These programs allow any website owner to create banner links that transport visitors to the affiliate e-commerce website in the hope they will make a purchase, thereby entitling the website owner to a commission. By establishing and promoting an affiliate program, we believe we will create an opportunity to sell travel products in appropriate contextual settings on complementary we sites. We are currently identifying e-commerce companies to establish our affiliate program.

         TARGET UNTAPPED INTERNATIONAL MARKETS. We believe online travel agencies have traditionally underappreciated the travel market outside the U.S. Recognizing the opportunities presented by rapid growth in use of the Internet abroad, we have formed Dynamic Leisure Europe Limited, a wholly-owned subsidiary located in London, England, in an effort to expand our target market. We believe the European market is a potentially large source of business for the U.S. vacation accommodation product and that our presence in the market provides a base for potential expansion and a hub for customer service in the European online and offline market.

COMPETITION

         Our competitors in the online travel industry include travel suppliers and travel agencies. Each of these types of competitors and factors upon which we compete are described below. Many of our competitors have greater experience, brand name recognition and/or financial resources than we do. We may be unable to compete successfully and our failure to compete successfully may have a material adverse effect on our business, financial condition and results of operation.

         SUPPLIERS. Suppliers primarily encompass airlines, hotels, car rental agencies and some cruise lines. This includes not only enhancing their websites and adding the Internet as a significant distribution channel to consumers, but also expanding their marketing efforts and forming new strategic alliances with other key online players.

         Advantages of suppliers over their agency counterparts include, among others,

         -  Well-established brands and consumer confidence in those brands;

         -  Customer loyalty;

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         -  Existing operational infrastructure and fulfillment of capabilities;

         -  Access to additional inventories and pricing incentives;

         -  Other incentives such as frequent flyer miles programs; and

         - Availability of extensive financial resources to invest in Internet initiatives.

         TRAVEL AGENCIES. Travel agencies with an online presence are comprised of both the online companies and established brick-and mortar operations. According to studies of online travel, some of the leaders in online travel include, among others:

         -  Travelocity

         -  Expedia

         -  GetThere.com

         -  Travel Network

         -  Uniglobe Travel

         -  Lowestfare.com

         All of the leaders mentioned above offer price and availability search capabilities for air, hotel and care rental and allow the user to book directly online without human intervention. Most of the agencies also offer special deals and discounted offerings. Some provide destination content. One of the areas some agencies are endeavoring to enhance is their offering of tour packages and cruises.

INTELLECTUAL PROPERTY

         We regard the protection of our intellectual property as important to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws, license agreements and contractual restrictions to establish and protect intellectual property rights in our website architecture and technology, products, content and services. We plan to enter into confidentiality and invention assignment agreements with our employees and contractors in order to limit disclosure of our confidential information and to protect our ownership interest in our website architecture and technology. We cannot assure you that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or deter independent third-party development of similar technologies.

REGULATORY ENVIRONMENT

         Regulation of the Travel Industry

         Many travel suppliers, particularly airlines, are subject to extensive regulation by federal, state and foreign governments. In addition, the travel services industry is subject to certain special taxes by federal, state, local and foreign governments, including hotel bed taxes, car rental taxes, airline excise taxes and airport taxes and fees. New or different regulatory schemes and changes in tax policy could have an adverse impact on the travel service industry in general and could have a material adverse affect on our business, financial condition, and results of operations. Changes in tax policy for online purchases, including travel purchases, could also have a material adverse affect on our business, financial condition and results of operations.

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

         Regulation of the Internet

         At the present time the amount of state and federal governmental regulation applicable to the Internet is relatively small when compared to other areas of communication and commerce. As the size, use and popularity of the Internet increases, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. Additionally, the rapid growth of electronic commerce may trigger the development of tougher consumer protection laws. The adoption of such laws or regulations could reduce the rate of growth of the Internet and could make it more difficult and expensive for us to carry on our planned business activities.

         Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the Federal Communications Commission, the FCC, to regulate Internet service providers and online service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. These regulations, if promulgated, could result in the reduced use of the Internet as a medium for commerce, which could have a material adverse effect on our business, financial condition and results of operations.

         Regulation Concerning Privacy

         Specific laws and regulations concerning use of the Internet have been enacted, both in the United States and in the European Union. While we expect to have a privacy policy designed to ensure the protection of the privacy of our users, there can be no assurance that these programs will conform to any regulations which have been adopted by the FTC or the European Union directive. We do intend to take the necessary measures to ensure that our website complies with industry standards relating to user privacy.

RECENT ACQUISITIONS

CASUAL CAR GENERAL SERVICE AGREEMENT

         On January 3, 2006, Street Venture Partners, LLC, sold the US rights to the Casual Car General Service Agreement (GSA) to Dynamic Leisure Group, Inc. for an unsecured convertible Promissory Note in the amount of $350,000, and a warrant to purchase 388,889 shares of the Company's common stock at a fixed price of $.90 per share. The GSA allows the Company to sell car rental products to leisure travelers primarily in Europe and the United Kingdom, through Skycars International Rent a Car, Middlesex, United Kingdom.

         The Company plans to continue with the Casual Car GSA, selling direct to the final consumer via the Internet, under the Casual Car rental brand. The Casual Car GSA allows the Company to begin to establish a foundation in certain desired leisure travel markets with multiple product offerings.

STOCK EXCHANGE AGREEMENT DATED JANUARY 13, 2006

         On January 13, 2006, we entered into a Stock Exchange Agreement with the former shareholders of Dynamic Leisure Group, Inc. ("Dynamic"), now known as Dynamic Leisure Group North America, Inc., a privately-held Florida corporation, under which we acquired all of the outstanding capital stock of Dynamic, and Dynamic became a wholly-owned subsidiary of the Company. As consideration for

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

its acquisition of the outstanding capital stock of Dynamic, the Company issued an aggregate of 197,000 shares of its Series A Preferred Stock to the former shareholders of Dynamic, which automatically converted to common stock upon the increase in authorized shares occurring in February 2006. See Exhibit 10.19. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering.

FEBRUARY 8, 2006 ACQUISITION OF CHANGES IN L'ATTITUDES, INC.

         On February 8, 2006, the Company consummated the purchase of all of the issued and outstanding capital stock of Changes in L'Attitudes, Inc. ("CLA"), for a purchase price of $1,750,000. The purchase price consists of a combination of cash ($640,000), shares of our common stock (340,000 shares), and a one-year secured Convertible Debenture in the principal amount of $600,000. The acquisition of CLA is expected to provide the Company with a direct-to-consumer selling channel via the Internet to the strategically desirable Caribbean leisure market. See Exhibit 10.26.

MARCH 6, 2006 ACQUISITION OF ISLAND RESORT TOURS, INC. AND INTERNATIONAL TRAVEL AND RESORTS, INC.

         On March 6, 2006, the Company purchased all of the issued and outstanding capital stock of Island Resort Tours, Inc. ("IRT") and International Travel and Resorts, Inc. ("ITR"), for a purchase price of $4,000,000. The purchase price consists of a combination of cash ($1,500,000), shares of the Company's common stock (700,000 shares), and a one-year secured Convertible Promissory Note in the principal amount of $1,450,000. The acquisition of IRT and ITR is expected to increase the Company's presence in the desired Caribbean leisure travel market, provide access to key travel industry products, including air travel, and add to the expertise of the Company's management team. See
Exhibit 10.28.

EMPLOYEES

         As of the date of this Prospectus, the Company employed approximately 40 people and was actively hiring further personnel. No employee is a party to a collective bargaining agreement.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following analysis of our consolidated financial condition and results of operations for the years ended December 31, 2005 and 2004 should be read in conjunction with the Consolidated Financial Statements and other information presented elsewhere in this Prospectus.

GENERAL

         Through January 13, 2006, we were engaged primarily in developing and commercializing patented high efficiency low-pressure non-lubricated air compressors and hydrogen circulators, known collectively as UniVane devices. The basic UniVane compressor technology development is based upon the concepts, innovations and embodiments of the patents Dr. Edwards has exclusively licensed to us. That license agreement was entered into in January 2004, which replaced a license agreement entered into in 1992. Under the license agreement, we are required to pay Dr. Edwards one percent of revenues we receive from sales of products incorporating the licensed technology, and ten percent of gross royalty fees in excess of $500,000 per calendar year received by us from sublicenses of

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

the licensed technology. The underlying UniVane patent #6,623,261, filed July 21, 2001 has a term of twenty years and expires on July 21, 2021. During May 2003, we granted an exclusive, worldwide patent license to Parker-Hannifin Corporation to further develop, enhance, manufacture and market our UniVane devices for all product applications into which the UniVane is incorporated. Subsequent to year-end, on January 12, 2006, Dr. Edwards entered into in an Exclusive Patent and Know-How License Agreement, in which Dr. Edwards relinquished any entitlement to royalty payments under the Exclusive Patent and Know-How License Agreement dated February 4, 2004 and has assigned and transferred to the Company all of his right, title and interest under the Exclusive Patent and Know-How License Agreement dated February 4, 2004.

         Under the license agreement, Parker-Hannifin is responsible for generating production UniVane compressor engineering designs and producing and marketing them. As a result, in 2005 our technical efforts were re-directed to generating potentially improved UniVane manufacturing designs, decreasing costs, increasing UniVane operational speeds and capacities and creating initial engineering conceptual layouts for different size UniVanes. In addition to engineering efforts to improve UniVane machines, we were also identifying non-fuel cell markets for UniVane compressors and designing systems that would employ the machines in those markets.

         We have historically incurred losses primarily resulting from expenditures related to the research, development, testing and preliminary marketing of our proprietary technology. To date, no products incorporating our UniVane technology have been commercially manufactured, and we have not yet generated revenues, including royalty income, from the sale of products incorporating our UniVane technology. Until we established our relationship with Parker-Hannifin, we were unable to identify manufacturers who were willing to aid in the commercialization of products incorporating our UniVane technology. However, we expect that operating losses will continue until such time as either our future royalty income generates sufficient revenues to fund continuing operations or a combination of royalties and profits that may be generated from the sale of systems, such as aerators, that use UniVane air compressors.

         Under the Parker-Hannifin License Agreement, we were being paid $25,000 per month for twelve months primarily to transfer UniVane technology to Parker-Hannifin and to aid in the transition from prototype production to commercial manufacturing. We continued to provide these services to Parker-Hannifin on a monthly basis until December 2004, when Parker-Hannifin concluded that development of our UniVane technology had progressed to the point that it no longer required our consulting services in connection with their product development activities. Accordingly, we mutually agreed with Parker-Hannifin that our consulting services would cease to be provided effective December 10, 2004. The cessation of consulting services did not alter our rights and obligations relating to our right to future royalty payments based upon sales of products incorporating our UniVane devices. Prior to 2003, we were developing and attempting to commercialize the licensed UniVane technology with its own limited resources.

         On January 13, 2006, we entered into a Stock Exchange Agreement with the former shareholders of Dynamic Leisure Group, Inc. ("Dynamic") a privately held, Florida corporation, under which we acquired all of the outstanding capital stock of Dynamic, and Dynamic became a wholly-owned subsidiary of the Company. Following the agreement, the Company intends to change the focus of its business strategy to pursue opportunities in the leisure travel market, primarily as a wholesaler of travel packages to frequently traveled destinations such as Florida, Las Vegas, California and Hawaii in the US and the Caribbean, Mexico, Central and South America, the United Kingdom and Europe. As part of the Stock Exchange Agreement with Dynamic, we issued 6,566,667 shares of our common stock.

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

         The Company expects its new focus on the leisure travel market will be obtained through the combination of acquiring existing well-established businesses and via internal organic growth. Subsequent to year end, in order to pursue this strategy, the Company acquired Changes in L'Attitudes, Inc. a Florida-based direct-to-consumer internet seller of vacation packages primarily to the Caribbean and Mexico, and Island Resort Tours, Inc. and International Travel and Resorts, Inc. ("ITR"), wholesalers of Caribbean travel primarily through established networks of travel agencies, and a provider of telephone and marketing support to various Caribbean locations.

CRITICAL ACCOUNTING ESTIMATES

         Valuation of Patent Rights

         The valuation of patent rights has a material impact on our reported financial condition and operating performance. Patent rights consist of the costs incurred to obtain patent rights associated with compressor technology. Patent rights are amortized using the straight-line method over their seventeen to twenty-year lives commencing upon patent issuance and the generation of revenues utilizing the underlying technology. Future revenues, if any, generated by these patents will be in the form of royalties from Parker-Hannifin. There is no assurance that commercial applications will be developed.

         Due to: (a) uncertainties in the developing fuel cell industry, (b) inherent risk of competing future technologies, and (c) our reliance on Parker-Hannifin, in 2004 we recognized an impairment loss of the entire net carrying value of patent rights of $144,603. This loss is reflected as an operating expense and increased the stockholders' deficit to $719,196 at December 31, 2004.

         We recorded and charged to operations impairment losses of $0 and $144,603, relating to patent rights, for the years ended December 31, 2005 and 2004, respectively.

         Stock-Based Compensation Plans

         We have two active stock based compensation plans. The board of directors administers these plans and may grant options to key individuals at their discretion. Terms and prices are to be determined by the compensation committee or the board. These plans have an aggregate of 83,333 shares of common stock reserved for issuance. Options outstanding were for 124,539 and 82,039 of shares of common stock at December 31, 2005 and 2004, respectively. In 2004, stock options were granted to an individual in lieu of issuing common stock, but this transaction was outside the stock-based compensation plans. The Company issued stock options to directors, employees, and the chief executive officer totaling 23,333 and zero, respectively, in 2005 and 2004. No stock-based employee compensation cost is reflected in net income during 2005 and 2004, in accordance with the provisions of Accounting Principles Board Opinion No. 25. The Company issued 19,167 options and recorded $56,925 in expense for options issued to consultants in 2005, in accordance with the fair value method of SFAS 123.

RESULTS OF OPERATIONS

         We had no revenue for 2005, and in 2004, revenues were primarily derived from consulting fees under the agreement with Parker-Hannifin. Our monthly consulting fee terminated in December of 2004.

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

         To date, there have been no sales of UniVane products that generated any royalty fees. In general, our license agreement with Parker-Hannifin does not expire until the later to occur of the last licensed UniVane patent expiration (i.e., July 21, 2021), or the final use of UniVane-related technology by Parker-Hannifin.

         In 2006, the business changed to focus on the leisure travel market. Revenues for the near term will depend upon our receipt of royalty payments, if any, related to the sale of systems that employ our UniVane technology from Parker-Hannifin Corporation; upon the success of our acquisitions of Changes in L'Attitudes, International Travel and Resorts, and Island Resort Tours in early 2006; and upon our ability to add revenue through internal growth.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31, 2004

         The Company produced no revenue from consulting fees during 2005 compared with $275,000 in 2004. Prototype sales decreased from $11,900 in 2004 to zero in 2005. These consulting fees related to the Parker-Hannifin consulting agreement entered into during May 2003. Other revenues were from prototype sales. We now rely on Parker-Hannifin for the commercialization of the licensed technology.

         Gross margin decreased to zero in 2005 from $270,804 in 2004 due to no sales being recorded in 2005.

         Operating expenses decreased 25.7% to $497,698 in 2005 from $670,213 in 2004. General and administrative expenses decreased by $2,930 from 2004 to 2005. During 2004, an impairment loss of $144,603 was recorded for patented technology because there is no determinable income directly related to our patents. In 2005, the Company did not have an impairment loss.

         Our net loss for 2005 increased $91,672 to $526,195 from $434,523. Interest expense increased to $199,041 for 2005 from $35,427 for 2004, primarily because of the amortization of the debt discount on the convertible debentures. The valuation of certain features of the warrants issued on March 2, 2005 resulted in a non-cash income of $86,408 for 2005.

Financial Condition - Liquidity and Capital Resources

         The Company continued to develop technology with potentially marketable commercial applications through December 31, 2005. Our financial condition was reliant on continuing equity investment until, if ever, Parker-Hannifin is successful in commercializing the UniVane technology. During 2005 we had no revenue while in 2004 equity funding was augmented by prototype sales and consulting fees.

         In 2005, the Company was primarily financed by the proceeds from issuance of $300,000 in convertible promissory notes, and by the proceeds of $85,000 from common stock issuance. These proceeds were used to fund an operating cash deficit of $355,352, to repay $17,211 of the convertible promissory notes and to pay the debt issue cost associated with the promissory notes of $21,726. During 2005, investing activities were minimal with $1,011 of fixed assets purchased. In 2004, the operating cash deficit of $176,100 and the cash used in investing activities of $9,540 were funded by the reduction of cash from $199,441 at the end of 2003 to $16,899 at the end of 2004. The cash provided by financing activities in 2004 of $3,088 was due from the sales of common stock, less repayment of shareholder loans and capital lease obligations. From time-to-time, we issue stock, options and warrants to satisfy operating expenses, which provides us with a form of liquidity. For example, during

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

February 2004, the Company settled an outstanding legal services agreement from August 1, 2001, in which the holder was owed $10,000 payable with 3,333 shares of issuable common stock, which had been reflected in the Company's records as common stock issuable. In February 2004, the Company granted stock options on 3,333 shares in lieu of issuing shares. In April 2004, the Company issued 6,667 shares of common stock to a director for services rendered and 3,333 common stock purchase warrants to a consultant for services rendered. In April 2005, the Company issued 19,167 options and recorded $56,925 in expense for options issued to consultants. Due in part to our lack of earnings, our success in attracting additional funding has been limited to transactions in which our equity is used as currency. Equity financings of the type previously completed are dilutive to our stockholders and adversely impact the market price for our shares.

         In November 2002, we entered into an agreement with the Technological Research and Development Authority that provided $150,000 in funding for the development and commercialization of the Company's UniVane compressors and hydrogen circulators for fuel cell applications. In consideration of the funding, we are obligated to make royalty payments to the Authority equal to five percent of future UniVane-related sales up to an amount equal to three times the amount the Company receives from the Authority. During 2003, the entire $150,000 funding commitment was received. The agreement expires in November 2012. We do not anticipate any additional funding from the Technological Research and Development Authority. No royalty payments were made to the Technological Research and Development Authority during the year ended December 31, 2005 or 2004.

         As of December 31, 2005, we had an overdrawn cash position of $232, which is reflected as a current liability in the financial statements and no accounts receivable. The working capital deficit was $1,033,565. We had total assets of $62,373, all long-term, consisting of $33,418 of net property and equipment and $28,955, primarily net debt issue costs. Our current liabilities totaling $1,033,565 included $62,921 of accounts payable, $363,584 of accrued liabilities, $213,640 loans payable $37,216 of current maturities of long-term debt, a warrant liability of $240,592 and $115,380 of convertible promissory notes. Total shareholders' deficit was $1,105,911. At December 31, 2005, we had an accumulated deficit of $8,661,023.

         We were in default of the repayment terms on notes payable aggregating $35,000 at December 31, 2004, and no extension has been granted by the debt holders. The notes were issued to David O'Brien and Edward Werner, neither of whom is affiliated with us. The proceeds of the loans were used for general working capital purposes. Currently, there have been no actions taken by the debt holders to foreclose since the notes payable were unsecured.

         As of December 31, 2005, our sources of internal and external financing are limited. In January 2005, the Company issued an additional 8,333 common shares and 4,167 warrants exercisable for two years in exchange $25,000 cash. In March of 2005 the Company completed a $300,000 financing consisting of secured convertible promissory notes and common stock purchase warrants. In the third quarter of 2005, we sold 39,999 shares of common stock and common stock purchase warrants to purchase 39,999 shares to two investors for an aggregate purchase price of $60,000 cash. It is not expected that the internal sources of liquidity will improve until net cash is provided from operating activities, and until such time, we will rely upon external sources of liquidity, including additional private placements of our common stock and exercise of various outstanding stock warrants and stock options. In December 2004, we completed regulatory review of a public registration of 272,500 shares of our common stock, comprised of 134,167 for shares outstanding and 138,333 for shares issuable to an option holder and warrant holders at an exercise price of $5.40 per share. In January 2005, our shares were listed on the OTC Bulletin Board.

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

         Historically, we relied upon limited revenues from consulting fees and equity financing in order to fund operations. While these activities provided limited resources, they have never resulted in cash flow in excess of immediately needed funding. Our inability to generate cash flow in excess of immediately needed funds was, in large part responsible for our decision to enter into the strategic relationship with Parker-Hannifin as a means to develop commercially viable products and a potential source of revenue generation.

         The continued inability to generate cash flow or revenue from fuel cell products influenced us to pursue other revenue sources and the Stock Exchange Agreement with Dynamic. We expect the leisure travel business to continue to increase significantly as the primary focus of our future.

         On January 13, 2006, we received $2,000,000 of financing by the issuance of a convertible secured promissory note, convertible at $1.00 per share and a warrant to purchase up to 2,000,000 million shares of the Company's common stock at $1.00 per share. The proceeds from the financing will be used for initial cash payments towards acquisitions of companies in the leisure travel market, partial repayment of a convertible promissory note outstanding and certain other outstanding obligations of the Company, infrastructure including computer hardware and software, and general working capital. We will continue to require external financing which will likely create additional dilution to our existing shareholders.

         On January 31, 2006, shareholders approved a 1:30 reverse split of the Company's common stock. As a result of the reverse stock split, every thirty
(30) shares of our common stock outstanding on the effective date were automatically combined into one (1) share. The reverse stock split became effective at the close of business on March 3, 2006, and post-reverse trading began at market open on March 6, 2006. The accompanying financial statements have been retroactively adjusted for the subsequent affect of the reverse stock split and the Stock Exchange Agreement of January 13, 2006.

         On February 8, 2006, we acquired Changes in L'Attitudes, Inc. ("CLA"), and on March 6, 2006, we acquired Island Resort Tours, Inc. and International Travel and Resorts, Inc. ("IRT/ITR"). The purchase prices included our issuing 1,040,000 shares of our common stock and $2,050,000 of convertible notes that may be converted to our common stock at a price of $1.50. The convertible notes are payable with interest at the rate of 9% per annum. The CLA and IRT/ITR notes mature on February 7, 2007 and March 6, 2007, respectively ("Maturity Date"). The notes are convertible into our common stock, on or before the Maturity Date, at a rate of $1.50 per share. The conversion rate may be adjusted downward if we, in subsequent acquisitions on or before December 31, 2006, provide consideration that includes convertible securities with a conversion rate of less than $1.50 per share. In the event of any such adjustment, the conversion rate will be adjusted to the most favorable rate offered, but no lower than $1.00 per share. Subsequent to the Closing Date, if the Company obtains cumulative net external financing of $2,500,000 or more, early repayment of 50% of the outstanding balance on the notes may be required. If the Company receives in excess of $5,000,000 in cumulative net external financing, an early repayment of the full outstanding balance on the notes may be required. The Company has agreed to include resale of the shares issued, and those issuable upon conversion of the convertible notes in the next registration statement filed by us. The convertible note issued to CLA is secured by a lien on the assets of CLA. The convertible note issued to IRT/ITR is secured by a lien on the assets of IRT/ITR. The acquisitions have provided us with new sources of revenue, but also involved issuing common stock that is dilutive to our current shareholders and may either cause additional dilution if the notes are converted to common stock, or increase our need for additional cash flow from operations or outside financing to meet our obligations.

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

         We are hopeful the exposure of a securities exchange might help increase the Company's market capitalization and encourage the exercise of outstanding warrants. We have no understandings or commitments from anyone with respect to external financing, and we cannot predict whether we will be able to secure necessary funding when needed, or at all.

         Our cash and anticipated receipt of funds from financings have been insufficient to satisfy our anticipated costs associated with new product development. There can be no assurance, however, that we will be able to generate sufficient cash from operations, if any, in future periods to satisfy our capital requirements. While we now have revenue and operations, there is no history of our ability to generate sufficient working capital to meet our operational and debt service needs. Therefore, we will have to continue to rely on external financing activities, including the sale of our equity securities, to satisfy our capital requirements for the foreseeable future. Due, in part, to our lack of earnings, our success in attracting additional funding has been limited to transactions in which our equity is used as currency. In light of the availability of this type of financing, and the lack of alternative proposals, the continued use of our equity for these purposes may be necessary if we are to sustain operations. Equity financings of the type we have historically completed, including our recent financing and acquisitions are dilutive to our stockholders and may adversely impact the market price for our shares.

         We have no commitments for borrowings or additional sales of equity. The precise terms upon which we may be able to attract additional funding is not known at this time, and there can be no assurance that we will be successful in consummating any such future financing transactions on terms satisfactory to us, or at all.

SEASONALITY AND INFLATION

         Our previous business was not seasonal in nature, and was not expected to be affected by inflationary forces. If the recent increase in oil prices proves to be long lasting, we believe the interest in fuel cell development will only increase. Our future success in fuel cells is dependent upon the successful development and market acceptance of fuel cell systems.

         The leisure travel market may be affected by weather conditions, inflation, and the overall economy in the US, UK, and Europe. During 2004 and 2005, an unusually large quantity of hurricanes, a number of which were severe, affected travel to the Caribbean and Mexico, and the Southeastern United States, including a number of locations that incurred long term damage to properties and infrastructure. While we believe that diversifying destinations and points of originations will reduce the potential exposure to seasonality and the weather, we shall need to add additional products and services to our existing business.

                             DESCRIPTION OF PROPERTY

         Pursuant to the Stock Exchange with the former shareholders of Dynamic, the corporate offices were moved to 2203 N. Lois Avenue, Suite 900, Tampa, FL 33607, where we lease space on a monthly basis. For further information on the Stock Exchange Agreement, see Exhibit 10.22.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Effective January 1, 2004, we entered into an Exclusive Patent and Know-How License Agreement with Thomas C. Edwards, Ph.D., our president and chief executive officer. The license agreement is more fully described elsewhere in this prospectus. The license agreement superceded and replaced the 1992 license agreement with Dr. Edwards. During each of the two years ended December 31, 2002, we neither accrued nor made any payments to Dr. Edwards under either of the license agreements. See "Business - License Agreement with Dr. Thomas C. Edwards." As described elsewhere in this Prospectus and the Exhibits, Dr. Edwards resigned from the Company in January 2006.

         On December 11, 2003, we issued 6,666 shares of common stock to each of Kevin S. Hooper and Leonard Sculler, as consideration for their services as directors, valued at the contemporaneous cash sales price of $3.60 per share.

         On April 27, 2004, we issued 6,666 shares of common stock to George R. Schell, as consideration for his services as a director, valued at $3.60 per share.

         On August 17, 2004, we entered into an Amended and Restated Business and Advisory Consulting Agreement with MBN Consulting, LLC. MBN is the beneficial owner of approximately 2.1% of our common stock. The agreement replaces and supercedes a consulting agreement dated November 10, 2003 between DynEco and MBN. Under the amended and restated agreement, MBN has agreed to (a) advise us with respect to the implementation of short and long range strategic planning to fully develop and enhance DynEco's assets, resources, products and services, (b) serving as liaison between DynEco and its shareholders; and providing such investor relations services as we may request, (c) identifying and providing advice and consultation in the areas of strategic alliances and business combinations, including mergers and acquisitions; and preparation for and attendance at meetings and conferences relating thereto, (d) arranging meetings between representatives of DynEco and members of the investment community at which presentations concerning DynEco and its business operations may be discussed; (e) providing advice and consultation relating to internal business operations including (i) advice regarding the formation of corporate goals and their implementation, advice regarding the financial structure of DynEco and its divisions or subsidiaries, (iii) advice regarding the securing of debt and/or equity financing and (iv) advice regarding corporate organization and personnel, (f) serving as liaison between DynEco and its legal and accounting advisors, and (g) providing such other services as may be mutually agreed upon by DynEco and MBN. For its services, MBN is entitled to a monthly fee of $3,000, commencing upon our receipt of combined equity and debt funding from any sources in an amount of at least $1,000,000. Under the original consulting agreement, MBN also received 66,667 shares of our common stock as consideration for advising DynEco in connection with restructuring its board of directors; providing advice and consultation prior to and in connection with DynEco's relationship with Parker-Hannifin Corporation, including the May 2003 License Agreement; serving as liaison to DynEco's shareholders and providing investor relations services; serving as DynEco's liaison to its financial and legal advisers; providing administrative support and services to relieve DynEco's chief executive officer of those responsibilities so that he could attend to his designated duties; and, providing advice and consultation with respect to new business development. In March 2005, we requested MBN to devote additional time to our business matters and, in light of the additional responsibilities undertaken by MBN, we verbally agreed to pay MBN a monthly consulting fee of $3,000 commencing March 1, 2005 (in lieu of the monthly consulting fee provided for in the Amended and Restated Consulting Agreement).

         Effective January 16, 2006, the Company entered a new Consulting Agreement with MBN. The new agreement covers a two-year term, provides payment to MBN of $5,000 per month for the first two months and $7,500 for each month thereafter, and provides 200,000 five-year warrants to purchase common stock at $1.25 per share.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         Our common stock commenced trading on the over-the-counter bulletin board on January 25, 2005, under the symbol "DYCO". From March 1994 until January 25, 2005, our shares were listed on the pink sheets under the symbol "DYCO." However, the trading market for our shares on the pink sheets was not active. The following table sets forth the high and low bid prices for our common stock on the pink sheets from January 1, 2004 to January 24, 2005 and on the over-the-counter bulletin board from January 25, 2005 to March 31, 2006. The bid prices are inter-dealer prices, without retail markup, markdown or commission, and do not reflect actual transactions. Our stock began trading under the symbol "DYLI" at market open on March 6, 2006.

                 PERIOD                         HIGH BID         LOW BID
----------------------------------------        --------         -------

January 1, 2006 to March 31, 2006 ......         $ 4.00           $ 0.81

October 1, 2005 to December 31, 2005 ...         $ 2.25           $ 0.30
July 1, 2005 to September 30, 2005 .....         $ 3.30           $ 1.35
April 1, 2005 to June 30, 2005 .........         $ 4.20           $ 2.46
January 1, 2005 to March 31, 2005 ......         $ 6.00           $ 2.43

October 1, 2004 to December 31, 2004 ...         $ 5.40           $ 2.40
July 1, 2004 to September 30, 2004 .....         $ 5.40           $ 3.00
April 1, 2004 to June 30, 2004 .........         $ 6.30           $ 3.60
January 1, 2004 to March 31, 2004 ......         $ 8.10           $ 5.10

The prices reflect a 1:30 reverse-stock split that became effective at business close on March 3, 2006.

SHAREHOLDERS OF RECORD

         As of March 24, 2006, there were 9,331,016 shares of our common stock issued and outstanding. We have also reserved a total of 4,353,211 shares for issuance upon conversion of convertible promissory notes and exercise of outstanding common stock purchase warrants, and 124,539 shares upon exercise of outstanding options to purchase shares of our common stock.

INFORMATION RELATED TO OUTSTANDING SHARES

         Of the issued and outstanding shares, approximately 1,118,766 shares of our common stock (6,667 of which are owned by our officers, directors and principal stockholders) have been held for in excess of one year and are available for public resale pursuant to Rule 144 promulgated under the Securities Act. The resale of another 134,167 shares, including 138,333 shares issuable upon exercise of outstanding warrants and options, is covered by a Registration Statement filed on Form SB-2 (SEC File No. 333-112585). The resale of another 15,000 shares, and 430,000 shares issuable upon exercise of outstanding warrants and options, is covered by the Registrations Statement filed on Form SB-2 (SEC File No. 333-124283), covered by this post-effective amendment.

         Unless covered by an effective registration statement, the resale of our shares of common stock owned by officers, directors and affiliates is subject to the volume limitations of Rule 144. In general, Rule 144 permits our shareholders who have beneficially-owned restricted shares of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not one of our executive officers, directors or principal shareholders during the three month period prior to resale), such restricted shares can be sold without any volume limitation.

         Sales of our common stock under Rule 144 or pursuant to registration may have a depressive effect on the market price for our common stock.

DIVIDENDS

         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. Our retained earnings deficit currently limits our ability to pay dividends.

SEC "PENNY STOCK" RULES

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table sets forth information relating to our outstanding equity compensation plans as of December 31, 2005:

                                            NUMBER OF
                                         SECURITIES TO BE
                                           ISSUED UPON       WEIGHTED-AVERAGE    AVAILABLE FOR FUTURE
                                           EXERCISE OF      EXERCISE PRICE OF   ISSUANCE UNDER EQUITY
                                           OUTSTANDING         OUTSTANDING        COMPENSATION PLAN
                                        OPTIONS, WARRANTS   OPTIONS, WARRANTS   (EXCLUDING SECURITIES
                                            AND RIGHTS          AND RIGHTS      REFLECTED IN COLUMN A)
-------------------------------------   -----------------   -----------------   ----------------------
Equity Compensation Plans
Approved by Security Holders:

2001 Equity Incentive Plan ..........         22,278             $ 3.00                 11,055

1993 Corporate Stock Option Plan ....         21,667             $ 3.05                  3,333

1993 Advisors Stock Option Plan .....          6,667             $ 3.60                      0

Equity Compensation Plans Not
Approved by Security Holders:

Options .............................         73,928             $ 8.75                      0

Warrants ............................         99,104             $ 5.40                      0

Total ...............................        223,644             $ 5.99                 14,388

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning our grant of options to purchase shares of our common stock during the fiscal year ended December 31, 2005 to each person named in the Summary Compensation table.

                                                               PERCENT OF        EXERCISE
                                  NUMBER OF SECURITIES     TOTAL OPTION/SARS      OR BASE
                                       UNDERLYING         GRANTED TO EMPLOYEES     PRICE    EXPIRATION
              NAME               OPTION/SARS GRANTS (#)      IN FISCAL YEAR       ($/SH)       DATE
------------------------------   ----------------------   --------------------   --------   ----------
Thomas C. Edwards, Ph.D. .....           3,330                    7.8%            $ 3.00    April 2008

2001 EQUITY INCENTIVE PLAN

         In October 2001, our board of directors authorized and approved the 2001 Equity Incentive Plan. The plan was approved and ratified by our shareholders on October 25, 2001. Under the 2001 Equity Incentive Plan, we have reserved a total of 33,333 shares of our common stock for issuance upon exercise of incentive and non-qualified stock options, stock bonuses and rights to purchase awarded from time-to-time, to our officers, directors, employees and consultants.

         The 2001 Equity Incentive Plan is currently administered by our board of directors. Under the plan, the board determines which of our employees, officers, directors and consultants are to be granted awards, as well as the material terms if each award, including whether options are to be incentive stock options or non-qualified stock options.

         Subject to the provisions of the plan, and the Internal Revenue Code with respect to incentive stock options, the board determines who shall receive awards, the number of shares of common stock that may be purchased under the awards, the time and manner of exercise of options and exercise prices. At its discretion, the board also determines the form of consideration to be received upon exercise and may permit the exercise price of options granted under the plan to be paid in whole or in part with previously acquired shares and/or the surrender of options. The term of options granted under the stock option plan may not exceed ten years, or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options may not be less than 100% of the fair market value of our common stock at the time the option is granted. However, incentive stock options granted to a 10% holder of our voting stock may not be exercisable at less than 110% of the fair market value of our common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 85% of the fair market value of our common stock on the date of grant.

         Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption therefrom, shares of common stock issued upon the exercise of options or as restricted stock awards will be subject to restrictions on sale or transfer. As of the date of this prospectus, options to purchase 22,278 shares have been granted under the 2001 Equity Incentive Plan.

1993 CORPORATE STOCK OPTION PLAN

         In May 1993, our board of directors authorized and approved the 1993 Corporate Stock Option Plan. The plan was approved and ratified by our shareholders on March 31, 1994. Under the 1993 Corporate Stock Option Plan, we have reserved a total of 25,000 shares of our common stock for issuance upon exercise of stock options granted, from time-to-time, to our officers, directors, and employees.

         The Corporate Stock Option Plan is currently administered by our board of directors. Under the plan, the board determines which of our employees, officers and directors are to be granted options. The committee or board determines whether options are to be incentive stock options or non-qualified stock options.

         Subject to the provisions of the plan, and the Internal Revenue Code with respect to incentive stock options, the board determines who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. At its discretion, the board also determines the form of consideration to be received and may permit the exercise price of options granted under the plan to be paid in whole or in part with previously acquired shares and/or the surrender of options. The term of options granted under the stock option plan may not exceed ten years, or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options may not be less than 100% of the fair market value of our common stock at the time the option is granted. However, incentive stock options granted to a 10% holder of our voting stock may not be exercisable at less than 110% of the fair market value of our common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 85% of the fair market value of our common stock on the date of grant.

         Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption therefrom, shares of common stock issued upon the exercise of options will be subject to restrictions on sale or transfer. As of the date of this report, options to purchase 21,667 shares are outstanding under the 1993 Corporate Stock Option Plan. No incentive stock option may be granted under the plan after April 30, 2003.

1993 ADVISORS STOCK OPTION PLAN

         In May 1993, our board of directors authorized and approved the 1993 Advisors Stock Option Plan. The plan was approved and ratified by our shareholders on March 31, 1994. Under the 1993 Advisors Stock Option Plan, we have reserved a total of 6,667 shares of our common stock for issuance upon exercise of stock options granted, from time-to-time, to our advisors and consultants.

         The Advisors Stock Option Plan is currently administered by our board of directors. Under the plan, the board determines which of our consultants and/or advisors are to be granted options. Options granted under the plan are non-qualified stock options. Subject to the provisions of the plan, the board determines the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. At its discretion, the board also determines the form of consideration to be received and may permit the exercise price of options granted under the plan to be paid in whole or in part with previously acquired shares and/or the surrender of options. The exercise price for options granted under the plan are set by the board, at its discretion, but in no event may the exercise price be less than 85% of the fair market value of our common stock on the date of grant.

         Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption therefrom, shares of common stock issued upon the exercise of options are subject to restrictions on sale or transfer. As of the date of this report, options to purchase 6,667 shares had been granted and are outstanding under the 1993 Advisors Stock Option Plan. The 1993 Advisors Stock Option Plan has terminated and no further awards may be made thereunder, however, outstanding awards of 6,667 shares remain effective until their termination date on December 31, 2008.

OTHER PLANS

         Other plans include equity compensation plans not approved by shareholders. These plans are comprised of options granted and/or warrants issued to employees and non-employees, including directors, consultants, advisers, suppliers, vendors, customers and lenders for purposes including to provide continued incentives, as compensation for services and/or to satisfy outstanding indebtedness to them.

         As of December 31, 2005, we had outstanding options covering 124,539 shares of our common stock and warrants covering 859,337 shares of our common stock under equity plans not approved by shareholders. The options have exercise prices ranging from $1.50 per share to $11.40 per share and expiration dates ranging from January 2006 to December 2008. The warrants are exercisable at $1.50 per share to $11.25 per share and expiration dates ranges from September 2006 to June 2010.

         The grants of these options were approved on a case-by-case basis by the board of directors, and are within the limits of the number of shares that we are authorized to issue. The grant of these options and warrants were not authorized by our shareholders. We may, in the future, authorize the grant of additional options and/or issuance of additional warrants for the foregoing purposes and other valid corporate purposes.

OPTION EXERCISES AND HOLDINGS

         The following table contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 2005 to each person named in the Summary Compensation Table.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                        VALUE OF
                                                                                      UNEXERCISED
                                                                                      IN-THE-MONEY
                                                          NUMBER OF SECURITIES       OPTIONS/SARS
                                                          UNDERLYING UNEXERCISED     AT FY-END ($)
                     SHARES ACQUIRED   VALUE REALIZED   OPTIONS/SARS AT FY-END(#)    EXERCISABLE /
                     ON EXERCISE (#)        ($)         EXERCISABLE/UNEXERCISABLE    UNEXERCISABLE
                     ---------------   --------------   --------------------------   -------------
Thomas C.
Edwards, Ph.D.
Chief Executive
Officer                    -0-              -0-                   70,594                 $0/$0

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information relating to all compensation awarded to, earned by or paid by us during each of the three fiscal years ended December 31, 2005 to: (a) our chief executive officer; and (b) each of our executive officers who was awarded, earned or we paid more than $100,000 for the fiscal year ended December 31, 2005:

                                 Fiscal                 Other Annual         LTIP      All Other
                        ------------------------   ----------------------   -------   ------------
NAME AND PRINCIPAL      FISCAL                     OTHER ANNUAL   OPTIONS    LTIP      ALL OTHER
POSITION                 YEAR    SALARY    BONUS   COMPENSATION   / (#)     PAYOUTS   COMPENSATION
---------------------   ------   -------   -----   ------------   -------   -------   ------------
Thomas C. Edwards        2005    $56,806    -0-        -0-          -0-       -0-          -0-
Chief Executive          2004    $60,000    -0-         0           -0-       -0-           0
Officer and President    2003    $60,000    -0-         0           -0-       -0-           0

         Effective January 1, 2004, we entered into an employment agreement with Thomas C. Edwards, Ph.D., for his services as our chief executive officer and chief technical officer. The employment agreement was for a term of five years, but on January 13, 2006 Dr. Edwards resigned from the Company and his employment agreement was terminated.


         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

         There have been no changes to or disagreements with our accountants that are required to be disclosed.


                              FINANCIAL STATEMENTS

         See Exhibit F-1.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521, subdivision 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subdivision 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with the distribution of the securities being registered, all of which are payable by the Company, are as follows:

SEC Registration and Filing Fee....................................   $   202.00
Legal Fees and Expenses*...........................................   $ 7,500.00
Accounting Fees and Expenses*......................................   $ 5,000.00
Financial Printing*................................................   $ 2,500.00
Transfer Agent Fees*...............................................   $ 1,500.00
Blue Sky Fees and Expenses*........................................   $     0.00
Miscellaneous*.....................................................   $ 3,298.00
                                                                      ----------

          TOTAL....................................................   $20,000.00
                                                                      ==========

* Estimated

                     RECENT SALES OF UNREGISTERED SECURITIES

         On March 14, 2003, we issued 2,000 shares of common stock and warrants to purchase an additional 120,000 shares to James Hittman, a vendor in settlement of $15,000 of accounts payable. The warrants are exercisable until June 30, 2006, at an exercise price of $5.40 per share. The investor had a preexisting business relationship with the Company, was provided access to business and financial about the Company and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in the Company. Accordingly, the investor was "sophisticated" within the meaning of federal securities laws. Each certificate evidencing securities issued in the transaction included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transaction. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering.

         On June 30, 2003, we issued 11,667 shares of common stock to the following four employees for services rendered, valued at the contemporaneous cash sales price of $3.60 per share.

     Name                                    Shares
     ----                                    ------

Michael Owens ...........................    4,167
Jennifer Dockery ........................    2,500
Paul Esparza ............................    2,500
Phil Keener .............................    2,500

         Each of the employees had a preexisting business relationship with the Company, were provided access to business and financial about the Company and had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in the Company. Accordingly, the investors were "sophisticated" within the meaning of federal securities laws. Each certificate evidencing securities issued in the transaction included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transaction. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering.

         On November 10, 2003, we issued 66,667 shares of common stock to MBN Consulting, LLC, a consulting firm, for services rendered, valued at the contemporaneous cash sales price of $3.60 per share. The investor had a preexisting business relationship with the Company, was provided access to business and financial about the Company and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in the Company. Accordingly, the investor was "sophisticated" within the meaning of federal securities laws. Each certificate evidencing securities issued in the transaction included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transaction. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering.

         On November 18, 2003, we issued 66,667 shares of common stock to the following four investors, for a purchase price of $240,000.

         Name                               Shares
         ----                               ------

Blaine Schmidt ..........................   13,333
Avonlea Homes Investments Ltd. ..........   20,000
Corporate Capital Group Int'l ...........   16,667
Centaurus Capital Corp. .................   16,667

         In connection with this transaction, we also issued warrants to purchase 133,333 shares of common stock to Centaurus Capital Corp. On March 24, 2004, Centaurus Capital Corp. assigned warrants to purchase 100,000 shares to Sausilito Ltd. The warrants are exercisable until November 30, 2005 (subsequently extended to November 30, 2006), at an exercise price of $5.40 per share. Each of the investors was provided access to business and financial about the Company and had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in the Company. Accordingly, the investors were "sophisticated" within the meaning of federal securities laws. Each certificate evidencing securities issued in the transaction included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transaction. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering.

         On December 11, 2003, we issued 6,667 shares of common stock to each of Kevin Hooper and Leonard Sculler, as consideration for their services as directors of the Company, valued at the contemporaneous cash sales price of $3.60 per share. Each of the directors had a preexisting business relationship with the Company, were provided access to business and financial information about the Company and had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in the Company. Accordingly, the investors were "sophisticated" within the meaning of federal securities laws. Each certificate evidencing securities issued in the transaction included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transaction. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering.

         On December 11, 2003, we issued 833 shares of common stock and warrants to purchase an additional 1,667 shares to the following designees of Schneider Weinberger & Beilly LLP, (now former) counsel to the Company, for services rendered, valued at the contemporaneous cash sales price of $3.60 per share:

         Name                               Shares   Warrants
         ----                               ------   --------

Susan Schneider .........................      392        750
Steven Weinberger .......................      392        750
Sydney Monda ............................       50        167

         The warrants are exercisable until June 30, 2006, at an exercise price of $5.40 per share. Schneider Weinberger & Beilly LLP had a preexisting business relationship with the Company, was provided access to business and financial information about the Company and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in the Company. Accordingly, the investor was "sophisticated" within the meaning of federal securities laws. Each certificate evidencing securities issued in the transaction included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transaction. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering.

         From January 6, 2003 until April 7, 2003, we issued a total of 52,000 shares of common stock and warrants to purchase an additional 104,000 shares to the following 23 accredited investors, for a purchase price of $187,200:

         Name                               Shares   Warrants
         ----                               ------   --------

F. Patrick McQuillan
   IRA Trust ............................    2,000      4,000
James McQuillan .........................    2,000      4,000
Douglas Michael .........................    2,000      4,000
The Kendall Family
   Rev. Trust ...........................    2,000      4,000
Steven Horning ..........................    8,000     16,000
Thomas Limberis .........................    2,000      4,000
D.J. Fretland ...........................    2,000      4,000
John Linsmaye ...........................    2,000      4,000
David Commers ...........................    2,000      4,000
Joe Langer ..............................    2,000      4,000
William Galbraith .......................    4,000      8,000
Lee Evans ...............................    2,000      4,000
Margaret Galbraith ......................    2,000      4,000
Robert Gosselin .........................    2,000      4,000
Robert Bailey ...........................    2,000      4,000
Gerald Neal .............................    1,000      2,000
Tony Walker .............................    2,000      4,000
Brett Hutchings .........................    2,000      4,000
Joseph Hutchings ........................    2,000      4,000
Christopher Jones .......................    4,000      8,000
Gerald Neal .............................      500      1,000
Richard Caveglia ........................      500      1,000

         The warrants are exercisable until June 30, 2006, at an exercise price of $5.40 per share. Each of the investors was provided access to business and financial about the Company and had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in the Company. Accordingly, the investors were "sophisticated" within the meaning of federal securities laws. Each certificate evidencing securities issued in the transaction included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transaction. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering, and under Rule 506 of Regulation D.

         On April 27, 2004, we issued 6,667 shares of common stock to George Schell, as consideration for his services as a director of a Company, valued at $3.60 per share. Mr. Schell had a preexisting business relationship with the Company, was provided access to business and financial about the Company and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in the Company. Accordingly, the investor was "sophisticated" within the meaning of federal securities laws. Each certificate evidencing securities issued in the transaction included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transaction. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering.

         During the period from December 7, 2004 to January 31, 2005, we sold an aggregate of 15,000 shares of common stock for an aggregate purchase price of $45,000, or $3.00 per share. For each two shares purchased, the purchaser also received one warrant to purchase one additional share of common stock, exercisable until December 31, 2006, at an exercise price of $4.50 per share. The proceeds from the sales are being used for general working capital purposes. The shares and warrants were sold to the following four persons, each of whom we had reasonable grounds to believe was an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act. Each investor was provided access to business and financial information about us and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Accordingly, each investor was also "sophisticated" within the meaning of federal securities laws. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transactions. No commissions, similar compensation or other remuneration was paid in connection with the sales. The issuance of the shares and warrants was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act and the rules and regulations thereunder, as transactions by an issuer not involving any public offering.

         Name                               Shares   Warrants
         ----                               ------   --------

Ralph A. Beinser ........................    3,333      1,667
Jason W. Sanders ........................    1,667        833
Mitchell Levy ...........................    1,667        833
Norman Nick .............................    8,333      4,167

         On March 2, 2005, we completed a $300,000 financing consisting of our convertible promissory notes and common stock purchase warrants. The notes are convertible at the option of the holder into shares of our common stock, at a price of $3.00 per share, subject to adjustment. We also issued the investors common stock purchase warrants to purchase an aggregate of 250,000 shares of common stock, consisting of (a) five year warrants to purchase 100,000 shares at an exercise price of $4.31 per share, subject to adjustment, (b) five-year warrants to purchase 50,000 shares at an exercise price of $7.50 per share, subject to adjustment and (c) five year warrants to purchase 100,000 shares at $3.00 per share, subject to adjustment. The conversion of the notes and exercise of warrants is subject to a 4.99% cap on the beneficial ownership that each investor may have at any point in time while the notes and warrants are outstanding. Repayment of the notes is collateralized by a general security interest in all of our assets. The notes and warrants were sold to the following investors, each of whom we had reasonable grounds to believe was an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities
Act:

         Name                               Note Principal           Warrants
         ----                               --------------           --------

Alpha Capital Aktiengesellschaft ........        $ 200,000            166,667
JM Investors ............................        $ 100,000             83,333

         Each investor was provided access to business and financial about the Company and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption from registration. No general solicitation or advertising was used in connection with the transactions. We paid unaffiliated finders a total of $27,000, by the issuance of our promissory notes payable in the same manner as the investor notes, and issued the finders five-year warrants to purchase a total of 9,000 shares of common stock. The issuance of the shares and warrants was exempt from the registration requirements of the Securities Act by reason of Sections 4(2) and 4(6) of the Securities Act and the rules and regulations, including Rule 506 of Regulation D thereunder, as transactions by an issuer not involving a public offering.

         On August 26, 2005, we sold an aggregate of 6,666 shares of common stock for an aggregate purchase price of $10,000, or $1.50 per share. For each share purchased, the purchaser also received one warrant to purchase one additional share of common stock, exercisable until September 23, 2008, at an exercise price of $3.00 per share. The proceeds from the sales were used for general working capital purposes. The shares and warrants were sold to the following two persons, each of whom we had reasonable grounds to believe was an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act.

         Name                                       Shares           Warrants
         ----                                       ------           --------

Margaret Galbraith ......................            3,333              3,333
Richard Galbraith .......................            3,333              3,333

         Each investor was provided access to business and financial about us and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Accordingly, each investor was also "sophisticated" within the meaning of federal securities laws. Each certificate evidencing securities issued to the investors includes a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transactions. No commissions, similar compensation or other remuneration was paid in connection with the sales. The issuance of the shares and warrants was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act and the rules and regulations thereunder, as transactions by an issuer not involving any public offering.

         On September 22, 2005, we sold an aggregate of 33,333 shares of common stock for an aggregate purchase price of $50,000, or $3.00 per share. For each shares purchased, the purchaser also received one warrant to purchase one additional share of common stock, exercisable until September 23, 2006, at an exercise price of $1.50 per share. The proceeds from the sales were used for general working capital purposes. The shares and warrants were sold to the following person, who we had reasonable grounds to believe was an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act.

         Name                                       Shares           Warrants
         ----                                       ------           --------

James Praggastis ........................           33,333             33,333

         The investor was provided access to business and financial about us and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Accordingly, the investor was also "sophisticated" within the meaning of federal securities laws. The certificate evidencing securities issued to the investor included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption therefrom. No general solicitation or advertising was used in connection with the transactions. No commissions, similar compensation or other remuneration was paid in connection with the sales. The issuance of the shares and warrants was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act and the rules and regulations thereunder, as transactions by an issuer not involving any public offering.

         In June 2005, we issued common stock purchase warrants to purchase 10,000 shares to one company as part of a consulting agreement. The warrants are exercisable for a period of five years at various exercise prices, with one-third at $3.75 per share, one-third at $7.50 per share and one-third at $11.25 per share. The consulting firm is in the financial consulting business, and therefore, has access to business and financial information about us and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of taking warrants from the Company in lieu of cash payment. The warrants contain a legend restricting transferability of the shares issuable upon exercise of the warrants unless the shares are registered under the Securities Act of 1933, as amended. No placement agent was involved, no commissions were paid, and no general solicitation or advertising was used in connection with this transaction. The issue of the warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof and the rules and regulations thereunder.

         In connection with the Stock Exchange Agreement of January 13, 2006, on March 6, 2006 the Company issued the former shareholders of Dynamic Leisure Group, Inc. an aggregate of 6,566,667 shares of the Company's common stock.

         As stated above, in connection with the Company's purchase of Changes in L'Attitudes, Inc., on March 6, 2006 the Company issued 340,000 shares of common stock to Raymon Valdes. In addition, under the Purchase Agreement governing that transaction, the Company issued Mr. Valdes a convertible debenture in the amount of $600,000, convertible into the Company's common stock at the rate of $1.50 per share.

         As stated above, in connection with the Company's purchase of Island Resort Tours, Inc. and International Travel and Resorts, Inc., on March 6, 2006 the Company issued 700,000 shares of common stock to Stephen A. Hicks. In addition, under the Purchase Agreement governing that transaction, the Company issued Mr. Hicks a convertible debenture in the amount of $1,450,000, convertible into the Company's common stock at the rate of $1.50 per share.

         Also between January 1, 2006 and March 24, 2006, the Company issued an aggregate of 366,910 shares of the Company's common stock to holders who converted promissory notes and exercised warrants of Dynamic Leisure Group, Inc. and to investors in the Company. The notes were sold to a total of two investors, each of whom we had reasonable grounds to believe was an "accredited investor" within the meaning of Regulation D under the Securities Act. Each investor was provided access to business and financial information about the Company and had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption from registration. No general solicitation or advertising was used in connection with the transactions.

                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.                       Description of Document
-----------                       -----------------------

3.1           Amended and Restated Articles of Incorporation +

3.2           Bylaws ++

5             Legal Opinion of Schneider Weinberger & Beilly LLP dated April
              21, 2005

10.1          2001 Equity Compensation Plan ++ *

10.2          1993 Corporate Stock Option Plan ++ *

10.3          1993 Advisors Option Plan ++ *

10.4 Amended and Restated Business Advisory and Consulting Agreement dated August 17, 2004 with MBN Consulting, LLC +++

10.5 License Agreement dated February 4, 2004 between DynEco Corporation and Dr. Thomas Edwards ++

10.6 Funding Agreement dated November 20, 2002 between DynEco Corporation and the Florida Technological Research and Development Authority ++

10.7          Employment Agreement dated January 1, 2004 with Thomas C. Edwards,
              Ph.D. ++ *

10.8 Exclusive Worldwide License Agreement dated May 1, 2003 between DynEco Corporation and Parker-Hannifin Corporation ++

10.9          Agreements dated August 1, 2001 and February 5, 2004 with Mark
              Vieno ++++

10.10         Supply Agreement dated August 6, 2004 with Parker-Hannifin
              Corporation +++

10.11 Subscription Agreement dated March 2, 2005 used in connection with $300,000 financing transaction +++++

10.12 Form of Convertible Promissory Note dated March 2, 2005 used in connection with $300,000 financing transaction +++++

10.13 Security Agreement dated March 2, 2005 used in connection with $300,000 financing transaction +++++

10.14 Collateral Agent Agreement dated March 2, 2005 used in connection with $300,000 financing transaction +++++

10.15 Form of Non-Callable Warrant used in connection with $300,000 financing transaction +++++

10.16 Form of Callable Warrant used in connection with $300,000 financing transaction +++++

10.17         Modification and Waiver Agreement dated January 13, 2006**

10.18         Articles of Amendment Designating Series A Preferred Stock **

10.19 Certificate of Amendment of Amended Articles of Incorporation, filed and effective February 2, 2006 (2)***

10.20 Articles of Correction, filed on February 28, 2006 and effective at close of business on March 3, 2006 (3)****

10.21 Articles of Correction, filed on February 28, 2006 and effective at close of business on March 3, 2006 (4)****

10.22 Stock Exchange Agreement dated January 13, 2006 by and between DynEco Corporation and the former shareholders of Dynamic Leisure Group, Inc.**

10.23 Secured Convertible Promissory Note dated January 13, 2006 to MMA Capital, LLC **

10.24         Security Agreement dated January 13, 2006 with MMA Capital, LLC **

10.25         Common Stock Purchase Warrant dated January 13, 2006 to MMA
              Capital, LLC **

10.26 Purchase Agreement, dated February 8, 2006 between Dynamic Leisure Group, Inc. and Raymon Valdes (12)*****

10.27 Security Agreement, dated February 8, 2006 between Dynamic Leisure Group, Inc and Raymon Valdes (13)*****

10.28 Purchase Agreement, dated March 6, 2006 between Dynamic Leisure Group, Inc. and Stephen A. Hicks (14)

10.29 Separation Agreement dated January 13, 2006 by and between DynEco Corporation and Dr. Thomas Edwards**

10.30 Exclusive Patent and Know-How License Agreement dated January 12, 2006 by and between DynEco Corporation and Dr. Thomas Edwards**

14            Code of Ethics ******

23.1          Consent of Schneider Weinberger & Beilly LLP (filed with Exhibit
              5)

23.2          Consent of Salberg & Company, P.A. ******

23.3          Consent of Salberg & Company, P.A.

__________________

*        Compensatory Agreement.

** Incorporated by reference from the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 23, 2006.

*** Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 3, 2006.

**** Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 3, 2006.

***** Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2006.

****** Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 8, 2006.

****** Incorporated by reference from the Company's registration statement on Form SB-2, filed with the Securities and Exchange Commission on April 22, 2005.

+ Incorporated by reference from the Company's registration statement on Form SB-2, filed with the Securities and Exchange Commission on August 23, 2004.

++ Incorporated by reference from the Company's registration statement on Form SB-2, filed with the Securities and Exchange Commission on February 6, 2004.

+++ Incorporated by reference from the Company's registration statement on Form SB-2, filed with the Securities and Exchange Commission on August 23, 2004.

++++ Incorporated by reference from the Company's registration statement on Form SB-2, filed with the Securities and Exchange Commission on June 18, 2004.

+++++ Incorporated by reference from the Company's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 31, 2005.

                                  UNDERTAKINGS

The undersigned Registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such.

                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus was originally passed upon for us by Schneider Weinberger & Beilly LLP, Boca Raton, Florida. Members of Schneider Weinberger & Beilly LLP and their affiliates beneficially own an aggregate of 2,500 shares of our common stock, including 1,666 shares issuable upon the exercise of outstanding common stock purchase warrants, the resale of which is covered by a currently effective registration statement.

                                     EXPERTS

         The consolidated financial statements of Dynamic Leisure Corporation as of December 31, 2005 and 2004, respectively, and for each of the two years then ended appearing in this prospectus and registration statement have been audited by Salberg & Company, P.A., Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus, which became effective on May 6, 2005. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, and other materials we file with the SEC, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. We file periodic reports with the SEC; copies of all of our filings with the SEC may be viewed on the SEC's Internet website at http://www.sec.gov.

         For so long as we are a reporting company, we will be required to file annual reports with the SEC, containing audited financial statements. However, unless we register our common stock under Section 12(g) of the Exchange Act, we will not be required to deliver an annual report containing audited financial statements to security holders. We currently have no plans to register our common stock under Section 12(g) of the Exchange Act. If we are not required to deliver an annual report to security holders, we do not intend to voluntarily deliver annual reports to security holders containing audited financial statements.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida on April 13, 2006.

                            DYNAMIC LEISURE CORPORATION

                            By: /s/ Daniel G. Brandano.
                                ------------------------------------------------
                                President, Chief Executive Officer, and Director

         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2/A registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                          TITLE                               DATE
---------                          -----                               ----

/s/ Daniel G. Brandano       President,                           April 13, 2006
----------------------       Chief Executive Officer, and
                             Director

/s/ Thomas W. Busch          Vice President, Treasurer            April 13, 2006
-------------------          Chief Financial Officer, and
                             Director

/s/ Robert A.G. LeVine       Secretary and                        April 13, 2006
----------------------       Director

/s/ Leonard Sculler          Director                             April 13, 2006
-------------------

                        DYNECO CORPORATION AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2005 and 2004

                        DYNECO CORPORATION AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2005 and 2004


                                                                        Page(s)
                                                                        -------

Report of Independent Registered Public Accounting Firm ...............    F-3

Consolidated Balance Sheets ...........................................    F-4

Consolidated Statement of Operations ..................................    F-5

Consolidated Statement of Changes in Stockholders' Deficiency .........    F-6

Consolidated Statement of Cash Flows ..................................    F-7

Notes to Financial Statements ......................................... F-8 - 31

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

To the Board of Directors and Shareholders of:
   DynEco Corporation:

We have audited the accompanying consolidated balance sheets of DynEco Corporation as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DynEco Corporation as of December 31, 2005 and 2004 and the consolidated results of its operations and its cash flows for the each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's net loss in 2005 of $526,195, net cash used in operations in 2005 of $355,352, and working capital deficit of $1,033,565 accumulated deficit of $8,661,023 and stockholders' deficiency of $1,105,911 at December 31, 2005 and default on $35,000 of notes payable as well as default on $309,789 of convertible promissory notes raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 20, 2006

                        DYNECO CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                        As of December 31, 2005 and 2004

                                     ASSETS
                                                          2005         2004
                                                      -----------   -----------
Current Assets
  Cash .............................................. $         -   $    16,889
  Accounts receivable ...............................           -         6,875
  Other current assets ..............................           -         5,143
                                                      -----------   -----------
    Total Current Assets ............................           -        28,907

Property and equipment, net .........................      33,418        59,448
                                                      -----------   -----------

Other Assets
  Deposits ..........................................         521           566
  Debt issue costs, net .............................      28,434             -
                                                      -----------   -----------
    Total Other Assets ..............................      28,955           566

    Total Assets .................................... $    62,373   $    88,921
                                                      ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
  Convertible promissory notes, net of discount ..... $   115,380   $         -
  Bank overdraft liability ..........................         232             -
  Accounts payable ..................................      62,921       126,240
  Accrued compensation ..............................     283,625       280,708
  Accrued interest ..................................      59,930        24,850
  Other accrued liabilities .........................      20,029         5,859
  Loan payable ......................................     208,987       190,935
  Loan payable-Bank .................................       4,653        37,102
  Current maturity of notes payable - Shareholders ..      37,216         1,538
  Warrant liability .................................     240,592             -
                                                      -----------   -----------

    Total Current Liabilities .......................   1,033,565       667,232

Long Term Liabilities
  Loans payable-Bank, net of current portion ........      15,501       120,549
  Notes payable-Shareholders, net of current portion      119,218        20,336
                                                      -----------   -----------

    Total Long Term Liabilities .....................     134,719       140,885

    Total Liabilities ............................... $ 1,168,284   $   808,117
                                                      -----------   -----------

Commitments and contingencies

Stockholders' Deficit
  Preferred stock, $0.01 par value, 19,650,000
   shares authorized, none issued and outstanding ... $         -   $         -
  Preferred stock series A, $0.01 par value, 350,000
   shares authorized, none issued and outstanding ...           -             -
  Common stock, $0.01 par value, 300,000,000 shares
   authorized, 1,157,951 shares and 1,103,766 issued
   and outstanding as of 12/31/2005 and 12/31/2004,
   respectively .....................................      11,580        11,038
  Common stock issuable, at par value (6,667 shares)            -            67
  Additional paid-in capital ........................   7,543,532     7,404,527
  Accumulated deficit ...............................  (8,661,023)   (8,134,828)
                                                      -----------   -----------

    Total Stockholders' Deficit .....................  (1,105,911)     (719,196)
                                                      -----------   -----------

    Total Liabilities and Stockholders' Deficit ..... $    62,373   $    88,921
                                                      ===========   ===========

               See accompanying notes to the financial statements

                        DYNECO CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2005 and 2004

                                                       Year Ended December 31,
                                                     --------------------------
                                                        2005            2004
                                                        ----            ----

Revenues - Consulting ............................   $         -    $   275,000
  Compressor prototypes ..........................             -         11,900
                                                     -----------    -----------
    Total Revenues ...............................             -        286,900

Cost of revenues .................................             -         16,096
                                                     -----------    -----------

  Gross Profit ...................................             -        270,804

Operating Expenses
  Compensation ...................................       141,603        168,541
  General and administrative .....................       354,139        357,069
  Impairment loss ................................             -        144,603
  Bad debt expense ...............................         1,956              -
                                                     -----------    -----------

    Total Operating Expenses .....................       497,698        670,213
                                                     -----------    -----------

    Loss from Operations .........................      (497,698)      (399,409)

Other Income (Expense)
  Interest income ................................         1,257            313
  Other income ...................................        82,879              -
  Interest expense ...............................      (199,041)       (35,427)
  Warrant valuation income .......................        86,408              -
                                                     -----------    -----------

    Total Other Expense, net .....................       (28,497)       (35,114)
                                                     -----------    -----------

    Net Loss .....................................   $  (526,195)   $  (434,523)
                                                     ===========    ===========

Net Loss Per Share - Basic and Diluted ...........   $     (0.47)   $     (0.39)
                                                     ===========    ===========

Weighted average number of shares outstanding
  during the period - basic and diluted ..........     1,125,327      1,102,332
                                                     ===========    ===========

               See accompanying notes to the financial statements
                                       F-5

                                          DYNECO CORPORATION AND SUBSIDIARY
                              CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                                    For the Years Ended December 31, 2005 and 2004
                                                                                                           Total
                                                            Common Stock      Paid In     Accumulated   Stockholders'
                                       Common Stock           Issuable        Capital       Deficit        Equity
                                   ---------------------   --------------   -----------   -----------   -----------
BALANCE AT DECEMBER 31, 2003 ....   1,097,099   $ 10,971   $ 3,333   $ 33   $ 7,349,628   $(7,700,305)  $  (339,673)
Exchange of issuable Common stock
  For Common Stock Option .......           -          -    (3,333)   (33)           33             -             -
Common stock issued for services        6,667         67         -      -        23,933             -        24,000
Common stock warrants granted for
services ........................           -          -         -      -        11,000             -        11,000
Common stock issuable for cash ..           -          -     6,667     67        19,933             -        20,000
Net Loss for 2004 ...............           -          -         -      -             -      (434,523)     (434,523)
                                   ----------   --------   -------   ----   -----------   -----------   -----------

BALANCE AT DECEMBER 31, 2004 ....   1,103,766     11,038     6,667     67     7,404,527    (8,134,828)     (719,196)

Common stock issued from 2004 ...       6,667         67    (6,667)   (67)            -             -             -
Common stock issued for cash ....      48,333        483         -      -        84,517             -        85,000
Option Grant ....................           -          -         -      -        56,925             -        56,925
Common stock surrendered for Note        (815)        (8)        -      -        (2,437)            -        (2,445)
Net Loss for 2005 ...............           -          -         -      -             -      (526,195)     (526,195)
                                   ----------   --------   -------   ----   -----------   -----------   -----------

BALANCE AT DECEMBER 31, 2005 ....   1,157,951   $ 11,580   $     -   $  -   $ 7,543,532   $(8,661,023)  $(1,105,911)
                                   ==========   ========   =======   ====   ===========   ===========   ===========

                                  See accompanying notes to the financial statements
                                                        F-6

                        DYNECO CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 2005 and 2004

                                                        Years Ended December 31,
                                                           2005          2004
                                                           ----          ----
Cash Flows from Operating Activities:
  Net loss ...........................................   $(526,195)   $(434,523)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization ....................      27,041       28,757
    Amortization of debt issue costs .................      20,291            -
    Amortization of debt discount ....................     132,591            -
    Interest accretion on loan payable ...............      21,936       19,633
    Impairment loss ..................................           -      144,603
    Bad debt expense .................................       1,956            -
    Write off of deposit .............................          46            -
    Common stock issued for services .................           -       24,000
    Common stock issued for warrants .................           -       11,000
    Stock option grant for consultants ...............      56,925            -
    Write off of accounts payable ....................     (82,879)           -
    Warrant valuation expense ........................     (86,408)           -
  (Increase) decrease in current assets:
    Accounts receivable ..............................       6,875       18,125
    Other current assets .............................         742        1,940
    Other  assets ....................................           -         (521)
  Increase (decrease) in current liabilities:
    Accounts payable .................................      19,560        9,250
    Accrued expenses .................................           -       (4,223)
    Accrued salaries .................................       2,917            -
    Accrued Interest Payable .........................      35,080            -
    Other accrued liabilities ........................      14,170        5,859
                                                         ---------    ---------

    Net Cash Used In Operating Activities ............    (355,352)    (176,100)
                                                         ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment ..............      (1,011)      (8,491)
  Disbursements relating to patent rights ............           -       (1,049)
                                                         ---------    ---------

    Net Cash Used In Investing Activities ............      (1,011)      (9,540)
                                                         ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Note repayments ....................................      (1,217)      (2,309)
  Loan repayments ....................................      (4,066)     (14,603)
  Increase in loans payable ..........................           -            -
  Proceeds from convertible promissory notes .........     300,000            -
  Repayment of convertible promissory notes ..........     (17,211)           -
  Repayment of capital lease obligation ..............      (1,538)           -
  Debt issue costs ...................................     (21,726)           -
  Proceeds from common stock .........................      85,000       20,000
  Cash overdraft .....................................         232            -
                                                         ---------    ---------

    Net Cash Provided By  Financing Activities .......     339,474        3,088
                                                         ---------    ---------

Net Decrease in Cash .................................     (16,889)    (182,552)

Cash at Beginning of Year ............................      16,889      199,441
                                                         ---------    ---------

Cash at End of Year ..................................   $       -    $  16,889
                                                         =========    =========

Supplemental disclosure of cash flow information:

  Cash paid during the year for income taxes .........   $       -    $       -
                                                         =========    =========
  Cash paid during the year for interest .............   $   9,411    $  10,544
                                                         =========    =========

Supplemental Disclosure of non-cash investing and financing activities:

  Exchange of employee receivable for stock receivable   $   2,250    $       -
                                                         =========    =========
  Issuance of promissory notes as debt issue cost ....   $  27,000    $       -
                                                         =========    =========
  Discount on promissory notes .......................   $ 327,000    $       -
                                                         =========    =========
  Refinance of lease obligation ......................   $       -    $  24,525
                                                         =========    =========

               See accompanying notes to the financial statements

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Nature of Business

            DynEco Corporation and Subsidiary ("DynEco", "we", "us", "our" or the "Company") is engaged primarily in developing and commercializing patented air and hydrogen compressors, known collectively as UniVane(R) devices, for stationary and automotive fuel cells. During 2005 and 2004, the Company's wholly-owned subsidiary, DynEco International, Inc., was inactive.

         Principles of Consolidation:

            For the years ended December 31, 2005 and 2004, the financial statements include the accounts of DynEco Corporation and its wholly-owned subsidiary, DynEco International, Inc. All references to "the Company" in these financial statements relate to the consolidated entity. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Use of Estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions about the future outcome of current transactions which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

            Significant estimates in 2005 and 2004 include an estimate of the deferred tax asset valuation allowance, allowance for doubtful accounts on accounts receivable, amortization period on patent rights, valuation of patent rights, depreciable lives on equipment and valuation of stock based compensation.

         Cash and Cash Equivalents:

            For the purpose of the cash flow statement, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

         Property and Equipment:

            Property and equipment is stated at cost. Depreciation is computed using the straight-line method and is expensed based upon the estimated useful lives of the assets which ranges from three to seven years. Expenditures for additions and improvements are capitalized, while repairs and maintenance are expensed as incurred.

         Patent Rights:

            Patent rights consist of the costs incurred to obtain patent rights associated with compressor technology. Patent rights are amortized using the straight-line method

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

            over their seventeen to twenty year life commencing upon patent issuance and the generation of revenues utilizing the underlying technology. The Company reviews its patent rights for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. If the undiscounted future cash flows of the patent rights are less than their carrying amounts, their carrying amounts are reduced to fair value and an impairment loss is recognized. The Company recorded and charged to operations, impairment losses of $144,603, relating to patent rights, for the year ended December 31, 2004. All expenditures during 2005 were charged to operations.

         Impairment of Other Long-Lived Assets:

            The Company reviews other long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted future cash flows of the long-lived assets are less than their carrying amounts, their carrying amounts are reduced to fair value and an impairment loss is recognized.

         Stock-Based Compensation:

            The Company has two active stock-based compensation plans, which are described more fully in Note 10. The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company issued stock options to directors, employees, and the chief executive officer totaling 23,333 and zero, respectively, in 2005 and 2004. No stock-based employee compensation cost is reflected in net income during 2005 and 2004. The Company issued 19,167 options and recorded $56,925 in expense for options issued to consultants in 2005.

            The Company adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock-Based Compensation," and SFAS No. 148 "Accounting for Stock Based Compensation - Transition and Disclosure," which permits entities to provide pro forma net income
            (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.

            The Company accounts for stock options or warrants issued to non-employees for goods or services in accordance with the fair value method of SFAS 123. Under this method, the Company records an expense equal to the fair value of the options or warrants issued. The fair value is computed using an options pricing model.

            The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

            123, Accounting for Stock-Based Compensation, to stock-based employee compensation as of December 31:

                                                         2005         2004
                                                      ----------   ----------
            Net loss, as reported ..................  $ (526,195)  $ (434,523)
            Add: Stock-based  employee compensation
              expense included in reported net
              income, net of related tax effects ...           -            -
                                                      ----------   ----------
            Deduct: Total stock-based compensation
              expense, determined under fair value
              based method for all awards, net of
              related tax effects ..................      69,300            -
                                                      ----------   ----------
            Pro forma net loss .....................  $ (595,495)  $ (434,523)
                                                      ==========   ==========
            Basic and diluted per share information:
            Net loss per share, as reported ........  $    (0.47)  $    (0.39)
                                                      ==========   ==========
            Net loss per share, pro forma ..........  $    (0.53)  $    (0.39)
                                                      ==========   ==========

         Revenue Recognition:

            The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

            The Company had two sources of revenues totaling $0 and $286,900 during the years ended December 31, 2005 and 2004 respectively; compressor revenues and contract consulting revenue.

            Compressor revenues totaled $11,900 for 2004. Sales revenues for customer orders of compressors are recognized at the time of order completion, defined as when all Company manufacturing and internal inspection obligations related to that order have been satisfied. This occurs upon order shipment.

            Contract consulting revenue totaled $275,000 for 2004 and related to the Parker-Hannifin ("Parker") agreement stipulating a monthly fee of $25,000 per month starting in June 2003. Contract consulting revenue is recognized for service contracts at the time of satisfaction of all obligations pursuant to the underlying contract. That contract terminated after November 2004.

         Research and Development

            In accordance with Statement of Financial Accounting Standards No. 2 "Accounting For Research and Development Costs," the Company expenses all research and development costs. Research and development expenses included in General and administrative expenses were $1,771 and $6,819 in 2005 and 2004, respectively.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         Income Taxes:

            The Company accounts for income taxes under the Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

         Basic and Diluted Net Income (Loss) Per Share:

            Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net income per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock, such as convertible notes, were exercised or converted into common stock. At December 31, 2005, there were warrants and options convertible into 983,876 common shares and debt convertible into 109,000 common shares which may dilute future earnings per share. There is no calculation of fully diluted earnings per share in 2005 or 2004 due to the Company reporting a net loss and the exercise or conversion of common stock equivalents would have been anti-dilutive.

         Concentration of Credit Risk and Other Concentrations

            Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Accounts receivable arose principally from consulting contract revenues with Parker-Hannifin Corporation in 2004, from the sale of developmental compressor products to the Company's customer base consisting of businesses in the stationary and automotive fuel cell industries located throughout the world.

            The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. The Company's credit losses are subject to general economic conditions of the emerging fuel cell industry. There were no accounts receivable at December 31, 2005. At December 31, 2004, $6,797 or 99% of the accounts receivable balance was due from one customer.

            The Company had no revenue in 2005, and recognized $275,000 or 96% in revenues for the year ended December 31, 2004 from one customer.

            As of December 31, 2005, the Company's business is dependent upon three U.S. patents along with several related foreign patents and foreign patents pending. All patents issued and pending are in the name of a current officer/director of the Company, which the Company licenses from that officer/director pursuant to the terms of a Technology License Agreement (see Note 9).

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

            The Company is relying on its Parker-Hannifin Exclusive Worldwide License Agreement for future revenues (see Note 9).

         Fair Value of Financial Instruments:

            Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

            The Company's financial instruments include cash, accounts receivable, accounts payable, accrued liabilities, notes payable and capital leases. The fair values of cash, accounts receivable, accounts payable and accrued liabilities approximated carrying values due to the short-term nature of these instruments. Fair values for notes payable and capital leases are not readily available, but the carrying values are believed to approximate fair value.

         New Accounting Pronouncements:

            The Financial Accounting Standards Board has recently issued several new accounting pronouncements, which may apply to the Company.

            In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). This statement replaces APB Opinion No. 20 "Accounting Changes" and FASB Statement No. 3 "Reporting Accounting Changes in Interim Financial Statements". SFAS 154 applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this SFAS requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of equity or net assets for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this SFAS requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The Company adopted this SFAS as of January 1, 2006. There is no current impact on the Company's financial statements with the adoption of this FASB.

         Reclassifications

            Certain amounts in the 2004 financial statements have been reclassified to conform with the 2005 presentation.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

NOTE 2   GOING CONCERN

         The Company has a net loss of $526,195 and net cash used in operations of $355,352 for the year ended December 31, 2005, a working capital deficiency of $1,033,565, accumulated deficit of $8,661,023, and a stockholders' deficiency of $1,105,911 at December 31, 2005. Additionally, the Company was in default of the repayment terms on notes payable aggregating $35,000 as well as defaulting on the repayment terms of the convertible promissory notes aggregating $309,789 at December 31, 2005. Because the Company's developmental contracts generate insufficient operating capital and given these financial results along with the Company's expected cash requirements in 2006, additional capital investment will be necessary to develop and sustain the Company's operations.

         Management's plans to raise additional capital have been successful. The Company was forced to cease its present operations. In January 2006, the Company entered into a Stock Exchange Agreement with Dynamic Leisure Group, Inc. ("DLG"). The shareholders of DLG acquired sufficient shares in the exchange to obtain more than 80% control of the Company (see Note 12). The financial statements do not contain any adjustments, which might be necessary if the Company is unable to continue as a going concern.

         In September 2004, the Company received 90 days notice from Parker Hannifin to cancel the consulting agreement as laid out in the original exclusive worldwide license agreement dated May 1, 2003. The consulting agreement terminated after November 2004. Once released to production, the Company will forgo the first $75,000 of royalties owed by Parker, although this amount will be credited toward any minimums due under the agreement. The original agreement will stand in all other respects.

NOTE 3   PATENT RIGHTS

         Patent rights are licensed from an officer/director and consisted of the following at December 31:

                                                                   Estimated
                                                                  Useful Life
                                            2005        2004       in Years
                                          ---------   ---------   -----------
         Patent Rights ................   $       0   $ 223,995     17 - 20
         Less: accumulated amortization           0     (79,392)
         Impairment Loss ..............           0    (144,603)
                                          ---------   ---------
         Patent rights, net ...........   $  -        $       -
                                          =========   =========

         Amortization expense was $0 in 2005 and $15,561 in 2004.

         During the year ending December 31, 2004, the Company recognized an impairment loss of $144,603 on its UniVane(R) patent rights. Although the license agreement with a customer is still in effect, since license revenues have not started and since the consulting agreement was cancelled, the Company has been unable to project a positive cash flow from this product or establish a fair market value of the patent using other valuation techniques.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

NOTE 4   PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following at December 31:

                                                                    Estimated
                                                                  Useful Life in
                                            2005        2004          Years
                                          ---------   ---------   --------------
         Machinery and equipment ......   $ 136,322   $ 136,322        3-10
         Equipment under capital lease      108,840     108,840         7
         Office furniture and equipment      58,878      57,685        3-10
         Leasehold improvements .......       4,615       4,615         5
                                          ---------   ---------
         Total property and equipment .   $ 308,655   $ 307,642
         Less accumulated depreciation     (275,237)   (248,194)
                                          ---------   ---------
         Property and equipment, net ..   $  33,418   $  59,448
                                          =========   =========

         Depreciation expense, including that on equipment under capital lease, was $27,041 in 2005 and $13,196 in 2004.

NOTE 5   LOANS PAYABLE

         Loans Payable

         Technological Research and Development Authority Funding Agreement:

            In November 2002, the Company entered into an agreement with the Florida Technological Research and Development Authority (TRDA), which provides for up to $150,000 in funding for the development and commercialization of DynEco's UniVane(R) compressors and hydrogen circulators for fuel cell applications. In consideration of the funding, the Company is obligated to make royalty payments to TRDA equal to five percent of future UniVane(R)-related sales up to an amount equal to three times the amount DynEco receives from TRDA. During 2003, the entire $150,000 funding commitment was received. The agreement expires in November 2012. Pursuant to EITF No. 88-18 "Sale of Future Revenues", the Company recorded the funding as a current liability and in connection with APB No. 21 "Interest on Receivables and Payables," accretes interest to the maximum value of $450,000 through the November 2012 expiration date. At December 31, 2005, in connection with the accretion of interest, the Company charged $21,936 to interest expense. The accreted balance due as of December 31, 2005 was $208,987 and is included in loans payable in the accompanying balance sheet.

         Loan Payable to Finance Company

            The Company refinanced a capital lease obligation through a new finance company in November of 2004. The loan requires 60 monthly payments of $521 consisting of principal and interest. The principal balance at December 31, 2005 was $20,154 consisting of $4,653 current portion included in loans payable and $15,501 included in loans payable, net of current portion.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

NOTE 6   CONVERTIBLE PROMISSORY NOTES & WARRANTS

         On March 2, 2005, the Company completed a $300,000 financing consisting of secured convertible promissory notes and common stock purchase warrants. The notes mature on March 2, 2007. Interest accrues and is payable monthly at the rate of 5% per annum or a default interest rate of 10% per annum. Principal amortization payments, each in the amount of $15,789 plus accrued interest, are to be paid in 19 equal monthly installments, commencing July 2, 2005. The note holders must convert the monthly payment amount into shares of our common stock, at a fixed conversion price of $3.00 per share. However, the notes are only convertible if the average 5 days lowest closing bid prices of the Company's common stock for the 20 consecutive days prior to the conversion date is equal to or greater than 100% of the fixed conversion price. If the holder cannot convert due to the limitations then the Company shall make the monthly amortization payments in cash with a 10% premium or at its option, in registered common stock, at a 20% discount to market. Amortization payments in common stock are subject to (a) a limitation based upon the weighted average trading volume of the common stock for the 20 trading days preceding the payment date and (b) a 4.99% cap on the beneficial ownership that each investor may have at any point in time while the notes and warrants are outstanding.

         The secured convertible promissory notes are subject to a redemption clause whereby if there is any event of default, as defined in the notes or related subscription agreement, the investor may require redemption at the greater of (i) 120% of the principal amount of the debt or (ii) the conversion share quantity (computed using the fixed rate) times the highest closing price of the common stock for the period commencing on the deemed conversion date until the day prior to receipt of the redemption payment.

         The Company evaluated whether or not the secured convertible promissory notes contain embedded conversion options which meet the definition of derivatives under SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" and related interpretations. The Company concluded that since the fixed conversion rate does not change at the holders option, the notes qualify as conventional convertible debt and thus are not considered derivatives. Therefore the Company reviewed the notes for any beneficial conversion values that existed under EITF 98-5 and 00-27. There was no beneficial conversion value determined since all debt discount was allocated to the value of the warrants (see below).

         We also issued the investors immediately exercisable common stock purchase warrants to purchase an aggregate of 250,000 shares of common stock, consisting of (a) five-year warrants to purchase 100,000 shares at an exercise price of $4.3125 per share, subject to adjustment under Company control, (b) five-year warrants to purchase 50,000 shares at an exercise price of $7.50 per share (see reduced exercise price below), subject to adjustment under Company control and (c) five-year warrants to purchase 100,000 shares at $3.00 per share, subject to adjustment under Company control. We may require the investors to exercise the warrants described in (c) if the closing price for our common stock is $4.50 or more for 30 consecutive trading days, and average daily volume during such period is at least 8,333 shares. The exercise of warrants is also subject to the 4.99% cap on the beneficial ownership that each investor may have at any point in time while the notes and warrants are outstanding. If certain registration statement requirements as discussed below are not met, the warrants holders may exercise the warrants on a cashless basis. The exercise price of the warrants described in subparagraph (b) was reduced to $5.40 per share.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         We agreed to file a registration statement covering the shares issuable upon conversion or payment of the notes and exercise of the warrants. The registration statement was to be filed by April 20, 2005 and effective within 90 days from the filing date and maintained effective during the defined period of distribution or we would incur liquidated damages equal to 2% of the promissory note principal balance per 30 days of non-compliance. However, there was a limitation on the amount of liquidated damages payable. Liquidated damages shall not accrue or be payable during periods which the registerable securities are transferable by the holder pursuant to Rule 144(K) of the 1933 Act. We may not issue unregistered shares to the warrant holders upon exercise of the warrants unless they consent. The registration statement was timely filed and is currently available to permit resales by the note and warrant holders.

         Repayment of the notes is collateralized by a general security interest in all of our assets.

         If the Company does not issue unlegended shares under the provisions of the agreements, the Company may be liable for damages, including liquidated damages of $100 per day for each $10,000 of purchase price per 30 days of non-compliance.

         We paid unaffiliated finders a total of $27,000, by the issuance of promissory notes payable in the same manner and with the same terms as the investor notes, and issued the finders five-year warrants to purchase a total of 9,000 shares of common stock, exercisable at $4.3125 per share, subject to adjustment under Company control. The total monthly principle payment is $15,789 ($300,000 notes) plus $1,421 ($27,000 note) or $17,210. The total debt issue costs of $48,726 are amortized over the debt term.

         The Company evaluated whether or not the warrants and registration rights meet the definition of derivatives under SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" and related interpretations. Pursuant to EITF 05-4 the Company concluded that since the Company must issue registered shares under the warrant agreements or be subject to a potentially cash payment at the holder option, the instruments must be combined and classified as a derivative liabilities at fair value with changes in fair value recorded in other income or expense.

         The value of the 250,000 warrants issued with the convertible promissory notes was $905,318 which exceeded the $300,000 promissory note value and accordingly, the full amount of the note $300,000 was allocated to the warrant value by recording a debt discount of $300,000 and recording a $300,000 warrant liability. In addition, the excess of the value over the note amount, aggregating $605,318 was recorded as a warrant liability and charged to other income (expense) as a change in fair value of warrant liability. The debt discount will be amortized to interest expense over the debt term. The warrants were valued using the Black-Scholes option pricing method with a common stock price of $.12 based on the quoted trade price, five-year expected term, zero expected dividends, volatility of 354% and a discount rate of 4.18%. As there was no value allocated to the debt, there was no beneficial conversion amount to record. The warrant value for the 9,000 finder warrants using the same Black-Scholes assumptions as above was $27,000, also recorded as debt discount and as warrant liability.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         At December 31, 2005 in accordance with SFAS 133, the Company revalued the total 259,000 warrants underlying the warrant liability which total value was $240,592 using the following Black-Scholes assumptions: common stock price of $.93, 4.2 years expected term, zero expected dividends, volatility of 334% and a discount rate of 4.35%.

         The revaluation resulted in a decrease to the warrant liability of $691,726 from the initial recording in March 2005 and a corresponding credit to change in fair value of warrant liability. Accordingly, the net change in the fair value of the warrant liability during fiscal 2005 resulted in other income of $86,408.

         Convertible debentures ..........................   $ 327,000
         Debt discount ...................................    (194,409)
         Repayments ......................................     (17,211)
                                                             ---------
         Convertible debentures, net of discount .........   $ 115,380
                                                             =========

         Debt issue costs ................................   $  48,726
         Amortization of costs thru December 31, 2005 ....      20,292
                                                             ---------
         Debt issue costs, net of amortization ...........   $  28,434
                                                             =========

         On July 1, 2005, the Company failed to make the required installment payments under the secured convertible promissory notes. The delinquent payments to the five note holders aggregated $17,211 of principal plus accrued interest. On August 3, 2005, the note holders waived the Company's default in making the July 1, 2005 payments and agreed not to assert any remedies they have under the notes and related loan agreements. As consideration for the waivers and agreements on the part of the note holders, the Company:

            o Agreed to pay in August two note holders a total of $18,721 representing the July 1, 2005 installment of principal and agreed upon accrued interest under their notes,

            o Reduced the exercise price of warrants to purchase a total of 50,000 shares of the Company's common stock issued to the two note holders, from $7.50 per share to $5.40 per share; and

            o Agreed with the other three note holders to defer repayment of the unpaid principal installment of $1,421 plus accrued interest on their notes until the March 2, 2007 maturity date of the notes, and agreed that those note holders could convert the deferred payments into shares of our common stock at the lesser of $2.01 per share or the then applicable conversion price of the note.

         Notwithstanding the waivers and settlement agreement, we failed to make the installment payments, plus interest, and we have failed to make required installment payments to the note holders in September, October, November and December 2005. Accordingly, the Company has accrued interest at the default rate since August 1, 2005.

         On September 1st, October 1st, November 1st, and December 1st, the Company failed to make the required installment payments under the secured convertible promissory notes. The delinquent payments to the five note holders aggregated $17,211 per month of principal, plus accrued interest. As a result of the default, the loan is now considered a current liability. The note holders have not commenced

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         legal proceedings against us or sought to foreclose on the security interest collateralizing the promissory notes. In January 2006, holders of the secured convertible promissory notes signed a Modification and Waiver Agreement, revising the required repayment schedule and certain terms of the original agreement (see Note 12).

NOTE 7   NOTES PAYABLE-SHAREHOLDERS

         Notes payable - shareholders consisted of the following at December 31:

                                                         2005          2004
                                                      ---------     ---------
         Promissory notes payable - shareholders;
           Interest bearing at rates ranging from
           5% to 15%, unsecured and due at various
           dates through August 2007 .............    $ 156,434     $ 157,651
         Less current maturities .................      (37,216)      (37,102)
                                                      ---------     ---------
         Long - term portion of notes payable
           - shareholders ........................    $ 119,218     $ 120,549
                                                      =========     =========

         Future maturities of notes payable - shareholders are as follows for years ending December 31:

            2006        37,216
            2007       119,218
                     ---------
                     $ 156,434
                     =========

         The Company repaid $1,217 of notes payable to a shareholder during the year ended December 30, 2005.

         At December 31, 2005, the Company was in default of the repayment terms on notes aggregating $35,000. This amount is included in the current maturities of notes payable on the accompanying consolidated balance sheet at December 31, 2005.

NOTE 8   CAPITAL LEASES

         The company repaid $1,538 of capital leases during the year ended December 31, 2005 including the lease obligation that was refinanced as mentioned above.

NOTE 9   COMMITMENTS AND CONTINGENCIES

         Edwards Technology License Agreement:

            During February 2004, under an amendment to a 1992 license agreement, the Company was granted an exclusive license to utilize certain compressor technology, which includes the current UniVane(R) technology, developed by an officer/director, Dr. Thomas Edwards, in exchange for future royalty payments based on the underlying technology-producing income. The Company was obligated to pay Dr. Edwards quarterly royalties equal to one percent of sales of related products and sublicensed products and ten percent of any royalty income received from sublicense agreements. As of December 31, 2005, no royalty payments were incurred or due as

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

            no related sales have yet occurred, and there are no minimum payments required. The February 2004 agreement was superceded by a Exclusive Patent and Know-How License Agreement dated January 12, 2006. (See Note 13)

         Technological Research and Development Authority Funding Agreement:

            See Note 5

         Parker-Hannifin Exclusive Worldwide License Agreement and Consulting
         Agreement:

            During May 2003, the Company granted an exclusive worldwide license agreement to Parker to manufacture and market the Company's UniVane(R) air compressors and hydrogen circulators. In consideration of the license, Parker is obligated to pay the Company a royalty fee on a quarterly basis. The royalty rate ranges from 15% of the licensed technology's net sales for the first 50 units sold on an annual basis to 6% for units sold in excess of 10,000 annually. Beginning in 2007, the minimum annual royalty fee is $100,000. If units sold are insufficient to reach the minimum annual royalty, Parker has the right to remit the difference or the Agreement converts to a non-exclusive license. This Agreement expires at the later date of either the last licensed UniVane(R) patent expiration, or the final use of UniVane(R)-related technology by Parker-Hannifin.

            Additionally in June 2003, the Company entered into a product consulting agreement with Parker. In exchange for continued product development and engineering services from the Company, Parker is obligated to pay a monthly fee of $25,000 for the first year of service. In November 2004, the consulting agreement terminated. In conjunction with the termination, the Company will forgo the first $75,000 of royalties owed by Parker.

         Operating Lease:

            The Company currently leases space on a month-to-month basis. Rent expense for the years ending December 31, 2005 and 2004 were $12,000 and $18,888, respectively.

NOTE 10  STOCKHOLDERS' DEFICIT

         Common Stock Issued for Cash

            On December 15, 2004, the Company accepted $20,000 for 6,666 shares of common stock from three individuals. The transfer agent had not issued the shares as of December 31, 2004 and accordingly, the shares were reflected as issuable at December 31, 2004 and were reclassified as issued in 2005.

            In 2005, the Company accepted $85,000 for 48,333 shares of stock from 4 individuals. The shares were all issued by the end of the year.

            The company also received 815 shares of stock in repayment of a note receivable during the 3rd quarter of 2005.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         Common Stock Issued for Debt and Services:

            All shares of common stock issued in settlement of debt or for payment of services received were valued at the stated share price actually received in the respective year's contemporaneous private placement offerings. During 2005 no shares were issued, and during 2004, the stated share price received was $3.60.

            On February 5, 2004, the Company settled an outstanding legal services agreement from August 1, 2001, in which the holder was owed $10,000 payable with 3,333 shares of issuable common stock, which had been reflected in the Company's records as common stock issuable. In February 2004, the Company granted a stock option in lieu of issuing shares. Under the terms of the option, which expires August 1, 2006, the holder could exercise an option to purchase 3,333 shares with an exercise price of $3.00 per share. The Company has determined that the exercise price has been pre-paid but the option has not been exercised as of the balance sheet date. As a result of this exchange of one equity instrument for another, there is no additional compensation expense pursuant to the rules of SFAS No. 123. Accordingly, $1,000 was reclassified from common stock issuable to additional paid-in capital.

            On June 29, 2004, the Company issued 6,667 shares of common stock having a fair value of $24,000 to its Chairman of the Board of Directors for services rendered. The shares were valued at $3.60 per share, which reflected recent cash offering prices of the Company's common stock since the Company was not yet publicly trading its common stock (See Note 11).

         Common Stock Warrants:

            At December 31, 2005, the Company had warrants outstanding as follows:

            Common Shares      Exercise Price        Expiration
            Under Warrant        Per Share              Date
            -------------      --------------      --------------
               133,333             $ 5.40           November 2006
                 3,333             $ 5.40          September 2006
                 7,500             $ 4.50           December 2006
               406,171             $ 5.40             June 2007
                40,000             $ 3.00          September 2008
               109,000             $ 4.31            March 2010
                50,000             $ 5.40            March 2010
               100,000             $ 3.00            March 2010
                 3,333             $ 3.75             June 2010
                 3,333             $ 7.50             June 2010
                 3,334             $11.25             June 2010
               -------
               859,337
               =======

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

            A summary of changes in stock warrants during 2005 and 2004 is presented below:

                                                  2005        2004
                                                --------    --------
            Outstanding at beginning of year     546,170     540,504
            Granted ........................     313,167       6,666
            Expired or Cancelled ...........           0      (1,000)
                                                --------    --------
            Balance at December 31, ........     859,337     546,170
                                                ========    ========

         Stock-Based Compensation Plans:

            At December 31, 2005, the Company has two active stock-based compensation plans, as follows: The 1993 Corporate Stock Option Plan, and the 2001 Equity Incentive Plan. The 1993 Advisors Stock Option Plan has terminated however, outstanding grants under the plan will continue according to their terms until exercised or expired.

            The 1993 Corporate and Advisors Stock Option plans have an aggregate 50,000 shares of common stock reserved for issuance under the plans. The Corporate Plan provides for the issuance of incentive stock options and nonqualified stock options, whereas, the Advisors Plan only allows for the issuance of nonqualified stock options. Pursuant to the plans, the board of directors may grant options to key individuals at their discretion. Options are granted under the Corporate and Advisors plans on such terms and at prices as determined by the compensation committee. All options granted by the Company have been at prices equal to the current offering's private placement stated per share prices.

            The 2001 Equity Incentive Plan has an aggregate 33,333 shares of common stock reserved for issuance under the plan. The Equity Incentive Plan provides for the issuance of incentive stock options, nonstatutory options, stock bonuses, and rights to purchase restricted stock. The board of directors administers the Plan and options, stock bonuses and stock rights are granted to key individuals at their discretion. The maximum option term is ten years. There have been no stock options, stock bonuses or stock rights granted under the 2001 Equity Incentive Plan through December 31, 2004.

            At December 31, 2005, the Company had the following non-qualified options outstanding and exercisable as follows:

               Range of      Common Shares   Weighted Average   Weighted Average
            Exercise Price   Under Option     Remaining Life     Exercise Price
            --------------   -------------   ----------------   ----------------
                $  3.00          20,000          0.1 Years           $  3.00
                $  1.50           1,111          0.5 Years           $  1.50
                $  3.00           3,333          0.6 Years           $  3.00
                $ 11.40             333          1.4 Years           $ 11.40
                $  3.00          42,500          2.3 Years           $  3.00
                $ 11.40          50,595          2.9 Years           $ 11.40
                $  3.60           6,667          3.0 Years           $  3.60
                                -------
                                124,539
                                =======

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

            All options are presently exercisable.

            A summary of the changes in stock options outstanding during 2005 and 2004 is presented below:

                                        2005                     2004
                              ------------------------  ------------------------
                                           Weighted                 Weighted
                                           Average                   Average
                               Shares   Exercise Price   Shares   Exercise Price
                              --------  --------------  --------  --------------
Options outstanding at the
  beginning of the year ....    82,039    $    8.24     157,112     $   9.90
Options granted ............    42,500    $    3.00       3,333     $   3.00
Options exercised ..........         -    $       -           -     $
Options forfeited ..........         -    $       -     (78,406)    $ (11.10)
                              --------    ---------     -------     --------
Options outstanding at end
  of year ..................   124,539    $    6.45      82,039     $   8.24
                              ========    =========     =======     ========
Weighted average fair value
  of options granted during
  the year .................              $ 137,500                 $      -

NOTE 11  RELATED PARTY TRANSACTIONS

         Employment Agreement:

            On January 1, 2004, the Company entered into an employment agreement with an individual acting as the Company's Chief Technical Officer and Chief Executive Officer. As part of the transaction related to the January 13, 2006 Stock Exchange Agreement, this individual signed a Separation Agreement, terminating his employment agreement with the Company. In addition to terminating his employment as of the Separation Agreement date, the individual agreed to forego all unpaid or accrued salary due under the January 1, 2004 and prior agreements (See Note 13).

            On June 29, 2004, the Company issued 6,667 shares of common stock having a fair value of $24,000 to its Chairman of the Board of Directors for services rendered (See Note 10).

            Patent rights are licensed from an officer/director of the Company (See Notes 3 and 9).

NOTE 12  INCOME TAXES

         The effective tax rate varies from the maximum federal statutory rate as a result of the following items:

                                                             2005      2004
                                                           -------   -------
         Tax benefit computed at the maximum
            federal statutory rate ....................    (34.0)%   (34.0)%
         Net (increase) due to various
            basis differences in assets and liabilities      4.4       5.1
         Net operating loss carryforward ..............     29.6      28.9
                                                           -----      ----

         Income tax provision .........................        - %       - %
                                                           =====      ====

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         The tax effect of temporary differences at December 31 were as follows:

                                                        2005            2004
                                                    -----------     -----------
         Asset:
            Net operating loss carryforward ....    $ 2,515,236     $ 2,389,507
            Other individually immaterial items          65,566          81,125
                                                    -----------     -----------
         Net deferred tax asset before valuation
          allowance ............................      2,580,802       2,470,632
         Less valuation allowance ..............     (2,580,802)     (2,470,632)
                                                    -----------     -----------

         Net deferred tax asset ................    $         -     $        -
                                                    ===========     ===========

         For financial statement purposes, no tax benefit has been reported in 2005 or 2004 as the Company has had significant losses since inception and realization of the tax benefits is uncertain. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset. The change in the valuation allowance was a decrease of approximately $110,000 and $526,000 in 2005 and 2004, respectively.

         At December 31, 2005, the Company had net operating loss carryforwards as follows for income tax purposes:

             Carryforward           Net Operating
         Expires December 31      Loss Carryforwards
         -------------------      ------------------
                 2006                   206,000
                 2007                   236,000
                 2008                   274,000
                 2009                   716,000
                 2010                 1,110,000
                 2011                 1,718,000
                 2012                 1,017,000
                 2018                   436,000
                 2019                   392,000
                 2020                   195,000
                 2021                   180,000
                 2022                   337,000
                 2023                   603,000
                 2024                   425,000
                 2025                   594,000
                                    -----------
                                    $ 8,439,000
                                    ===========

         The utilization of the carryforwards is dependent upon the ability to generate sufficient taxable income during the carryforward period. In addition, utilization of these carryforwards may be limited due to ownership changes which occurred subsequent to year-end, (See Note 13) as defined in the Internal Revenue Code. Furthermore, carryforwards relating to DynEco International, Inc., prior to its March 31, 1994 acquisition (approximately $400,000) are subject to separate return limitation regulations.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

NOTE 13  SUBSEQUENT EVENTS

         CASUAL CAR GENERAL SERVICE AGREEMENT

         On January 3, 2006 Street Venture Partners, LLC, sold the US rights to the Casual Car General Service Agreement (GSA) to Dynamic Leisure Group, Inc. ("Dynamic") for an unsecured convertible Promissory Note in the amount of $350,000, and a warrant to purchase 388,889 shares of the Company's common stock at a fixed price of $.90 per share. The Promissory Note is convertible to the Company's common stock at $.90 per share and paying 10% interest annually. The GSA allows the Company to sell car rental products to leisure travelers primarily in Europe and the United Kingdom, through Skycars International Rent a Car, Middlesex, United Kingdom.

         The Company plans to continue with the Casual Car GSA, selling direct to the final consumer via the Internet, under the Casual Car rental brand. The Casual Car GSA allows the Company to begin to establish a foundation in certain desired leisure travel markets with multiple product offerings.

         STOCK EXCHANGE AGREEMENT DATED JANUARY 13, 2006

         On January 13, 2006, the Company entered into an agreement with the former shareholders of Dynamic, under which the Company acquired all of the outstanding capital stock of Dynamic, and Dynamic became a wholly owned subsidiary of the Company.

         As consideration for its acquisition of the outstanding capital stock of Dynamic, the Company issued an aggregate of 197,000 shares of its Series A Preferred Stock to the former shareholders of Dynamic.

         Issuance of the Series A Preferred Stock in exchange for the outstanding capital stock of Dynamic pursuant to the Stock Exchange Agreement resulted in a change in control of DynEco where (a) the former shareholders of Dynamic acquired voting rights over approximately 83% of the currently outstanding voting securities of the Company and (b) the designees of the former shareholders of Dynamic were appointed as the executive officers and a majority of the board of directors of DynEco. The Series A Preferred Stock converted into 6,566,667 shares of the common stock of the Company when DynEco's Articles of Incorporation were amended to increase the number of authorized shares of the Company's common stock sufficient to permit full conversion of the Series A Preferred Stock. The Company also agreed that the currently outstanding options and warrants of Dynamic would be exchanged for options and warrants to purchase an aggregate of 1,493,887 post reverse shares of common stock of the Company, and that the currently outstanding convertible promissory notes of Dynamic would become convertible into 1,386,111 post reverse shares of common stock of the Company.

         The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         The transaction is treated as a recapitalization of Dynamic Leisure Group, Inc. Accordingly, the financial statements of the Company just subsequent to the recapitalization consists of the balance sheets of both companies at historical cost, the historical operations of Dynamic, and the operations of Dynamic Leisure Corporation, f/k/a DynEco Corporation from the recapitalization date.

         SEPARATION AGREEMENT DATED JANUARY 13, 2006

         In connection with the transactions contemplated by the Stock Exchange Agreement described elsewhere in this Report, DynEco Corporation and Dr. Thomas Edwards entered into a Separation Agreement dated January 13, 2006 under which:

         o The Employment Agreement dated as of January 1, 2004 by and between DynEco Corporation and Dr. Edwards was terminated;

         o Dr. Edwards irrevocably waived, forfeited and relinquished any right to receive any accrued or deferred compensation in connection with his prior services rendered to DynEco Corporation. As of December 31, 2005, $283,625 in deferred compensation payable to Dr. Edwards was accrued ;

         o The parties confirmed that they entered into a modification agreement relating to the Exclusive Patent License and Know-How Agreement dated February 4, 2004;

         o DynEco irrevocably waived, forfeited and relinquished any right, title or interest in any intellectual property created by Dr. Edwards during the course of his services to DynEco, other than the intellectual property covered by the Exclusive Patent License and Know-How Agreement dated February 4, 2004;

         o DynEco transferred and assigned to Dr. Edwards, all of DynEco's right, title and interest in the lease covering DynEco's facilities in Rockledge, Florida, and Dr. Edwards assumed all of DynEco's obligations thereunder; and

         o DynEco transferred and assigned to Dr. Edwards, all of DynEco's right, title and interest in the furniture, property and equipment located at DynEco's facilities in Rockledge, Florida, and Dr. Edwards has assumed all of DynEco's obligations thereunder.

         The Separation Agreement will result in the Company recording a benefit of approximately $283,625 in 2006, related to the forfeiture of accrued compensation by Dr. Edwards.

         MANAGEMENT OF DYNECO CORPORATION

         In connection with the transactions contemplated by the Stock Exchange Agreement dated January 13, 2006 described elsewhere in this Note, Thomas C. Edwards resigned as an officer (President and Chief Executive Officer) and director of DynEco Corporation, and Kevin Hooper resigned as a director of DynEco Corporation. In accordance with the terms of the Stock Exchange Agreement, Leonard Sculler, who has served as a director of DynEco Corporation since June 2003, continues to serve as a director of the Company for a period of at least one year. George R. Schell, who served as a director of DynEco since 1998, confirmed in a January 2006 telephone conversation with the Company's General Counsel that he had informally resigned as a director of DynEco Corporation, and was not re-elected at a January 31, 2006 Special Meeting of Shareholders.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         At the Special Meeting of Shareholders, the following persons were elected to serve as directors of the Company until the next annual meeting of shareholders and until their successors are duly elected and qualified:

         Daniel G. Brandano
         Thomas W. Busch
         Robert A.G. LeVine
         Leonard Sculler

         In connection with the transactions contemplated by the Stock Exchange Agreement dated January 13, 2006 described elsewhere in this Report, the following persons have been appointed to serve as officers of the Company, in the capacities indicated, until the next annual meeting of the board of directors and until their successors are duly elected and qualified:

         Daniel G. Brandano - President
         Thomas W. Busch - Vice President and Treasurer
         Robert A.G. LeVine - Secretary

         MODIFICATION AND WAIVER AGREEMENT DATED JANUARY 13, 2006

         On January 13, 2006, the Company entered into a Modification and Waiver Agreement with Alpha Capital Aktiengesellschaft, JM Investors, LLC, Libra Finance, S.A. and RG Prager Corporation. The parties to the Modification and Waiver Agreement are also parties to a series of agreements dated March 2, 2005, as amended, under which DynEco issued convertible promissory notes aggregating of $327,000. At the time of execution of the Modification and Waiver Agreement, the Company was in default of its obligations under the March 2, 2005 agreements.

         Under the Modification and Waiver Agreement, interest on the convertible promissory notes at the rate of 5% per annum will be paid quarterly, commencing March 31, 2006. Monthly principal amortization payments of approximately $29,700 are to commence on June 1, 2006. In accordance with the terms of the Modification and Waiver Agreement, upon receipt of the funding of $2 million in a January 13, 2006 Financing Transaction, the note holders opted to receive payment, and the Company paid a total of approximately $245,250 to the note holders, consisting of approximately $163,500 in principal amount of promissory notes and a premium in the amount of approximately $81,750. The notes are convertible at $.75 per share, subject to certain adjustments. As part of the terms of the Financing Transaction, the note holders released their security interest in the Company's assets.

         As additional consideration to induce the note holders to enter into the Modification and Waiver Agreement, the Company issued an aggregate of 200,000 shares of its common stock to the two investors under the March 2, 2005 transaction documents. Pursuant to the terms of the Modification and Waiver Agreement (a) those provisions of the transaction documents dated March 2, 2005 providing exceptions to the adjustment provisions of the notes and warrants have been eliminated,
         (b) the exercise price of the warrants to purchase up to 259,000 shares of DynEco common stock issued under the March 2, 2005 transaction documents was changed to $1.00 per share and the warrants are

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         exercisable until 3 years from the filing of the Form 8-K announcing the recapitalization of Dynamic and DynEco, (c) the number of shares issuable upon exercise of those warrants to the investors cannot be reduced to less than 300,000 shares. Under the Modification and Waiver Agreement, under certain circumstances, we may require the investors to exercise the 300,000 warrants. The Company may prepay the note at 150% of the principle due, plus interests and other amounts due, through the redemption date but only if an effective registration statement exists.

         We have agreed to file an amendment to the existing registration statement covering resale of the shares issuable under the transaction documents dated March 2, 2005. Such registration statement must be filed on or before April 13, 2006 and become effective not later than 60 days after the date of filing, or the Company will be subject to the payment of liquidated damages to the note holders. In addition, we have agreed to file a new registration statement covering the resale of those shares issuable under the Modification and Waiver Agreement the resale of which are not covered by the existing registration statement. Such additional registration statement must be filed by May 13, 2006 and become effective not later than 60 days after the date of filing, or the Company will be subject to the payment of liquidated damages to the note holders. In the event that a Form 8-K/A, including the audited financial statements of Dynamic is not filed on or prior to April 5, 2006, then the Modification and Waiver Agreement will become null and void, except that the note holders are entitled to retain the 200,000 shares issued to induce them to enter into the Modification and Waiver Agreement.

         EXCLUSIVE PATENT AND KNOW-HOW LICENSE AGREEMENT DATED JANUARY 12, 2006

         On January 12, 2006, the Company and Dr. Thomas C. Edwards entered into an Exclusive Patent and Know-How License Agreement that amends and supersedes the Exclusive Patent and Know-How License Agreement dated February 4, 2004, by and between the Company and Dr. Edwards. The 1994 Agreement granted us the exclusive license to use certain patented technology owned by Dr. Edwards, in return for a royalty payment to Dr. Edwards based upon a percentage of revenues generated from sales of products incorporating the licensed technology. The Company subsequently granted the Parker-Hannifin Corporation an exclusive license to use the technology covered by 1994 License Agreement in UniVane(R) products developed by Parker-Hannifin.

         Under the January 12, 2006 Exclusive Patent and Know-How License Agreement, Dr. Edwards has relinquished any entitlement to royalty payments under the Exclusive Patent and Know-How License Agreement dated February 4, 2004 and has assigned and transferred to the Company all of his right, title and interest under the Exclusive Patent and Know-How License Agreement dated February 4, 2004.

         There is no financial affect from the January 12, 2006 agreement.

         ARTICLES OF AMENDMENT DESIGNATING SERIES A PREFERRED STOCK

         The designations, rights, powers, preferences and limitations of the Series A preferred Stock of the Company are set forth in Articles of Amendment to the Company's Articles of Incorporation that were filed with the Secretary of State of Minnesota. The Articles of Amendment provide that a series of Preferred Stock, denominated as Series A

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         Preferred Stock and consisting of 350,000 shares, was created by the Board of Directors in furtherance of the authority conferred upon the Board by the Company's Articles of Incorporation.

         The Articles of Amendment provide that (a) the Series A Preferred Stock shall vote as a group with the holders of the Company's common stock on each matter that is submitted to a vote of common shareholders, (b) each share of Series A Preferred Stock is entitled to 1,000 votes per share on each matter submitted to a vote of shareholders, (c) each share of Series A Preferred Stock shall automatically be converted into
         33.33 shares of the Company's common stock at such time as the Company has amended its Articles of Incorporation to authorize the issuance of a sufficient number of shares of common stock to permit all of the then outstanding shares of Series A Preferred Stock to be converted and (d) the Series A Preferred Stock shall rank pari passu with our common stock as to dividend, liquidation and redemption rights.

         Of the 350,000 authorized shares of Series A Preferred Stock, 197,000 were issued to the former shareholders of Dynamic in connection with the closing of the Stock Exchange Agreement described elsewhere in this Note, and the balance were reserved for issuance in the event of exercise of outstanding options and warrants, and conversion of convertible promissory notes, that are now convertible into shares of the Company. Subsequent to the increase in the number of shares of common stock we are authorized to issue, the 197,000 outstanding shares of Series A Preferred Stock were exchanged for 6,566,667 shares of our common stock, as previously disclosed in the Stock Exchange Agreement section of this Note. (See reverse split of common stock below.)

         ARTICLES OF AMENDMENT INCREASING AUTHORIZED SHARES OF COMMON STOCK

         On January 31, 2006, shareholders authorized an increase in the number of shares of common stock the Company is authorized to issue to 300,000,000. On February 2, 2006, we filed Articles of Amendment with the Secretary of State of Minnesota, amending Article III of the Amended Articles of Incorporation, increasing the authorized shares of common stock to 300,000,000 from 80,000,000. The aggregate number of common and preferred shares that the Company has authority to issue was restated to 320,000,000 from 100,000,000. The Amended Articles of Incorporation were effective upon filing.

         JANUARY 13, 2006 FINANCING TRANSACTION

         On January 13, 2006, the Company entered into a series of documents with MMA Capital, LLC, under which we borrowed $2,000,000 and issued to MMA Capital a Convertible Secured Promissory Note in the aggregate principal amount of $2,000,000. Interest is payable quarterly at the rate of 8% per annum and the outstanding principal amount of the note, together with accrued but unpaid interest, becomes due and payable on January 11, 2007. In the event of default, the interest rate is the greater of ten percent (10%) per annum or the maximum amount permitted by applicable law from the date of the Event of Default until paid in full.

         At the option of the holder, the outstanding principal amount of the promissory note and accrued but unpaid interest may be converted into shares of common stock of the Company at the rate of $1.00 per share, subject to adjustment in the event we issues

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         shares for a consideration of less than $1.00 per share and to reflect the occurrence of forward or reverse stock splits, corporate reorganization or certain other corporate events. The Company agreed to file a registration statement under the Securities Act of 1933, as amended, to register the shares issuable upon conversion of the promissory note. It constitutes an event of default under the note, and subjects us to the payment of liquidated damages, if the registration statement does not become effective on or before July 12, 2006, and does not remain effective for a period of at least 90 days. For each week of non-compliance, liquidated damages will be 2% of the product of
         (a) the sum of the holder's shares of stock not registered on a timely basis and (b) the weekly average closing price of the shares of the Company's common stock. The Company's obligations under the promissory note are collateralized by a security interest in substantially all of our assets.

         In connection with the transaction, we issued a common stock purchase warrant in favor of MMA Capital to purchase up to 2,000,000 shares of the Company's common stock, exercisable for a period of three years, at an exercise price of $1.00 per share, subject to adjustment in the event we issue shares for a consideration of less than $1.00 per share and to reflect the occurrence of forward or reverse stock splits, corporate reorganization or certain other corporate events. If, at the time of exercise, there is not an effective registration statement covering resale of the shares issuable upon exercise of the warrant, the warrant holder may exercise the warrant on a cashless basis, whereby the holder surrenders a portion of the warrants in lieu of paying the exercise price in cash.

         A fee equal to 8% of the proceeds ($160,000) was paid to Forte Capital Partners LLC, an unaffiliated third party, who assisted MMA Capital in connection with the transaction. The transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereunder as a transaction by an issuer not involving any public offering. The $160,000 will be recorded as a deferred debt issuance cost asset to be amortized over the debt term.

         Per SFAS 133 and EITF 00-19, the convertible note will be classified as one financial instrument as it is considered conventional convertible debt. In addition, the warrants are classified as a liability at their fair value of approximately $1,800,000 with a corresponding charge to debt discount. The beneficial conversion value of $200,000 associated with the convertible debt is recorded as a debt discount and additional paid in capital. The debt discount will be amortized over the term of the debt.

         FEBRUARY 8, 2006 ACQUISITION OF CHANGES IN L'ATTITUDES, INC.

         On February 8, 2006 the Company consummated the purchase of all of the issued and outstanding capital stock of Changes in L'Attitudes, Inc. ("CLA"), for a purchase price of $1,750,000. The purchase price consists of a combination of cash ($640,000), shares of our common stock (340,000 shares), and a one-year secured Convertible Debenture in the principal amount of $600,000. The cash portion consists of $200,000 delivered at closing, with the balance to be delivered on or before June 9, 2006, following completion of audits of the financial statements of CLA for the years ended December 31, 2004, and December 31, 2005. The balance of the cash payment will be reduced by any trade payables in excess of short term liquid assets.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         Additional shares of our common stock may be issued if the Company, as part of any subsequent business acquisitions on or before December 31, 2006, issues to the acquiree/seller our common stock at a rate of less than $1.50 per share.

         The Debenture is payable with interest at the rate of 9% per annum, and matures on February 7, 2007 ("Maturity Date"). The Debenture is convertible into our common stock, on or before the Maturity Date, at a rate of $1.50 per share. The conversion rate may be adjusted downward if we, in subsequent acquisitions on or before December 31, 2006, provide consideration that includes convertible securities with a conversion rate of less than $1.50 per share. In the event of any such adjustment, the conversion rate will be adjusted to the most favorable rate offered, but no lower than $1.00 per share. Subsequent to the Closing Date, if the Company obtains cumulative net external financing of $2,500,000 or more, early repayment of 50% of the outstanding balance on the Debenture may be required. If the Company receives in excess of $5,000,000 in cumulative net external financing, an early repayment of the full outstanding balance on the Debenture may be required. The Company has agreed to include resale of the shares issued, and those issuable upon conversion of the Debenture in the next registration statement filed by us. The Convertible Debenture is secured by a lien on the assets of CLA.

         The acquisition of CLA is expected to provide the Company with a direct to consumer selling channel via the internet to the strategically desirable Caribbean leisure market.

         ARTICLES OF CORRECTION TO CHANGE DYNECO CORPORATION'S NAME

         On February 28, 2006, we filed Articles of Correction with the Secretary of State of Minnesota, to change the Company's name to Dynamic Leisure Corporation. These Articles were effective in the State of Minnesota at the close of business on March 3, 2006.

         There was no financial affect related to this filing.

         MARCH 3, 2006 REVERSE SPLIT OF COMMON STOCK

         On January 31, 2006, shareholders approved a 1:30 reverse split of our common stock. On February 28, 2006, we filed Articles of Correction with the Secretary of State of Minnesota, restating previously amended
         Article III with explanation of the approved reverse stock split to be effective at the close of business on March 3, 2006. Dynamic Leisure Corporation's (f/k/a DynEco Corporation) stock began trading post-split on the NASDAQ exchange at the open of business on March 6, 2006. As a result of the reverse stock split, every thirty (30) shares of our common stock outstanding on the effective date was automatically combined into one (1) share. Except as provided with respect to fractional interests, no cash was paid or distributed as a result of the reverse stock split nor were any fractional shares issued as a result of the reverse stock split. In settlement of fractional interests which arose as a result of the reverse stock split, the shareholder was entitled to cash in an amount equal to (a) the market price of one (1) share of common stock immediately following the reverse stock split, multiplied by (b) the fractional share amount immediately following the reverse stock split. Distributions of amounts which may be due shareholders as a result of fractional interests are to be handled for the Company by its transfer agent.

                        DYNECO CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

         The accompanying financial statements as of and for the years ended December 31, 2005 and December 31, 2004 have been retroactively adjusted for the subsequent affect of the reverse stock split and the Stock Exchange Agreement of January 13, 2006 with Dynamic.

         MARCH 6, 2006 ACQUISITION OF ISLAND RESORT TOURS, INC. AND INTERNATIONAL TRAVEL AND RESORTS, INC.

         On March 6, 2006, the Company purchased all of the issued and outstanding capital stock of Island Resort Tours, Inc. ("IRT") and International Travel and Resorts, Inc. ("ITR"), for a purchase price of $4,000,000.

         The purchase price consists of a combination of cash ($1,500,000), shares of the Company's common stock (700,000 shares), and a one-year secured Convertible Promissory Note in the principal amount of $1,450,000. The cash portion consists of $500,000 delivered at closing, with the balance to be delivered on or before May 5, 2006, following completion of audits of the financial statements of IRT and ITR for the years ended December 31, 2004 and December 31, 2005. The balance of the cash payment will be reduced by any trade payables in excess of short-term liquid assets.

         Additional shares of our common stock may be issued if the Company, as part of any subsequent business acquisitions on or before December 31, 2006, issues our common stock to an acquiree/seller at a rate less than $1.50 per share. In such event, additional shares may be issued equivalent to the most favorable rate, but in no event at a rate less than $1.00 per share. Up to an additional 350,000 shares of our common stock could be issued as a result of this adjustment provision.

         The Promissory Note is payable with interest at the rate of 9% per annum and matures on March 6, 2007 (the "Maturity Date"). The Note is convertible into the Company's common stock on or before the Maturity Date at a rate of $1.50 per share. The conversion rate may be adjusted downward if the Company, in subsequent acquisitions on or before December 31, 2006, provides consideration that includes convertible securities with a conversion rate of less than $1.50 per share. In the event of any such adjustment, the conversion rate will be adjusted to the most favorable rate offered, but no lower than $1.00 per share.

         Subsequent to the Closing Date, if the Company obtains cumulative net external financing of $3,500,000 or more prior to the maturity date, early repayment of 50% of the outstanding balance on the Note may be required. If we receive in excess of $7,000,000 in cumulative net external financing prior to the maturity date, an early repayment of the full outstanding balance on the Note may be required. The Company has agreed to include resale of the shares issued and those issuable upon conversion of the Note in the next registration statement filed by us.

         The Convertible Note is secured by a lien on assets of IRT and ITR. The acquisition of IRT and ITR is expected to increase the Company's presence in the desired Caribbean leisure travel market, provide access to key travel industry products, and add to the expertise of the Company's management team.